UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SPORTS FIELD HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Nevada	46-0939465
(State of Incorporation)	(IRS Employer Identification Number)

1020 Cedar Ave

Suite 230

St. Charles, Illinois 60174

978-914-7570

(Address, including zip code, and telephone number, including area code,

of registrant’s principal executive offices)

Please send copies of all communications to:

BRUNSON CHANDLER & JONES, PLLC

Walker Center

175 South Main Street

Suite 1410

Salt Lake City, Utah 84111

801-303-5730

(Address, including zip code, and telephone, including area code)

Approximate date of proposed sale to the public: From time to time after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	[ ]	Accelerated filer	[ ]
Non-accelerated filer	[ ](Do not check if a smaller reporting company)	Smaller reporting company	[X]
		Emerging growth company	[ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. [  ]

CALCULATION OF REGISTRATION FEE

Title of Each Class of securities to be registered	Amount of shares of common stock to be registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (3)

Common Stock	7,000,000	$0.20	$1,400,000	$169.68

(1)	In accordance with Rule 416(a), this registration statement shall also cover an indeterminate number of shares that may be issued and resold resulting from stock splits, stock dividends or similar transactions.
(2)	Based on the lowest closing price of the Company’s common stock during the ten consecutive trading day period immediately prior to July 11, 2019, of $0.20. The shares offered hereunder may be sold by the selling stockholder from time to time in the open market, through privately negotiated transactions, via a combination of these methods at market prices prevailing at the time of sale, or at negotiated prices.
(3)	The fee is calculated by multiplying the aggregate offering amount by .00012120, pursuant to Section 6(b) of the Securities Act of 1933.

We hereby amend this registration statement on such date or dates as may be necessary to delay our effective date until the registrant shall file a further amendment which specifically states that this registration statement shall, thereafter, become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a) may determine.

PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION DATED JULY ____, 2019

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Sports Field Holdings, Inc.

7,000,000 Common Shares

The selling stockholder identified in this prospectus may offer an indeterminate number of shares of the Company’s common stock, which will consist of up to 7,000,000 shares of common stock to be sold by the selling stockholder, GHS Investments LLC (“GHS”), pursuant to an Equity Financing Agreement (the “Financing Agreement”) dated May 1, 2019. If issued presently, the 7,000,000 shares of common stock registered for resale by GHS would represent approximately 23.1% of the Company’s issued and outstanding shares of common stock, based on the Company’s issued and outstanding 23,318,980 shares of common stock as of July 11, 2019.

The selling stockholder may sell all or a portion of the shares being offered pursuant to this prospectus at fixed prices and prevailing market prices at the time of sale, at varying prices, or at negotiated prices.

We will not receive any proceeds from the sale of the shares of our common stock by GHS. However, we will receive proceeds from our initial sale of shares to GHS pursuant to the Financing Agreement. We will sell shares of our common stock to GHS at a price equal to the lowest closing price of our common stock during the ten (10) consecutive trading day period ending on the date on which we deliver a put notice to GHS (the “Market Price”), and we will be obligated to simultaneously deliver an additional number of shares equal to an aggregate of 20% of the put notice amount based on the Market Price. For example, if we delivered a put notice to GHS for $50,000, and the Market Price were $0.20/share, we would be obligated to issue GHS $60,000 of our common stock based on the Market Price, or 300,000 shares.

GHS is an underwriter within the meaning of the Securities Act of 1933, and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act of 1933 in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act of 1933.

Our common stock is quoted on the OTC Link LLC (“OTC Link”) quotation system, operated by OTC Markets Group, Inc., and trades on the OTCQB market under the symbol “SFHI”. On July 11, 2019, the last reported sale price for our common stock was $0.20 per share.

Prior to this offering, there has been a very limited market for our securities. While our common stock is quoted on the OTC Link, there has been negligible trading volume. There is no guarantee that an active trading market for our common stock will develop.

This offering is highly speculative and these securities involve a high degree of risk and should be considered only by persons who can afford the loss of their entire investment. See “Risk Factors” beginning on page 2. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is _________, 2019.

Table of Contents

The following table of contents has been designed to help you find information contained in this prospectus. We encourage you to read the entire prospectus.

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We have not authorized any person to give you any supplemental information or to make any representations for us. You should not rely upon any information about our company that is not contained in this prospectus. Information contained in this prospectus may become stale. You should not assume the information contained in this prospectus or any prospectus supplement is accurate as of any date other than their respective dates, regardless of the time of delivery of this prospectus, any prospectus supplement or of any sale of the shares. Our business, financial condition, results of operations, and prospects may have changed since those dates. The selling stockholder is offering to sell and is seeking offers to buy shares of our common stock, only in jurisdictions where offers and sales are permitted.

In this prospectus, “Sports Field,” the “Company,” “we,” “us,” and “our” refer to Sports Field Holdings, Inc., a Nevada corporation.

SUMMARY INFORMATION

You should carefully read all information in the prospectus, including the financial statements and their explanatory notes under the Financial Statements section of this prospectus prior to making an investment decision.

Overview

Sports Field Holdings, Inc. (the “Company” or “Sports Field”), through its wholly owned subsidiary FirstForm, Inc. (formerly SportsField Engineering, Inc., “FirstForm”), is an innovative product development company engaged in the design, engineering and construction of athletic fields, facilities and sports complexes and the sale of customized synthetic turf products and synthetic track systems.

According to Applied Market Information (AMI), over 2,000 athletic field projects were constructed in the U.S. in 2015, creating a $1.8 billion synthetic turf market. These statistics are supported by the number of square meters of synthetic turf manufactured and installed in the U.S. in 2015 based on an average size of 80,000 sqft per project. According to Acute Market Reports, the synthetic turf market was valued at $3.25 billion and is estimated to reach $8.56 billion by 2026. We believe synthetic turf fields have become the field of choice for public and private schools, municipal parks and recreation departments, non-profit and for-profit sports venue businesses, residential and commercial landscaping and golf related venues. We believe this is due to the spiraling costs associated with maintaining natural grass athletic fields and the demand for increased playing time, durability of the playing surface and the ability to play on that surface in any weather conditions.

Although synthetic turf athletic fields and synthetic turf have become a viable alternative to natural grass fields, there are a number of technical and environmental issues that have arisen through the evolution of the development of turf and the systems designed around its installation. Sports Field has focused on addressing the main technical issues that still remain with synthetic turf athletic fields and synthetic turf including but not limited to environmental and safety concerns related to infill used in synthetic turf fields as well the reduction of surface heat, Gmax levels (the measure of how much force the surface absorbs and in return, how much is returned to the athlete) as well drainage issues related to the base construction of a turf installation.

In addition to increased need for available playing space, collegiate athletic facilities have become an attractive recruiting tool for many institutions. The competition for athletes and recruiting has resulted in a multitude of projects to build new or upgrade existing facilities. These facilities projects include indoor fields, bleachers, press boxes, lighting, concession stands as well as locker rooms and gymnasiums. We believe that our position in the sports facilities design, construction and turf sales industry allows us to benefit from this spending because we are able to compete for sale of the turf as well as the design and construction revenue on such projects, whereas our competitors can typically only compete for the turf components or the construction revenue, but not all three. In fact, according to an IBIS report, there were no national firms competing in these sectors that have even 5% market share.

Through our strategic operations design, we have the ability to operate throughout the U.S. and provide high quality synthetic turf systems focused on player safety and performance and construct those facilities for our clients using a single partner. Due to our ability to design, estimate, engineer, general contract and install our solutions, we can spend more of every owner dollar on product rather than margin and overhead, thereby delivering a premium product at market rates for our customers. Since inception we have completed a variety of projects from the design, engineering and build of entire football stadiums to the installation of a specialized turf track systems. Our team has also designed, engineered and installed baseball stadiums, soccer and lacrosse fields, indoor soccer facilities, softball fields and running tracks and for private sports venues, public and private high schools and public and private universities. In addition, we have designed and engineered and constructed concession stands with full kitchen facilities, restroom structures, press boxes, baseball dugouts, bleacher seating, ticket booths, locker room facilities and gymnasium expansion projects.

GHS Equity Financing Agreement and Registration Rights Agreement

Summary of the Offering

Shares currently outstanding:	23,318,980

Shares being offered:	7,000,000

Offering Price per share:	The selling stockholder may sell all or a portion of the shares being offered pursuant to this prospectus at fixed prices, at prevailing market prices at the time of sale, at varying prices, or at negotiated prices.

Use of Proceeds:	The Company will not receive any proceeds from the sale of the shares of our common stock by the selling stockholder. However, we will receive proceeds from our initial sale of shares to GHS pursuant to the Financing Agreement. The proceeds from the initial sale of shares will be used for the purpose of providing the company working capital.

OTC Markets Symbol:	SFHI

Risk Factors:	See “Risk Factors” beginning on page 2 and the other information in this prospectus for a discussion of the factors you should consider before deciding to invest in shares of our common stock.

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RISK FACTORS

This investment has a high degree of risk. Before you invest you should carefully consider the risks and uncertainties described below and the other information in this prospectus. If any of the following risks actually occur, our business, operating results and financial condition could be harmed and the value of our stock could go down. This means you could lose all or a part of your investment.

Special Information Regarding Forward-Looking Statements

Some of the statements in this prospectus are “forward-looking statements.” These forward-looking statements involve certain known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. These factors include, among others, the factors set forth herein under “Risk Factors.” The words “believe,” “expect,” “anticipate,” “intend,” “plan,” and similar expressions identify forward-looking statements. We caution you not to place undue reliance on these forward-looking statements. We undertake no obligation to update and revise any forward-looking statements or to publicly announce the result of any revisions to any of the forward-looking statements in this document to reflect any future or developments.

RISKS RELATED TO OUR COMPANY

WE ARE NOT YET PROFITABLE AND MAY NEVER BE PROFITABLE.

Since inception through December 31, 2018, Sports Field has raised $10,900,611 in capital. During this same period, we have recorded net accumulated losses totaling $19,566,530. As of December 31, 2018, we had a working capital deficit of $(7,756,792) Our net losses for the two most recent fiscal years ended December 31, 2018 and 2017 have been $(3,743,434) and ($1,865,516), respectively. Our ability to achieve profitability depends upon many factors, including the ability to develop and commercialize products. There can be no assurance that we will ever achieve profitable operations.

WE HAVE SUBSTANTIAL DOUBT RELATED TO THE COMPANY’S ABILITY TO CONTINUE AS A GOING CONCERN.

Our historical operating results indicate substantial doubt exists related to the Company’s ability to continue as a going concern. As reflected in the accompanying consolidated financial statements, as of December 31, 2018, the Company had a working capital deficit of $(7,756,792). As of December 31, 2018, the Company has cash of $247 and net loss and net cash used in operating activities of $(3,743,434) and $(510,086), respectively, for the year ended December 31, 2018, and an accumulated deficit totaling $(19,566,530). Substantially all of our accumulated deficit has resulted from losses incurred on construction projects, costs incurred in connection with our research and development and general and administrative costs associated with our operations. These factors raise substantial doubt about the Company’s ability to continue as a going concern through July 31, 2020.

We expect that for the next 12 months, our operating cash burn will be approximately $2 million, excluding repayments of existing debts at December 31, 2018, in the aggregate amount of approximately $1.8 million. Our cash requirements relate primarily to working capital needed to operate and grow our business, including funding operating expenses and continued development and expansion of our products/services. Our ability to achieve profitability and meet future liquidity needs and capital requirements will depend upon numerous factors, including the timing and size of awarded contracts; operating expenses; working capital needs; expanding our sales team and business development opportunities; developing a marketing program; warranty and other post-implementation services; and hiring and training construction and administrative staff; as well as the extent to which our brand and construction services gain market acceptance and our ongoing and any new research and development programs; and changes in our strategy or our planned activities.

We have experienced and continue to experience negative cash flows from operations and we expect to continue to incur net losses in the foreseeable future.

The Company will require additional funding to finance the growth of its current and expected future operations as well as to achieve its strategic objectives. The Company believes its current available cash along with anticipated revenues may be insufficient to meet its cash needs for the near future. There can be no assurance that financing will be available in amounts or terms acceptable to the Company, if at all. If we are not able to obtain financing when needed, we may be unable to carry out our business plan. As a result, we may have to significantly limit our operations and our business, financial condition and results of operations would be materially harmed.

To date, we have funded our operational short-fall primarily through private offerings of common stock, convertible notes and promissory notes, billings in excess of costs, our line of credit and factoring of receivables. The Company believes it has potential financing sources in order to raise the capital necessary to fund operations through June 30, 2020.

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WE HAVE A LIMITED OPERATING HISTORY.

We have been in existence for approximately five years. Our limited operating history means that there is a high degree of uncertainty in our ability to: (i) develop and commercialize our products; (ii) achieve market acceptance of our products; or (iii) respond to competition. Additionally, even if we do implement our business plan, we may not be successful. No assurances can be given as to exactly when, if at all, we will be able to recognize profits high enough to sustain our business. We face all the risks inherent in a new business, including the expenses, difficulties, complications, and delays frequently encountered in connection with conducting operations, including capital requirements. Given our limited operating history, we may be unable to effectively implement our business plan which could materially harm our business or cause us to cease operations.

WE MAY SUFFER LOSSES IF OUR REPUTATION IS HARMED.

Our ability to attract and retain customers and employees may be adversely affected to the extent our reputation is damaged. If we fail, or appear to fail, to deal with various issues that may give rise to reputational risk, we could harm our business prospects. These issues include, but are not limited to, appropriately dealing with potential conflicts of interest, legal and regulatory requirements, ethical issues, money-laundering, privacy, record-keeping, sales and trading practices, and the proper identification of the legal, reputational, credit, liquidity, and market risks inherent in our business. Failure to appropriately address these issues could also give rise to additional legal risk to us, which could, in turn, increase the size and number of claims and damages asserted against us or subject us to regulatory enforcement actions, fines, and penalties.

WE DEPEND ON OUR CHIEF EXECUTIVE OFFICER AND THE LOSS OF HIS SERVICES COULD ADVERSELY AFFECT OUR BUSINESS.

We place substantial reliance upon the efforts and abilities of Jeromy Olson, our Chief Executive Officer. Though no individual is indispensable, the loss of the services of Mr. Olson could have a material adverse effect on our business, operations, revenues or prospects. We do not maintain key man life insurance on the life of Mr. Olson.

Our success depends on attracting and retaining qualified personnel and subcontractors in a competitive environment.

The success of our business is dependent on our ability to attract, develop and retain qualified personnel advisors and subcontractors. Changes in general or local economic conditions and the resulting impact on the labor market may make it difficult to attract or retain qualified individuals in the geographic areas where we perform our work. If we are unable to provide competitive compensation packages, high-quality training programs and attractive work environments or to establish and maintain successful partnerships, our ability to profitably execute our work could be adversely impacted.

Accounting for our revenues and costs involves significant estimates.

Accounting for our contract-related revenues and costs, as well as other expenses, requires management to make a variety of significant estimates and assumptions. Although we believe we have sufficient experience and processes to enable us to formulate appropriate assumptions and produce reasonably dependable estimates, these assumptions and estimates may change significantly in the future and could result in the reversal of previously recognized revenue and profit. Such changes could have a material adverse effect on our financial position and results of operations.

WE COMPLETED A DEBT FINANCING WHICH IS secured by the grant of a security interest in all of our assets and upon a default the lender may foreclose on all of our assets.

In July 2016, we entered into the Loan Agreement with Genlink, pursuant to which Genlink made available to the Company a Revolving Loan. Pursuant to the Loan Agreement, the Company issued the Genlink Note up to an aggregate principal amount of One Million Dollars ($1,000,000), of which the Company has borrowed $1,000,000 to date, which was payable on December 20, 2017. Additionally, pursuant to the Loan Agreement, the Company and Genlink entered into the Security Agreement, pursuant to which the Company granted Genlink a senior security interest in substantially all of the Company’s assets as security for repayment of the Revolving Loan. In the event of the Company’s failure to make payments or to otherwise comply with the terms of the Revolving Loan under the Security Agreement or the Genlink Note, Genlink can declare a default and seek to foreclose on the Company’s assets. If the Company is unable to repay or refinance such indebtedness it may be forced to cease operations and the holders of the Company’s securities may lose their entire investment. In December 2017, this Loan Agreement was extended through January 25, 2019, and converted to a term loan bearing interest at 15% with monthly payments of $20,833 in principal plus interest with a balloon payment of $729,167 due on the maturity date. The Company incurred $10,000 in debt issuance costs as part of the modification which are recorded as debt discount and amortized over the agreement. In November 2018, this Loan Agreement was amended in order to increase the principal amount to $1,125,000, with the maturity extended through November 25, 2020, with interest at 15% requiring monthly payments of $26,650 in principal (scheduled to start in March 2019) plus interest with a balloon payment of $592,000 due on the maturity date. As additional security for the term loan, the Company placed 970,000 shares of common stock into reserve. The Company has not yet begun making payments.

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Our contract backlog is subject to unexpected adjustments and cancellations and could be an uncertain indicator of our future earnings.

We cannot guarantee that the revenues projected in our contract backlog will be realized or, if realized, will be profitable. Projects reflected in our contract backlog may be affected by project cancellations, scope adjustments, time extensions or other changes. Such changes may adversely affect the revenue and profit we ultimately realize on these projects.

IF WE FAIL TO ESTABLISH AND MAINTAIN AN EFFECTIVE SYSTEM OF INTERNAL CONTROL, WE MAY NOT BE ABLE TO REPORT OUR FINANCIAL RESULTS ACCURATELY OR TO PREVENT FRAUD. ANY INABILITY TO REPORT AND FILE OUR FINANCIAL RESULTS ACCURATELY AND TIMELY COULD HARM OUR REPUTATION AND ADVERSELY IMPACT THE TRADING PRICE OF OUR SECURITIES.

Effective internal controls are necessary for us to provide reliable financial reports and prevent fraud. If we cannot provide reliable financial reports or prevent fraud, we may not be able to manage our business as effectively as we would if an effective control environment existed, and our business and reputation with investors may be harmed. As a result of our small size, any current internal control deficiencies may adversely affect our financial condition, results of operation and access to capital.

We currently have insufficient written policies and procedures for accounting and financial reporting with respect to the requirements and application of US GAAP and SEC disclosure requirements. Additionally, there is a lack of formal process and timeline for closing the books and records at the end of each reporting period and such weaknesses restrict the Company’s ability to timely gather, analyze and report information relative to the financial statements. As a result, our management has concluded that as of December 31, 2018, we have material weaknesses in our internal control procedures and our internal control over financial reporting was ineffective.

Because of the Company’s limited resources, there are limited controls over information processing. There is inadequate segregation of duties consistent with control objectives. Our Company’s management is composed of a small number of individuals resulting in a situation where limitations on segregation of duties exist. In order to remedy this situation, we would need to hire additional staff.

PENDING AND THREATENED CLAIMS.

Claims have been brought or threatened against the Company, and additional legal claims may arise from time to time. The Company may not be successful in the defense or prosecution of our current or future legal proceedings, which could result in settlement or damages that could significantly impact the Company’s business, financial conditions, results of operations and reputation. Please see the further discussion in “Legal Proceedings” section below.

PENDING AND THREATENED CLAIMS RELATING TO DEFAULT UNDER THE COMPANY’S OUTSTANDING NOTES.

As described in the notes to the Company’s consolidated financial statements, the Company was not compliant with the repayment terms of some of its notes. The Company is currently conducting good faith negotiations with the relevant note holders to further extend the maturity dates, however, there can be no assurance that any such extensions will be granted. At this time, no further action has been taken by the respective note holders in connection with the Company’s noncompliance with the repayment terms of the notes. It is possible that the Company’s results of operations, cash flows or financial position could be materially adversely affected by any unfavorable outcome or settlement of this matter. Additionally, resolution of this matter, through litigation or otherwise, may require significant expenditures of time and other resources. To the extent that litigation is pursued as a means of resolving this matter, litigation is inherently uncertain, and the Company could experience significant adverse results, including but not limited to adverse publicity surrounding the litigation and significant reputational harm.

RISKS RELATING TO OUR INDUSTRY

THE INSTALLATION OF SYNTHETIC TURF IS A HIGHLY COMPETITIVE INDUSTRY.

The installation of synthetic turf is a highly competitive and highly fragmented industry. Competing companies may be able to beat our bids for the more desirable projects. As a result, we may be forced to lower bids on projects to compete effectively, which would then lower the fees we can generate. We may compete for the management and installation of synthetic turf with many entities, including nationally recognized companies. Many competitors may have substantially greater financial resources than we do. In addition, certain competitors may be willing to accept lower fees for their services.

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THE SUCCESS OF OUR BUSINESS IS SIGNIFICANTLY RELATED TO GENERAL ECONOMIC CONDITIONS AND, ACCORDINGLY, OUR BUSINESS COULD BE HARMED BY THE ECONOMIC SLOWDOWN AND DOWNTURN IN FINANCING OF PUBLIC WORKS CONTRACTS.

Our business is closely tied to general economic conditions. As a result, our economic performance and the ability to implement our business strategies may be affected by changes in national and local economic conditions. During an economic downturn funding for public contracts tends to decrease significantly thereby limiting the growth and opportunities available for new and established businesses in the synthetic turf industry. An economic downturn may limit the number of projects that we are able to bid on and limit the opportunities we have to penetrate the synthetic turf industry, stunting the Company’s growth prospects and having a material adverse effect on our business.

THE COMPANY’S BUSINESS MAY BE SUBJECT TO THE EFFECTS OF ADVERSE PUBLICITY AND NEGATIVE PUBLIC PERCEPTION RELATED TO SYNTHETIC TURF PRODUCTS.

Negative public perception regarding our industry resulting from, among other things, concerns raised by advocacy groups or the public in general about synthetic turf fields and the potential impact on human health related to certain chemical compounds found in the infill of such fields may negatively impact the sales of synthetic turf products. Despite not using any toxic or known harmful materials in our products, there can be no assurance that the Company will not be subject to adverse publicity or negative public perception surrounding the impact on human health of synthetic turf and related products in the future or that such negative public perception would not have an adverse or material negative impact on its financial position, results of operations or cash flows.

IF WE ARE UNABLE TO OBTAIN RAW MATERIALS IN A TIMELY MANNER OR IF THE PRICE OF RAW MATERIALS INCREASES SIGNIFICANTLY, PRODUCTION TIME AND PRODUCT COSTS COULD INCREASE, WHICH MAY ADVERSELY AFFECT OUR BUSINESS.

Synthetic turf made to our specifications can be purchased from a variety of manufacturers, there are several sources of all of our infill products and two manufacturers from which we can purchase expanded polypropylene shock and drainage pads. We do not anticipate any supply issues due to the fact that the raw materials to develop these products are readily available and currently not scarce. We do not have any exclusive supplier contracts for our products. We buy our pad, infill components and turf from manufacturers at the best price we can negotiate based on volume discounts but if the prices of the raw materials necessary to make these products, including the yarn, backing and infill in our products, rise significantly, we may be unable to pass on the increased cost to our customers. Our results of operations could be adversely affected if we are unable to obtain adequate supplies of raw materials in a timely manner or at reasonable cost. In addition, from time to time, we may need to reject raw materials that do not meet our specifications, resulting in potential delays or declines in output. Furthermore, problems with our raw materials may give rise to compatibility or performance issues in our products, which could lead to an increase in customer returns or product warranty claims. Errors or defects may arise from raw materials supplied by third parties that are beyond our detection or control, which could lead to additional customer returns or product warranty claims that may adversely affect our business and results of operations.

Failure to maintain safe work sites could result in significant losses.

Construction and maintenance sites are potentially dangerous workplaces and often put our employees and others in close proximity with mechanized equipment, moving vehicles, chemical and manufacturing processes, and highly regulated materials. On many sites, we are responsible for safety and, accordingly, must implement safety procedures. If we fail to implement these procedures or if the procedures we implement are ineffective, we may suffer the loss of or injury to our employees, as well as expose ourselves to possible litigation. Our failure to maintain adequate safety standards could result in reduced profitability or the loss of projects or clients, and could have a material adverse impact on our financial position, results of operations, cash flows and liquidity.

An inability to obtain bonding could have a negative impact on our operations and results.

We may be required to provide surety bonds securing our performance for some of our public and private sector contracts. Our inability to obtain reasonably priced surety bonds in the future could significantly affect our ability to be awarded new contracts, which could have a material adverse effect on our financial position, results of operations, cash flows and liquidity.

Design-build contracts subject us to the risk of design errors and omissions.

Design-build is increasingly being used as a method of project delivery as it provides the owner with a single point of responsibility for both design and construction. We may subcontract design responsibility to outside architects and engineers. In the event of a design error or omission causing damages, there is risk that the subcontractor or their errors and omissions insurance would not be able to absorb the liability. In this case, we may be responsible, resulting in a potentially material adverse effect on our financial position, results of operations, cash flows and liquidity.

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some of our contracts have penalties for late completion.

In some instances, including many of our fixed price contracts, we guarantee that we will complete a project by a certain date. If we subsequently fail to complete the project as scheduled, we may be held responsible for costs resulting from the delay, generally in the form of contractually agreed-upon liquidated damages. To the extent these events occur, the total cost of the project could exceed our original estimate and we could experience reduced profits or a loss on that project.

Strikes or work stoppages could have a negative impact on our operations and results.

Some of our projects require union labor and although we have not experienced strikes or work stoppages in the past, such labor actions could have a significant impact on our operations and results if they occur in the future.

Failure of our subcontractors to perform as anticipated could have a negative impact on our results.

We subcontract portions of many of our contracts to specialty subcontractors, but we are ultimately responsible for the successful completion of their work. Although we seek to require bonding or other forms of guarantees, we are not always successful in obtaining those bonds or guarantees from our higher-risk subcontractors. In this case we may be responsible for the failures on the part of our subcontractors to perform as anticipated, resulting in a potentially adverse impact on our cash flows and liquidity. In addition, the total costs of a project could exceed our original estimates and we could experience reduced profits or a loss for that project, which could have an adverse impact on our financial position, results of operations, cash flows and liquidity.

WE MUST ANTICIPATE AND RESPOND TO RAPID TECHNOLOGICAL CHANGE.

The market for our products and services is characterized by technological developments and evolving industry standards. These factors will require us to continually improve the performance and features of our products and services and to introduce new products and services, particularly in response to offerings from our competitors, as quickly as possible. As a result, we might be required to expend substantial funds for and commit significant resources to the conduct of continuing product development. We may not be successful in developing and marketing new products and services that respond to competitive and technological developments, customer requirements, or new design and production techniques. Any significant delays in product development or introduction could have a material adverse effect on our operations.

FAILURE TO PROTECT OUR INTELLECTUAL PROPERTY OR TECHNOLOGY OR OBTAIN RIGHTS TO USE OTHERS’ INTELLECTUAL PROPERTY OR TECHNOLOGY COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS.

We take steps to protect our intellectual property rights such as filing for patent protection where we deem appropriate. However, there is no guarantee that any technology we seek to protect will, in fact, be granted patent protection or any other form of intellectual property protection. Consequently, if we are unable to secure exclusive rights in such technology, our competitors may be free to use such technology as well. We may at times also be subject to the risks of claims and litigation alleging infringement of the intellectual property rights of others. There is no guarantee that we will be able to resolve such claims or litigations favorably, and may, as a result, be exposed to adverse decisions in such litigations which may require us to pay damages, cease using certain technologies or products, or license certain technology, which licenses may not be available to us on commercially reasonable terms or at all. Moreover, intellectual property litigation, regardless of the ultimate outcomes, is time-consuming and expensive and can result in the distraction of management personnel and expenditure of consider resources in defending against any such infringement claims.

WE RELY UPON THIRD-PARTY MANUFACTURERS AND SUPPLIERS, WHICH PUTS US AT RISK FOR THIRD-PARTY BUSINESS INTERRUPTIONS.

We rely on third-party manufactures and suppliers for the individual products that we use to create our system which we then sell to owners. We have dozens of tufting companies to choose from in manufacturing our specific design for turf and bid them out often. We also have multiple suppliers for all of our infill contents as well as several shock pad suppliers of which we have used two to three of each historically. The success for our business depends in part on our ability to retain such third-party manufacturers and suppliers to provide subparts for our products and materials for the services we provide. If manufacturers and suppliers fail to perform, our ability to market products and to generate revenue would be adversely affected. Our failure to deliver products and services in a timely manner could lead to customer dissatisfaction and damage to our reputation, cause customers to cancel contracts and to stop doing business with us.

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LOWER THAN EXPECTED DEMAND FOR OUR PRODUCTS AND SERVICES WILL IMPAIR OUR BUSINESS AND COULD MATERIALLY ADVERSELY AFFECT OUR RESULTS OF OPERATIONS AND FINANCIAL CONDITION.

Currently, there are approximately 12,000-13,000 synthetic turf fields installed in the U.S. and approximately 1,200-1,500 new fields installed every year, according to the Synthetic Turf Council. Given that there are approximately 50,000 colleges and high schools in the U.S. with athletic programs, in so far as athletic fields are concerned, at some point in the future, saturation will slow the growth of the industry. If we meet a lower demand for our products and services than we are expecting, our business results and operations and financial condition are likely to be materially adversely affected. Moreover, overall demand for synthetic turf products and services in general may grow slowly or decrease in upcoming quarters and years because of unfavorable general economic conditions, decreased spending by schools and municipalities in need of synthetic turf products or otherwise. This may reflect a saturation of the market for synthetic turf. To the extent that there is a slowdown in the overall market for synthetic turf, our business, results of operations and financial condition are likely to be materially adversely affected.

WE MAY BE SUBJECT TO THE RISK OF SUBSTANTIAL ENVIRONMENTAL LIABILITY AND LIMITATIONS ON OUR OPERATIONS BROUGHT ABOUT BY THE REQUIREMENTS OF ENVIRONMENTAL LAWS AND REGULATIONS.

We may be subject to various federal, state and local environmental, health and safety laws and regulations concerning issues such as, wastewater discharges, solid and hazardous materials and waste handling and disposal, landfill operation and closure. While Sports Field believes that it is and will continue to manufacture products in compliance with all applicable environmental laws and regulations, the risks of substantial additional costs and liabilities related to compliance with such laws and regulations are an inherent part of our business.

Risks Relating to Ownership of our SECURITIES

WE CURRENTLY DO NOT INTEND TO PAY DIVIDENDS ON OUR COMMON STOCK. AS A RESULT, YOUR ONLY OPPORTUNITY TO ACHIEVE A RETURN ON YOUR INVESTMENT IS IF THE PRICE OF OUR COMMON STOCK APPRECIATES.

We currently do not expect to declare or pay dividends on our common stock. In addition, our Revolving Loan with Genlink restricts our ability to declare or pay dividends on our common stock so long as it remains outstanding. As a result, your only opportunity to achieve a return on your investment will be if the market price of our common stock appreciates and you sell your shares and shares underlying your warrants at a profit.

YOU MAY EXPERIENCE DILUTION OF YOUR OWNERSHIP INTEREST DUE TO THE FUTURE ISSUANCE OF ADDITIONAL SHARES OF OUR COMMON STOCK.

We are in a highly competitive business and we might not have sufficient funds to finance the growth of our business or to support our projected capital expenditures. As a result, we will require additional funds from future equity or debt financings, including potential sales of preferred shares or convertible debt, to complete the development of new projects and pay the general and administrative costs of our business. We may in the future issue our previously authorized and unissued securities, resulting in the dilution of the ownership interests of holders of our common stock. We are currently authorized to issue 250,000,000 shares of common stock and 20,000,000 shares of preferred stock. We may also issue additional shares of common stock or other securities that are convertible into or exercisable for common stock in future public offerings or private placements for capital raising purposes or for other business purposes. The future issuance of a substantial quantity of common stock into the public market, or the perception that such issuance could occur, could adversely affect the prevailing market price of our common shares. A decline in the price of our common stock could make it more difficult to raise funds through future offerings of our common stock or securities convertible into common stock.

Our Certificate of Incorporation allows for our board of directors to create new series of preferred stock without further approval by our stockholders, which could have an anti-takeover effect and could adversely affect holders of our common stock.

Our authorized capital includes preferred stock issuable in one or more series. Our board of directors has the authority to issue preferred stock and determine the price, designation, rights, preferences, privileges, restrictions and conditions, including voting and dividend rights, of those shares without any further vote or action by stockholders. The rights of the holders of common stock will be subject to, and may be adversely affected by, the rights of holders of any preferred stock that may be issued in the future. The issuance of preferred stock, while providing desirable flexibility in connection with possible financings and acquisitions and other corporate purposes, could make it more difficult for a third party to acquire a majority of the voting power of our outstanding voting securities, which could deprive our holders of common stock to purchase common stock at a premium that they might otherwise realize in connection with a proposed acquisition of our company.

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IF AND WHEN A LARGER TRADING MARKET FOR OUR SECURITIES DEVELOPS, THE MARKET PRICE OF SUCH SECURITIES IS STILL LIKELY TO BE HIGHLY VOLATILE AND SUBJECT TO WIDE FLUCTUATIONS, AND YOU MAY BE UNABLE TO RESELL YOUR SECURITIES AT OR ABOVE THE PRICE AT WHICH YOU ACQUIRED THEM.

The stock market in general has experienced extreme volatility that has often been unrelated to the operating performance of particular companies. As a result of this volatility, you may not be able to sell your securities that you purchase in at or above the price you paid for such securities. The market price for our securities may be influenced by many factors that are beyond our control, including, but not limited to:

●	variations in our revenue and operating expenses;

●	market conditions in our industry and the economy as a whole;

●	actual or expected changes in our growth rates or our competitors’ growth rates;

●	developments in the financial markets and worldwide or regional economies;

●	variations in our financial results or those of companies that are perceived to be similar to us;

●	announcements by the government relating to regulations that govern our industry;

●	sales of our common stock or other securities by us or in the open market;

●	changes in the market valuations of other comparable companies;

●	general economic, industry and market conditions; and

●	the other factors described in this “Risk Factors” section.

The trading price of our shares might also decline in reaction to events that affect other companies in our industry, even if these events do not directly affect us. Each of these factors, among others, could harm the value of your investment in our securities. In the past, following periods of volatility in the market, securities class-action litigation has often been instituted against companies. Such litigation, if instituted against us, could result in substantial costs and diversion of management’s attention and resources, which could materially and adversely affect our business, operating results and financial condition.

If securities or industry analysts do not publish or cease publishing research or reports about us, our business or our market, or if they change their recommendations regarding our stock adversely, our stock price and trading volume could decline.

The trading market for our common stock and warrants will be influenced by the research and reports that industry or securities analysts may publish about us, our business, our market or our competitors. If any of the analysts who may cover us change their recommendation regarding our stock adversely, or provide more favorable relative recommendations about our competitors, our securities price would likely decline. If any analyst who may cover us were to cease coverage of our company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline.

RISKS RELATED TO THE OFFERING

OUR EXISTING STOCKHOLDERS MAY EXPERIENCE SIGNIFICANT DILUTION FROM THE SALE OF OUR COMMON STOCK PURSUANT TO THE GHS FINANCING AGREEMENT.

The sale of our common stock to GHS Investments LLC (“GHS”) in accordance with the GHS Equity Financing Agreement (“Financing Agreement”) may have a dilutive impact on our shareholders. As a result, the market price of our common stock could decline. In addition, the lower our stock price is at the time we exercise our put options, the more shares of our common stock we will have to issue to GHS in order to exercise a put under the Financing Agreement. If our stock price decreases, then our existing shareholders would experience greater dilution for any given dollar amount raised through the offering.

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The perceived risk of dilution may cause our stockholders to sell their shares, which may cause a decline in the price of our common stock. Moreover, the perceived risk of dilution and the resulting downward pressure on our stock price could encourage investors to engage in short sales of our common stock. By increasing the number of shares offered for sale, material amounts of short selling could further contribute to progressive price declines in our common stock. GHS is not permitted to engage in short sales involving our common stock, or to engage in other activities that could manipulate the market for our common stock, during the period commencing May 1, 2019, and continuing through the termination of the Financing Agreement.

THE ISSUANCE OF SHARES PURSUANT TO THE GHS FINANCING AGREEMENT MAY HAVE A SIGNIFICANT DILUTIVE EFFECT.

The number of shares we issue pursuant to the Financing Agreement with GHS could have a significant dilutive effect upon our existing shareholders. Although the number of shares that we may issue pursuant to the Financing Agreement will vary based on our stock price (the higher our stock price, the fewer shares we have to issue), there may be a significant potential dilutive effect to our shareholders, based on different potential future stock prices, if the full amount of the Financing Agreement is realized. Dilution is impacted by the number of shares of common stock put to GHS, and the stock price which GHS is bound to pay for such shares, which is discounted to reflect an effective purchase price of approximately 83.33% of the lowest closing price during the pricing period as described below.

GHS WILL EFFECTIVELY BE PAYING LESS THAN THE THEN-PREVAILING MARKET PRICE OF OUR COMMON STOCK WHICH COULD CAUSE THE PRICE OF OUR COMMON STOCK TO DECLINE.

Our common stock to be issued under the GHS Financing Agreement will be purchased at an effective 16.67% discount. Stated more precisely, GHS will pay 100% of the lowest closing price during the ten consecutive trading days immediately preceding each notice to GHS of an election to exercise our “put” right (the “Market Price”), but GHS is entitled to receive a 20% share premium with each put notice sale of shares. For example, if we delivered a put notice to GHS for $50,000, we would be obligated to issue GHS $60,000 of our common stock based on the Market Price, or 300,000 shares. The 20% share premium GHS will receive with each put notice means that GHS will effectively be purchasing our shares at a 16.67% discount to the Market Price.

GHS has a financial incentive to sell our shares immediately upon receiving them, to realize the profit between the effective discounted price and the then-current market price. If GHS sells our shares, the price of our common stock may decrease. If our stock price decreases, GHS may have further incentive to sell its shares to maximize the proceeds of its sales. Accordingly, the effective discounted sales price of our shares pursuant to the Financing Agreement may cause the price of our common stock to decline.

WE MAY NOT HAVE ACCESS TO THE FULL AMOUNT UNDER THE FINANCING AGREEMENT.

On July 11, 2019, the lowest closing price of the Company’s common stock during the preceding ten consecutive trading day period was $0.20/share. At that price, we would effectively sell shares to GHS under the Financing Agreement at the discounted price of approximately $0.166667/share. At that discounted price, the 7,000,000 shares registered for issuance to GHS under the Financing Agreement would, if sold by us to GHS, result in aggregate proceeds to the Company of approximately $1,166,667. There is no assurance the price of our common stock will remain the same as the current market price or increase.

UNLESS AN ACTIVE TRADING MARKET DEVELOPS FOR OUR SECURITIES, INVESTORS MAY NOT BE ABLE TO SELL THEIR SHARES.

We are a reporting company, and our common shares are quoted on the OTC Link, LLC quotation system operated by OTC Markets Group, Inc. under the symbol “SFHI”. However, there is not currently an active trading market for our common stock; an active trading market may never develop, or, if it does develop, it may not be maintained. Failure to develop or maintain an active trading market will have a generally negative effect on the price of our common stock, and you may be unable to sell your common stock, or any attempted sale of our common stock may have the effect of lowering the market price of our common stock, and therefore, your investment may be partially or completely lost.

SINCE OUR COMMON STOCK IS THINLY TRADED IT IS MORE SUSCEPTIBLE TO EXTREME RISES OR DECLINES IN PRICE, AND YOU MAY NOT BE ABLE TO SELL YOUR SHARES AT OR ABOVE THE PRICE PAID.

Since our common stock is thinly traded, its trading price is likely to be highly volatile and could be subject to extreme fluctuations in response to various factors, many of which are beyond our control, including (but not necessarily limited to):

●	the trading volume of our shares;
●	the number of securities analysts, market-makers and brokers following our common stock;
●	new products or services introduced or announced by us or our competitors;
●	actual or anticipated variations in quarterly operating results;
●	conditions or trends in our business industries;
●	announcements by us of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;
●	additions or departures of key personnel;
●	sales of our common stock; and
●	general stock market price and volume fluctuations of publicly-traded, and particularly microcap, companies.

Investors may have difficulty reselling shares of our common stock, either at or above the price they paid for our stock, or even at fair market value. The stock markets often experience significant price and volume changes that are not related to the operating performance of individual companies, and because our common stock is thinly traded it is particularly susceptible to such changes. These broad market changes may cause the market price of our common stock to decline regardless of how well we perform as a company. In addition, there is a history of securities class action litigation following periods of volatility in the market price of a company’s securities. Although there is no such litigation currently pending or threatened against us, such a suit against us could result in the incursion of substantial legal fees, potential liabilities and the diversion of management’s attention and resources from our business. Moreover, and as noted below, our shares are currently traded on the OTC Link (OTC Pink tier) and, further, are subject to the penny stock regulations. Price fluctuations in such shares are particularly volatile and subject to potential manipulation by market-makers, short-sellers and option traders.

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USE OF PROCEEDS

The Company will use the proceeds from the sale of the shares of common stock sold to GHS, for general corporate and working capital purposes, and continued business operations, or for other purposes that the Board of Directors, in good faith, deems to be in the best interest of the Company.

DETERMINATION OF OFFERING PRICE

We have not set an offering price for the shares registered hereunder, as the only shares being registered are those sold pursuant to the Financing Agreement with GHS. GHS may sell all or a portion of the shares being offered pursuant to this prospectus at fixed prices, at prevailing market prices at the time of sale, at varying prices, or at negotiated prices.

DILUTION

Not applicable. The shares registered under this registration statement are not being offered for purchase. The shares are being registered on behalf of the selling shareholder, GHS, pursuant to the GHS Financing Agreement.

SELLING SECURITY HOLDER

The selling stockholder identified in this prospectus, GHS, may offer and sell up to 7,000,000 shares of our common stock, which consists of shares of common stock to be initially purchased by GHS pursuant to the Financing Agreement. If issued presently, the shares of common stock registered for resale by GHS would represent approximately 23.1% of our issued and outstanding shares of common stock, based on the number of issued and outstanding shares as of July 11, 2019 (23,318,980 shares).

We may require the selling stockholder to suspend the sales of the shares of our common stock being offered pursuant to this prospectus upon the occurrence of any event that makes any statement in this prospectus or the related registration statement untrue in any material respect or that requires the changing of statements in those documents in order to make statements in those documents not misleading.

The selling stockholder identified in the table below may from time to time offer and sell under this prospectus any or all of the shares of common stock described under the column “Shares of Common Stock Being Offered” in the table below.

GHS will be deemed to be an underwriter within the meaning of the Securities Act. Any profits realized by the selling stockholder may be deemed to be underwriting commissions.

We cannot give an estimate as to the number of shares of common stock that will actually be held by the selling stockholder upon termination of this offering, because the selling stockholder may offer some or all of the common stock under the offering contemplated by this prospectus or acquire additional shares of common stock. The total number of shares that may be sold hereunder will not exceed the number of shares offered hereby. Please read the section entitled “Plan of Distribution” in this prospectus.

The manner in which the selling stockholder acquired or will acquire shares of our common stock is discussed below under “The Offering.”

The following table sets forth the name of the selling stockholder, the number of shares of our common stock beneficially owned by such stockholder before this offering, the number of shares to be offered for such stockholder’s account and the number and (if one percent or more) the percentage of the class to be beneficially owned by such stockholder after completion of the offering. The number of shares owned are those beneficially owned, as determined under the rules of the SEC, and such information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares of our common stock as to which a person has sole or shared voting power or investment power and any shares of common stock which the person has the right to acquire within 60 days of July 11, 2019, through the exercise of any option, warrant or right, through conversion of any security or pursuant to the automatic termination of a power of attorney or revocation of a trust, discretionary account or similar arrangement, and such shares are deemed to be beneficially owned and outstanding for computing the share ownership and percentage of the person holding such options, warrants or other rights, but are not deemed outstanding for computing the percentage of any other person. Beneficial ownership percentages are calculated based on 23,318,980 shares of our common stock outstanding as of July 11, 2019.

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Unless otherwise set forth below, (a) the persons and entities named in the table below have sole voting and sole investment power with respect to the shares set forth opposite the selling stockholder’s name, subject to community property laws, where applicable, and (b) no selling stockholder had any position, office or other material relationship within the past three years, with us or with any of our predecessors or affiliates. The number of shares of common stock shown as beneficially owned before the offering is based on information furnished to us or otherwise based on information available to us at the timing of the filing of the registration statement of which this prospectus forms a part.

	Shares Owned by the Selling Stockholder before the	Shares of Common Stock Being		Number of Shares to be Owned by Selling Stockholder After the Offering and Percent of Total Issued and Outstanding Shares
Name of Selling Stockholder	Offering (1)	Offered		# of Shares(2)	% of Class (2)
GHS Investments LLC (3)	0	7,000,000	(4)	0	0%

Notes:

(1)	Beneficial ownership is determined in accordance with Securities and Exchange Commission rules and generally includes voting or investment power with respect to shares of common stock. Shares of common stock subject to options, warrants and convertible debentures currently exercisable or convertible, or exercisable or convertible within 60 days, are counted as outstanding. The actual number of shares of common stock issuable upon the conversion of the convertible debentures is subject to adjustment depending on, among other factors, the future market price of our common stock, and could be materially less or more than the number estimated in the table.

(2)	Because the selling stockholder may offer and sell all or only some portion of the 7,000,000 shares of our common stock being offered pursuant to this prospectus and may acquire additional shares of our common stock in the future, we can only estimate the number and percentage of shares of our common stock that the selling stockholder will hold upon termination of the offering.

(3)	Mark Grober exercises voting and dispositive power with respect to the shares of our common stock that are beneficially owned by GHS.

(4)	Consists of up to 7,000,000 shares of common stock to be sold by GHS pursuant to the Financing Agreement.

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THE OFFERING

On May 1, 2019, we entered into an Equity Financing Agreement (the “Financing Agreement”) with GHS Investments LLC (“GHS”) for an equity line. Although we are not required to sell shares under the Financing Agreement, the Financing Agreement gives us the option to sell to GHS up to $4,000,000 worth of our common stock, in increments, over the period ending on the earlier of (i) the date GHS has purchased an aggregate of $4,000,000 of our common stock pursuant to the Financing Agreement, or (ii) the date that this registration statement is no longer in effect (the “Open Period”). $4,000,000 was stated to be the total amount of available funding in the Financing Agreement, because this was the maximum amount that GHS agreed to offer us in funding. There is no assurance the market price of our common stock will increase in the future, or that we will ever sell (i) $4,000,000 of our common stock to GHS, or (ii) all 7,000,000 shares being registered hereunder. The number of common shares that remain issuable may not be sufficient, dependent upon the share price, to allow us to access the full amount contemplated under the Financing Agreement. If the closing prices of our common stock remains the same and does not materially increase, we will not be able to place puts for the full commitment amount under the Financing Agreement. Based on the lowest closing price of our common stock during the ten (10) consecutive trading day period preceding July 11, 2019, the registration statement covers the offer and possible sale of only approximately $1,166,667 worth of our shares. We have not paid, and are not obligated to pay, GHS any amounts (in cash, shares of stock, or otherwise) as a commitment fee.

During the Open Period, the Company may, in its sole discretion, deliver a put notice (“Put Notice”) to GHS which shall state the dollar amount the Company intends to sell to GHS on a designated closing date (the “Put Amount”). The purchase price of the common stock pursuant to a Put Notice will be set at the lowest closing price of the common stock during the ten consecutive trading day period immediately preceding the date on which the Company delivers the Put Notice to GHS (the “Market Price”). We are obligated to deliver a number of shares to GHS equal to Put Amount divided by the Market Price, along with an additional 20% share premium (15% as “Issuance Discount” shares and 5% as “Transaction Costs” shares pursuant to the Financing Agreement terms). For example, if we delivered a put notice to GHS for $50,000, we would be obligated to issue GHS $60,000 of our common stock (120% of the Put Amount) based on the Market Price. The 20% share premium GHS will receive with each put sale means that GHS will effectively be purchasing our shares at an approximate 16.67% discount to the Market Price (i.e., for each issuance of $100,000 of stock, the Put Amount paid by GHS to the Company would only be $83,333.33).

In addition, the Financing Agreement (i) imposes an ownership limitation on GHS of 4.99% (i.e., GHS has no obligation to purchase shares if it beneficially owns more than 4.99% of our common stock), (ii) requires a minimum of ten (10) trading days between put notices, and (iii) prohibits any single Put Amount from exceeding $350,000.

In order for the Company to be eligible to deliver put notices to GHS, the following conditions must be met: (i) a registration statement shall be declared effective and remain effective; (ii) at all times during the period beginning on the related put notice date and ending on and including the related closing date of the put, the Company’s common stock shall have been listed or quoted for trading on OTC Markets or its equivalent and shall not have been suspended from trading thereon for a period of two (2) consecutive trading days during the open period; (iii) the Company has not defaulted or be in breach of the Financing Agreement; (iv) no injunction shall be issued or remain in force in connection with the purchase of the Company’s shares; and (v) the issuance of the shares will not violate any shareholder approval requirements of OTC Markets. If any of the events described above occurs during a pricing period, then GHS shall have not obligation to purchase the shares delivered in the Put Notice. Further the terms of the Financing Agreement require that the Company take all steps necessary to have this registration statement be declared effective no more than 90 days following the date this registration statement was originally filed.

GHS is not permitted to engage in short sales involving our common stock, or to engage in other activities that could manipulate the market for our common stock, during the period commencing May 1, 2019, and continuing through the termination of the Financing Agreement. In accordance with Regulation SHO, however, sales of our common stock by GHS after delivery of a put notice of such number of shares reasonably expected to be purchased by GHS under a put will not be deemed short sales.

In order for the Company’s exercise of a put to be effective, we must deliver the documents, instruments and writings required under the Financing Agreement. GHS is not required to purchase the put shares unless:

●	Our registration statement with respect to the resale of the shares of common stock delivered in connection with the applicable put shall have been declared effective;

●	we shall have obtained all material permits and qualifications required by any applicable state for the offer and sale of the registrable securities; and

●	we shall have filed all requisite reports, notices, and other documents with the SEC in a timely manner.

As we draw down on the equity line of credit reflected in the Financing Agreement, shares of our common stock will be sold into the market by GHS. The sale of these shares could cause our stock price to decline. In turn, if our stock price declines and we issue more puts, more shares will come into the market, which could cause a further drop in our stock price. The Company determines when and whether to issue a put to GHS, so the Company will know precisely both the stock price used as the reference point, and the number of shares issuable to GHS upon such exercise. You should be aware that there is an inverse relationship between the market price of our common stock and the number of shares to be issued under the equity line of credit. We have no obligation to utilize the full amount available under the equity line of credit.

Neither the Financing Agreement nor any of our rights or GHS’s rights thereunder may be assigned to any other person.

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PLAN OF DISTRIBUTION

The selling stockholder may, from time to time, sell any or all of its shares of Company common stock through the OTC Link or any other stock exchange, quotation board, market or trading facility on which the shares of our common stock are quoted or traded, or in private transactions. These sales may be at fixed prices, prevailing market prices at the time of sale, at varying prices, or at negotiated prices. The selling stockholder may use any one or more of the following methods when selling shares:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
●	privately negotiated transactions;
●	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share; or
●	a combination of any such methods of sale.

Additionally, broker-dealers engaged by the selling stockholder may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholder (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commissions in compliance with FINRA Rule 2440; and in the case of a principal transaction, a markup or markdown in compliance with FINRA IM-2440.

GHS is an underwriter within the meaning of the Securities Act of 1933, and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act of 1933 in connection with such sales. Any commissions received by such broker-dealers or agents, and any profit on the resale of the shares purchased by them, may be deemed to be underwriting commissions or discounts under the Securities Act of 1933. GHS has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the Company’s common stock. Pursuant to a requirement by FINRA, the maximum commission or discount to be received by any FINRA member or independent broker-dealer may not be greater than 8% of the gross proceeds received by us for the sale of any securities being registered pursuant to Rule 415 promulgated under the Securities Act of 1933.

Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by the selling stockholder. The selling stockholder may agree to indemnify any agent, dealer, or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act of 1933.

We are required to pay certain fees and expenses incurred by us incident to the registration of the shares covered by this prospectus. We have agreed to indemnify the selling stockholder against certain losses, claims, damages and liabilities, including liabilities under the Securities Act of 1933. We will not receive any proceeds from the resale of any of the shares of our common stock by the selling stockholder. We will receive proceeds from the sale of our common stock to GHS under the Financing Agreement. Neither the Financing Agreement with GHS nor any rights of the parties under the Financing Agreement with GHS may be assigned or delegated to any other person.

We have entered into an agreement with GHS to keep this prospectus effective until GHS (i) has sold all of the common shares purchased by it under the Financing Agreement and (ii) has no further right to acquire any additional shares of common stock under the Financing Agreement.

The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Securities Exchange Act of 1934, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Securities Exchange Act of 1934 and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the selling stockholder or any other person. We will make copies of this prospectus available to the selling stockholder.

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DESCRIPTION OF SECURITIES TO BE REGISTERED

In the discussion that follows, we have summarized selected provisions of our certificate of incorporation, bylaws and the Nevada General Corporation Law relating to our capital stock. This summary is not complete. This discussion is subject to the relevant provisions of Nevada law and is qualified by reference to our certificate of incorporation and our bylaws. You should read the provisions of our certificate of incorporation and our bylaws as currently in effect for provisions that may be important to you.

General

The Company is authorized to issue an aggregate number of 270,000,000 shares of capital stock, of which 20,000,000 shares are blank check preferred stock, $0.00001 par value per share, and 250,000,000 shares are common stock, $0.00001 par value per share.

Preferred Stock

The Company is authorized to issue 20,000,000 shares of blank check preferred stock, $0.00001 par value per share. Currently we have no shares of preferred stock issued or outstanding.

Common Stock

The Company is authorized to issue 250,000,000 shares of common stock, $0.00001 par value per share. As of July 11, 2019, we have 23,318,980 shares of common stock issued and outstanding.

Each share of common stock shall have one (1) vote per share for all purpose. Our common stock does not provide a preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights. Our common stock holders are not entitled to cumulative voting for purposes of electing members to our board of directors.

Dividends

We have not paid any cash dividends to our shareholders. The declaration of any future cash dividends is at the discretion of our board of directors and depends upon our earnings, if any, our capital requirements and financial position, our general economic conditions, and other pertinent conditions. It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations.

Warrants

As of March 31, 2019, there are 183,338 outstanding warrants to purchase our common shares. The warrants are exercisable for a term ranging from 1 to 1.5 years with an exercise price of $1.10/share.

Options

As of March 31, 2019, there are 1,947,500 outstanding options to purchase our securities with exercise prices ranging from $0.10/share to $1.75/share.

Market for our Securities

While there is no established public trading market for our Common Stock, our Common Stock is quoted on the OTC Link, LLC system operated by OTC Markets Group, Inc., at the “OTCQB” level under the symbol “SFHI”.

The market price of our Common Stock is subject to significant fluctuations in response to variations in our quarterly operating results, general trends in the market and other factors, over many of which we have little or no control. In addition, broad market fluctuations, as well as general economic, business and political conditions, may adversely affect the market for our Common Stock, regardless of our actual or projected performance.

Anti-Takeover Provisions

Our charter and bylaws contain provisions that may make it more difficult for a third party to acquire or may discourage acquisition bids for us. Our Board may, without action of our stockholders, issue authorized but unissued shares of preferred stock. The existence of unissued preferred stock may enable the Board, without further action by the stockholders, to issue such stock to persons friendly to current management or to issue such stock with terms that could render more difficult or discourage an attempt to obtain control of us, thereby protecting the continuity of our management. Our shares of preferred stock could therefore be issued quickly with terms that could delay, defer, or prevent a change in control of us, or make removal of management more difficult.

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Securities Authorized for Issuance under Equity Compensation Plans

Below is a description of the Company’s compensation plan adopted in 2016.

2016 Plan

The purpose of awards under the 2016 Plan is to attract and retain talented employees and the services of select non-employees, further align employee and stockholder interests and closely link employee compensation with Company performance. Eligible participants under the 2016 Plan will be such full or part-time officers and other employees, directors, consultants and key persons of the Company and any Company subsidiary who are selected from time to time by the Board or committee of the Board authorized to administer the 2016 Plan, as applicable, in its sole discretion.

The Plan provides for the issuance of up to 2,500,000 shares of common stock of the Company through the grant of non-qualified options (the “Non-qualified Options”), incentive options (the “Incentive Options” and together with the Non-qualified Options, the “Options”) and restricted stock (the “Restricted Stock”) and unrestricted stock (the “Unrestricted Stock”) to directors, officers, consultants, attorneys, advisors and employees. The 2,500,000 shares available under the 2016 Plan represent approximately 15% of the Company’s issued and outstanding common stock as of October 4, 2016. The Board believes the 2,500,000 shares that may be awarded under the 2016 Plan should be sufficient to cover grants through at least the end of the fiscal year 2019.

The 2016 Plan shall be administered by a committee consisting of two or more independent, non-employee and outside directors (the “Committee”). In the absence of such a Committee, the Board shall administer the 2016 Plan. The 2016 Plan is currently being administered by the Board but it is intended for the Compensation Committee to administer the 2016 Plan as soon as practicable.

Options are subject to the following conditions:

(i) The Committee determines the strike price of Incentive Options at the time the Incentive Options are granted. The assigned strike price must be no less than 100% of the Fair Market Value (as defined in the Plan) of the Company’s Common Stock. In the event that the recipient is a Ten Percent Owner (as defined in the Plan), the strike price must be no less than 110% of the Fair Market Value of the Company.

(ii) The strike price of each Non-qualified Option will be at least 100% of the Fair Market Value of such share of the Company’s Common Stock on the date the Non-qualified Option is granted.

(iii) The Committee fixes the term of Options, provided that Options may not be exercisable more than ten years from the date the Option is granted and provided further that Incentive Options granted to a Ten Percent Owner may not be exercisable more than five years from the date the Incentive Option is granted.

(iv) The Committee may designate the vesting period of Options. In the event that the Committee does not designate a vesting period for Options, the Options will vest in equal amounts on each fiscal quarter of the Company through the five (5) year anniversary of the date on which the Options were granted. The vesting period accelerates upon the consummation of a Sale Event (as defined in the Plan).

(v) Options are not transferable, and Options are exercisable only by the Options’ recipient, except upon the recipient’s death.

(vi) Incentive Options may not be issued in an amount or manner where the amount of Incentive Options exercisable in one year entitles the holder to Common Stock of the Company with an aggregate Fair Market value of greater than $100,000.

Awards of Restricted Stock are subject to the following conditions:

(i) The Committee grants Restricted Stock Options and determines the restrictions on each Restricted Stock Award (as defined in the Plan). Upon the grant of a Restricted Stock Award and the payment of any applicable purchase price, grantee is considered the record owner of the Restricted Stock and entitled to vote the Restricted Stock if such Restricted Stock is entitled to voting rights.

(ii) Restricted Stock may not be delivered to the grantee until the Restricted Stock has vested.

(iii) Restricted Stock may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of except as provided in the Plan or in the Award Agreement (as defined in the Plan).

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As of December 31, 2018, the Company issued the following stock options and grants under the Plan:

Equity Compensation Plan Information

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights and number of shares of restricted stock	Weighted average exercise price of outstanding options, warrants and rights (1)	Number of securities remaining available for future issuance
Equity compensation plans approved by security holders under the Plan	287,500	$1.62	1,825,000

Equity compensation plans not approved by security holders	630,000	$1.02	-

Total	917,500	$1.21	1,825,000

(1)	Excludes shares of restricted stock issued under the Plan.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed for such purpose on a contingency basis or had, or is to receive, in connection with the offering, a substantial interest, directly or indirectly, in the Company or its subsidiary. Nor was any such person connected with the Company or any of its parents, or subsidiaries, as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

The audited financial statements for the Company for the years ended December 31, 2018 and 2017 included in this prospectus have been audited by Rosenberg Rich Baker Berman, P.A., an independent registered public accounting firm, to the extent and for the periods set forth in our report and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

The legality of the shares offered under this registration statement is being passed upon by Brunson Chandler, & Jones, PLLC.

INFORMATION WITH RESPECT TO THE REGISTRANT

DESCRIPTION OF BUSINESS

Our Corporate History

We were incorporated on February 8, 2011, as Anglesea Enterprises, Inc (“Anglesea”). Initially, our activities consisted of providing marketing and web-related services to small businesses, including the design and development of original websites, creative writing and graphics, virtual tours, audio/visual services, marketing analysis and search engine optimization. On June 16, 2014, Anglesea, its merger subsidiary (“Merger Sub”), Sports Field Holdings, Inc. (then a private Nevada corporation, “Sports Field Private Co”), and its majority shareholders, entered into a Merger Agreement pursuant to which the Merger Sub was merged with and into Sports Field Private Co, with Sports Field Private Co surviving as a wholly-owned subsidiary of Anglesea. Anglesea acquired, through the reverse triangular merger, all of the outstanding capital stock of Sports Field Private Co in exchange for issuing Sports Field Private Co’s shareholders 11,914,275 shares of Anglesea’s common stock.

Upon completion of the merger on June 16, 2014, Anglesea merged with Sports Field Private Co in a short-form merger transaction. Upon completion of the short-form merger, the Company became the parent company of Sport Field Private Co’s then wholly owned subsidiaries, Sports Field Contractors LLC, FirstForm, Inc. (“FirstForm”), and Athletic Construction Enterprises, Inc. In connection with the short-form merger, Anglesea changed its name to Sports Field Holdings, Inc. (“Sports Field”).

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Overview

Sports Field, through its wholly owned subsidiary, FirstForm, is an innovative product development company engaged in the design, engineering and construction of athletic fields and facilities and sports complexes and the sale of customized synthetic turf products and synthetic track systems.

According to Applied Market Information (AMI), over 2,000 athletic field projects were constructed in the U.S. in 2015, creating a $1.8 billion synthetic turf market. These statistics are supported by the number of square meters of synthetic turf manufactured and installed in the U.S. in 2015, based on an average size of 80,000 square feet per project. According to Acute Market Reports, the synthetic turf market was valued at $3.25 billion and is estimated to reach $8.56 billion by 2026. We believe synthetic turf fields have become the field of choice for public and private schools, municipal parks, and recreation departments, non-profit and for-profit sports venue businesses, residential and commercial landscaping and golf related venues. We believe this choice is due to the spiraling costs associated with maintaining natural grass athletic fields and the demand for increased playing time, durability of the playing surface and the ability to play on that surface in any weather conditions.

Although synthetic turf athletic fields and synthetic turf have become a viable alternative to natural grass fields over the past several years, there are a number of technical and environmental issues that have arisen through the evolution of the development of turf and the systems designed around its installation. Sports Field has focused on addressing the main technical issues that still remain with synthetic turf athletic fields and synthetic turf, including but not limited to environmental and safety concerns related to infill used in synthetic turf fields as well the reduction of surface heat, and G-max levels (the measure of how much force the surface absorbs and, in return, how much is deflected back to the athlete) as well drainage issues related to the base construction of turf installation.

In addition to the increased need for available playing space, collegiate athletic facilities have become an attractive recruiting tool for many institutions. The competition for athletes and recruiting has resulted in a multitude of projects to build new, or upgrade existing, facilities. These projects include indoor fields, bleachers, press boxes, lighting and concession stands as well, as locker rooms and gymnasiums. We believe that our position in the sports facilities design, construction and turf sales industry allows us to benefit from this increased demand because we are able to compete for the sale of turf as well as the design and construction on such projects, whereas our competitors can typically only compete for the turf components or the construction, but not both. According to an IBIS report, there are no national firms competing in these sectors that have a 5% market share.

Through our strategic operations design, we have the ability to operate throughout the U.S., providing high quality synthetic turf systems focused on player safety and performance and construct those facilities for our clients using local subcontracted labor. Due to our ability to design, estimate, engineer, general contract and install our solutions, we can spend more of every owner dollar on product rather than margin and overhead, thereby delivering a premium product at competitive rates for our customers. Since inception, we have completed a variety of projects from the design, engineering and build of entire football stadiums to the installation of a specialized turf track systems. Members of our management team have also designed, engineered and installed baseball stadiums, soccer and lacrosse fields, indoor soccer facilities, softball fields and running tracks for private sports venues, public and private high schools and public and private universities. In addition, members of our team have designed, engineered and constructed concession stands with full kitchen facilities, restroom structures, press boxes, baseball dugouts, bleacher seating, ticket booths, locker room facilities and gymnasium expansion projects.

Lines of Business

Sports Field, through its wholly owned subsidiary, FirstForm, has two primary lines of business which are all integral parts of the organization’s overall business model. Our primary revenue generation comes from the sale and installation of our PrimePlay® line of synthetic turf products. Our secondary source of revenue is generated as a result of the design, engineering and construction management of athletic facilities and sports complexes. We bid all work done on each site to at least 3 subcontracted labor companies that meet our high standard of quality. The combination of these two business units allow for the business to operate as a Turn-Key Athletic Facilities provider for a truly “one-stop-shop” simplified customer experience.

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Target Markets

Our main target market is the more than 60,000 colleges, universities, high schools and primary schools in the United States with athletic programs, both public and private. Municipal parks and recreations departments, commercial and residential landscaping as well as golf and golf related activities also represent significant market opportunities for the Company.

Additionally, we target private club sports associations and independent athletic training facilities, including all major sports, such as football, soccer, baseball, softball, lacrosse, field hockey, rugby, and track and field.

We also intend to market our unique design-build services to public youth sports leagues and all semi-professional and professional sports leagues.

Growth Strategy

Our primary goal is to be a leading provider of unique turn-key services that combine our strengths in safe and high-performance synthetic turf systems, athletic facilities design, engineering and construction expertise. The key elements of our strategy include:

Expand our sales organization and increase marketing. Our sales structure is comprised of three discrete units: direct sales representatives, deal finders and sports ambassadors. We currently have three sales territories within the U.S.: East, Central, and West, with each territory containing its own dedicated sales professional. We are currently contracted with fifteen commission only deal finders who have extensive contacts in the sports industry and are making introductions for our direct sales team members to key decision makers around the U.S. Once a project lead is established, our distribution partners and deal finders bring in the local territory representative and drive the sales to close together as a team. We intend to continue to expand our highly-trained direct sales organization to secure contracts in every major region of the United States. By securing contracts and establishing Sports Field in all major regions of the country, the Company intends to seek to leverage those client relationships and successful projects to aggressively market to all potential clients in these regions.

Develop and broaden high profile relationships to increase sales and drive revenues. In addition to installing a football/lacrosse field, in December 2015, we entered into a four-year marketing agreement with IMG Academy in Bradenton, Florida (“IMG”), a world renowned school and athletic training destination. IMG’s nationally recognized sports programs attract premier athletes from all over the globe. Our official supplier agreement with IMG allows us to utilize their logo in our marketing materials, perform site visits with clients to see our products as well as allow space for our 14,000 square foot research and development installation, which has allowed us to conduct research in an effort to consistently update our product offerings and to make sure we put out what we believe to be the safest and highest performing products in the market. In addition, we are allowed to utilize IMG athletes to conduct product testing to ensure performance and safety for up to four times each year. We have opened discussions to renew and extend our arrangement with IMG, but there is no guarantee that we will be able to do so.

We hope to continue to develop high profile strategic relationships that will allow for greater awareness of our products and services with institutions that are focused on athlete safety and athletic performance.

Drive adoption and awareness of our eco-friendly turf and infill products among coaches, athletic directors, administrators, and athletes. We intend to educate coaches, athletic directors, administrators and athletes on the compelling case for our two infill products. The Company currently offers two infill products, OrganiteTM and TerraSportTM. Organite is our eco-friendly infill product that consists of Zeolite, Walnut Shell (Non-Allergenic Organic Shells) and ethylene propylene diene monomer (EPDM) rubber. EPDM is a virgin rubber that contains no metals of any kind or known carcinogens in any color except black. On occasion, Organite contains minimal levels of Black EPDM which is sometimes known to contain carbon black, a potential inhalation hazard during manufacturing; however, we are not aware of any data showing any health hazards related to ingestion and therefore we strongly believe that EPDM is a much safer alternative to SBR crumb rubber. TerraSportTM is eco-friendly and has absolutely no rubber at all and contains a proprietary mix of materials that are completely inert or biodegradable. Due to pricing competition, we keep Organite available for clients more concerned with cost, but we believe that our “rubberless” product will resonate amongst owners and drive additional demand for our products. Our infills are free from lead, chromium and all other potential cancer causing agents that are commonly found in fields all across the U.S. Our PrimePlay® synthetic turf products are free from the polyurethane backing, which cannot be recycled, that is commonly present in the majority of turf installations today.

Environmentally friendly, ecologically-safe, recyclable products and coating materials are available and we are using them in our current products. We believe our products perform, in all respects, as well or better than the ecologically-challenged products traditionally considered and currently used by many of our competitors. Due to our turn-key design-build process, we are able to offer our customers fields with ecologically friendly and safer materials at a price that is competitive with the traditional products. We believe that increased awareness of the benefits of our eco-friendly infill will favorably impact our sales.

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Develop new technology products and services. Since inception, we have been in pursuit of developing a turf system that is comprised of synthetic fiber, turf backing, infill and shock/drainage pad that would allow us to market a product that virtually eliminates all of the current problems plaguing the industry. To date, we have studied and developed a high performing infill product that is free from any potential carcinogens and is capable of reducing field temperatures, designed a turf stitch pattern that will both reduce infill migration and prevent injury, removed polyurethane from our backing to allow for recycling, tested and provided a shock pad system from a third party supplier which will allow for high performance while reducing impact injuries due to lower G-max, and engineered drainage design plans that allow the system to be free from standing water even in the event of major downpours. All of these improvements to the system are being continuously challenged and tested at our research and development site located on the campus at IMG in Bradenton, Florida.

Our goal is to permanently staff a research and development office so that we can use everything we have learned about existing products and continue to create new products that will continue to improve performance while remaining safe for the players and the environment.

Pursue opportunities to enhance our product offerings. We may also opportunistically pursue the licensing or acquisition of complementary products and technologies to strengthen our market position or improve product margins. We believe that the licensing or acquisition of products would only strengthen our existing portfolio.

Lessen our dependency on third party manufacturers. As part of our long-term plans, we are exploring the possibility of reducing our reliance on third party manufacturers by bringing certain manufacturing, service and research and development functions in-house, which could include the acquisition of equipment and other fixed assets or the acquisition or lease of a manufacturing facility.

Operational Strengths

Highly Experienced Management and Key Personnel. We have assembled a senior management team and key personnel which includes Jeromy Olson, CEO; Scott Allen, Director of Architecture & Engineering; and Jacques Roman, Director of Sales. This current leadership team is comprised of individuals with significant experience in sales, design, architecture, engineering and construction industry.

Diversified Project Classes. The diversity of project types that are within our capabilities is a strength that we can exploit if there is an economic slowdown on any one particular sector. Our architectural design, engineering and construction expertise along with our surfacing product sales can support the company revenue streams in two discrete ways.

Specialized Market Approach. We are currently winning project bids at prices above our competitors that use crumb rubber due to customer demand for safer products. When other companies are forced to offer solutions similar to ours, we are already competitively priced. Much of the reason for our success is that we save money by employing our own project management, architecture and engineering, which ultimately lowers our overhead as compared to other companies that are not turn-key. We believe that, by targeting and maintaining this type of expertise in athletic facilities, the Company is more insulated from general economic downturn than general construction companies. This specialization is less susceptible to customers driving normal price points lower through mass competition.

Infrastructure built for growth. Current staffing levels have positioned the Company with excess operational capacity capable of doubling project execution without a significant impact on overhead.

Featured Products and Services

PrimePlay® Synthetic Turf Systems. All synthetic turf systems and products are marketed as our PrimePlay® line of products to service the athletic facilities market. Within this line are the synthetic turf and track products, infill materials and shock/drainage pads.

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*	Represents our turf system from the stone base under the field, shockpad, turf, and infill

PrimePlay® Replicated Grass™. Our flagship synthetic turf system, Replicated Grass™, is designed with a shorter tuft-height and higher face-weight which combine to produce a surface with almost three times the blade-density of leading competitors. The result is a surface with increased infill stability. Because our infill is so stable and does not displace under normal use, there is no change in performance characteristics over time and the infill does not require replacement on as regular a basis as some of our competitor’s products that use crumb rubber. This increased density also offers athletes natural “ball-action”, or “ball roll”, and “natural foot-feel”, or “foot action” so it feels like they are playing on a real, lush grass surface. Replicated Grass™ also contains our “rubberless” TerraSportTM, which is composed entirely of naturally occurring materials. These infill materials offer no risk of cancer or other related health risks as well as many other valuable characteristics.

Product Features

Safe Alternative to Crumb Rubber. In February of 2016, four federal agencies — the U.S. Environmental Protection Agency (EPA), the Centers for Disease Control and Prevention (CDC), Agency for Toxic Substances and Disease Registry (ATSDR), and the U.S. Consumer Product Safety Commission (CPSC) — launched a joint initiative to study key safety and environmental human health questions related to the use of SBR crumb rubber in synthetic turf athletic fields, and any potential link to cancer. Sports Field has never used crumb rubber since its inception. The Company currently offers two infill products, Organite and our TerraSportTM. Organite is our eco-friendly infill product that consists of Zeolite, Walnut Shell (Non-Allergenic Organic Shells) and ethylene propylene diene monomer (EPDM) rubber. EPDM is a virgin rubber that contains no metals of any kind or known carcinogens in any color except black. On occasion, Organite contains minimal levels of Black EPDM, which is sometimes known to contain carbon black, a potential inhalation hazard during manufacturing; however, we are not aware of any data showing any health hazards related to ingestion and, therefore, we strongly believe that EPDM is a much safer alternative to SBR crumb rubber. TerraSportTM is eco-friendly and has absolutely no rubber at all and contains a proprietary mix of materials that are completely inert or biodegradable. Due to pricing competition, we keep Organite available for clients more concerned with cost but we believe that our “rubberless” product will resonate amongst owners and drive additional demand for our products.

Heat Reduction. An often overlooked health risk associated with artificial turf is the extremely high temperatures that can exist above the playing surface due to absorption of heat from the sun. When using rubber infills, the reflectivity of an artificial turf system is generally lower than natural grass (darker colors absorb more electromagnetic radiation) due to the exposure of dark infill. Further, artificial turf and rubber infill do not naturally contain and hold moisture, which provide evaporative cooling such as natural grass and soils do. Our product uses zeolite, which is light in color to absorb less heat and is a porous material capable of holding up to 55% of its weight in water. This moisture is released as temperatures rise to create an evaporative cooling effect on the field. Our internal data and testing has shown that our surfaces on average are 30 to 50 degrees cooler than that of most competitors.

Shock Attenuation. Rubber infills all have the same inherent problem: they break down and compact after prolonged exposure to UV light. As this breakdown happens over time, the surfaces get harder and harder as the rubber loses its elasticity. This process increases the risk of impact injuries for athletes.

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The National Football League’s (the “NFL”) recent attention to head injuries is reflected in its adoption of new standards for impact forces. New NFL guidelines require that NFL fields have a G-Max value (G-Max is a measurement of how much force the surface will absorb, the higher the G-Max rating the less absorption of force by the surface) that is not greater than 100 (based on the “Clegg” method of calculating G-Max). We believe that this criterion will eventually trickle-down and apply to all sports surfaces. We believe that eventually all artificial turf fields will have to maintain a G-Max below 115 (indoor) and 125 (outdoor) (Clegg) for the life of the product.

Therefore, we developed a system and a TerraSportTM with no rubber and integrated the use of a third-party manufactured proprietary shock/drainage pad to be utilized under the playing surface. As a result, our system produces G-Max scores under 90 for the life of the product, which is well below the NFL minimum and the average new installation of sand and crumb rubber fields, which average around G-max of 110.

Base Construction. One of the key elements of any reliable turf athletic facility is the base construction. Conventional free-draining stone bases incorporate an inherent engineering conflict – drainage capacity vs. grade stability. In addition, the infiltration rate of the stone base cannot be accurately measured or predicted and degrades over time. To help eliminate these issues, we customize our drainage methodologies to meet specific project requirements and then we lay down our Replicated Grass products over the customized base. Our drainage methodology virtually eliminates engineering conflicts, practically eliminates invasive excavation, greatly reducing material import and export.

Below is an illustration of a typical installation design:

Warranty

The Company generally provides a warranty on products installed for up to 8 years with certain limitations and exclusions based upon the manufacturer’s product warranty.

Sales and Marketing

Our current sales structure is comprised of three (3) discrete units: our direct sales representatives, deal finders and our sports ambassadors. We are currently contracted with fifteen (15) commission only deal finders who have extensive contacts in the sports industry and are making introductions for our direct sales team members to key decision makers around the U.S. Once a project lead is established, our deal finders bring in the local territory rep and drive the sales to close together as a team. We intend to continue to expand our direct sales organization in an effort to secure contracts in every major region of the United States. By securing contracts and establishing FirstForm® in all major regions of the country, the Company will seek to leverage those client relationships and successful projects to aggressively market to all potential clients in these regions.

We have initiated an ambassador program that includes current and former professional athletes from the sports in which they played. We currently have agreements with Thurman Thomas, future Hall of Fame retired NFL player, Rick Honeycutt, former MLB pitcher and current pitching coach of the Los Angeles Dodgers and Chris Wingert, current 12-year veteran Major League Soccer player who most recently played with the Real Salt Lake (collectively our “Sports Ambassadors”). These professionals maintain high level contacts with the NFL, Major League Baseball, professional soccer leagues, and major universities and colleges. These contacts have introduced the Company to NFL owners, professional athletes, college presidents and athletic directors, head coaches and other important industry contacts.

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Our complete sales team, including our Sports Ambassadors, are active through the United States and will continue to call on relationships with their contacts. The efforts of this group of twenty-two (22) professionals comprise a major component of the Company’s sales and marketing initiatives and these contacts in the professional and collegiate sports industries represent a significant asset as the Company looks to continue its growth.

The Company has also engaged in targeted and innovative direct marketing to athletic directors, school business managers, college and high school athletic programs, high school football coaches, landscape architects, engineering firms, and municipal parks and recreation departments. This plan has its focus on our innovative products and construction methodologies.

We intend continued expansion of our highly-trained direct sales organization to secure contracts in every major region of the United States. By securing contracts and establishing Sports Field in all major regions of the country, the Company will seek to leverage those client relationships and successful projects to aggressively market to all potential clients in these regions.

Competition

The competitive landscape with respect to manufacturing is very well-established, with seven companies selling the majority of synthetic turf products. Based on management’s experience and knowledge of the synthetic turf industry, Field Turf is the leading manufacturer of synthetic turf athletic fields and synthetic turf products, with what we believe is roughly 45% of the overall market and is one of the only companies operating in this space that we characterize as a true manufacturer. Shaw Sports, Astroturf, Sprint Turf and Hellas Construction are all purveyors of synthetic turf athletic fields with varying degrees of manufacturing and assembly. We estimate that these four companies account for approximately 20% of synthetic turf athletic field sales. There remains over 20 other distributors and to varying degrees, manufacturers and assemblers of synthetic turf products that account for the remaining 35% of the synthetic turf athletic fields market. These applications run the entire gamut of synthetic turf from residential and commercial landscaping, to golf applications, parks and recreation, private parks, airports, highway medians, downhill skiing, and other applications.

The competitive landscape from an installation and construction perspective looks very different when compared to the landscape of the manufacturing side of the industry. In regard to installation and construction of artificial turf fields and athletic facilities, the industry is very much fragmented. There are no clear national leaders from the perspective of facilities construction. The bulk of the construction is provided by local or regional general contracting firms that specialize in certain phases of synthetic turf athletic fields and facility construction, but, to our knowledge, no competitors with significant market share offer a true turn-key operation or include their own in-house engineering staff. Sports Field offers full service design and engineering services with forensic studies of athletic facilities to properly prepare and recommend custom specifications based on specific circumstances unique to every facility. In addition, the Company will provide full service turn-key construction services for the facility depending on a client’s needs, or simply provide project management services for a particular project.

Trademarks

We have two registered trademarks and one pending trademark with the United States Patent and Trademark Office, which include FirstForm®, PrimePlay® and TerraSportTM respectively. Since TerraSportTM has been released and is currently being marketed, the Company is seeking a registered trademark for this product.

We also believe we have certain common law rights with respect to the prior and continued usage of the names “Replicated Grass” and “Organite”.

Replicated Grass is our signature synthetic turf product.

Service Mark

The Company’s service mark is “Building the Best Comes First”, which stands for the Company’s commitment to research and development as well as quality workmanship.

Patents

The Company has filed a process patent application (application no. 16/417,247) for its products.

Employees

We have 5 full time employees. Additionally, the Company employs 22 independent contractors, including 19 contract employees for sales and 3 for accounting and investor relations services. None of our employees are represented by a labor union.

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Where You Can Find More Information

Our website addresses are www.firstform.com and https://sportsfieldholdingsinc.com. We do not intend our website address to be an active link or to otherwise incorporate by reference the contents of the website into this Report. The public may read and copy any materials the Company files with the U.S. Securities and Exchange Commission (the “SEC”) at the SEC’s Public Reference Room at 100 F Street, NE, Washington, DC 20549 or at https://sportsfieldholdingsinc.com/investors. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0030. The SEC maintains an Internet website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC.

DESCRIPTION OF PROPERTY

Our principal office is located at 1020 Cedar Avenue, Suite 230 St. Charles, Illinois, 60174. This office has approximately 1,400 sq. ft. office space rented at a rate of $1,367 per month. This space is utilized for office purposes and it is our belief that the space is adequate for our immediate needs. Additional space may be required as we expand our business activities. We do not foresee any significant difficulties in obtaining additional facilities if deemed necessary.

LEGAL PROCEEDINGS

From time to time, we are a party to or otherwise involved in legal proceedings, claims and other legal matters, arising in the ordinary course of our business or otherwise. Except as set forth below, there are no material proceedings to which any director or officer, or any associate of any such director or officer, is a party that is adverse to the Company or any of our subsidiaries or has a material interest adverse to the Company or any of our subsidiaries. No director or executive officer has been a director or executive officer of any business which has filed a bankruptcy petition or had a bankruptcy petition filed against it during the past ten years.

On January 26, 2018, the Company and one of its historical clients executed a Settlement Agreement, pursuant to which the Company was obligated to remediate a track which was improperly installed by one of the Company’s subcontractors. No later the July 15, 2018, the Company was obligated to complete installment of a replacement track which was of the same or comparable specifications as in the original contract. Upon completion of the installation, the client was obligated to release from escrow a retainage amount of $110,000. During construction, the Company’s insurance company was obligated to release from escrow funds to cover the expected construction costs of $370,000; the remediation was entirely funded with insurance proceeds. This remediation work has been completed.

On July 25, 2018, two note holders filed suit against the Company in the New York State Supreme Court, County of New York. The suit alleges that, as of July 24, 2018, the Company owed the plaintiffs a total amount of $466,177, which was inclusive of principal and interest. The plaintiffs filed a Motion for Summary Judgment in Lieu of Complaint and asked that judgment be entered against the Company. As of November 8, 2018, the outstanding principal was $351,810 and accrued unpaid interest as $124,524, totaling $476,334. On November 8, 2018, the Note Holder Plaintiffs and the Company executed a Settlement Agreement pursuant to which the Note Holder Plaintiffs agreed to a full release and wavier of their claims, including but not limited to, dismissal with prejudice of the suit in exchange for (a) an initial payment of $250,000, and (b) promissory notes in the total amount of $150,000, payable over twenty-four (24) months, with interest at nine percent (9%) per annum. As security for the two promissory notes, the Company will place 850,000 shares of common stock into an escrow account (“Escrow”). In the event the Company does not make timely payments under the promissory notes, upon written notice and after expiration of a cure period, the escrow agent shall release from Escrow shares of common stock with a value equal to the missed installment payment or payments plus accrued interest on that payment or payments. The number of shares so issued shall be determined by dividing the amount of the past due installment payment by the volume-weighted average price of the Company’s common stock for the last five trading days preceding the due date of the installment payment. With respect to the common stock held in Escrow, Note Holder Plaintiffs do not have any shareholder rights, including but not limited to voting, dividend or ownership rights. Upon full performance of the promissory notes, all shares of common stock still remaining in Escrow shall revert back to the Company as treasury shares. Given that the Company is experiencing financial difficulties and the Note Holder Plaintiffs granted a concession by accepting total payments of $400,000 for the remaining balance of the principal and interest due, the Company accounted for such transactions as a troubled debt restructuring and recognized a total gain of $76,336 from the debt settlement. The gain on troubled debt restructuring was $0.00 per share.

On March 27, 2019 the Company entered into a mutual general release and settlement agreement (the “Settlement Agreement”) with a former employee. Pursuant to the Settlement Agreement, the Company agreed to pay the former employee $69,000, payable in three equal installments of $23,000 on March 31, June 28 and September 30, 2019 (the “Settlement Amount”). The Settlement Agreement also contains a general release by the former employee of the Company relating to the Claim, such release however is predicated on the Company making payments pursuant to the Settlement Agreement. As of March 31, 2019, the outstanding balance on this obligation was $46,000.

On or about April 5, 2019, Spartan Capital Securities, LLC, the Company’s broker-dealer (“Spartan”) filed an arbitration claim against the Company before the American Arbitration Association (New York, New York, Case No. 01-19-0001-0700), seeking an award of fees and other damages related to Spartan’s Investment Banking Agreement with the Company. On or about May 14, 2019, the Company filed a counterclaim against Spartan for breach of fiduciary duties, fraud, unjust enrichment, breach of contract, fraudulent inducement and tortious interference, seeking compensatory and punitive damages. On or about May 16, 2019, Spartan amended its claim to include breach of fiduciary duty and civil conspiracy causes of action against some of the Company’s directors, former directors and employees, which the Company and its directors, former directors and employees answered and denied.

Upon information and belief, in October 2016, a high school student was injured while playing a school-sanctioned football game on a field installed by the Company. On or about April 17, 2019, the student filed suit in the Circuit Court for Baltimore City, Tyree Henry, et al. v. Sports Field Holdings, Inc., et al. (Case No. 24-C-19-002374), and the Company was served on July 17, 2019. The Company disputes that its installation was in any way related to plaintiff’s football injury and has engaged legal counsel to defend the matter.

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MARKET PRICE OF THE REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Our shares of Common Stock are quoted on the OTC Link system at the “OTCQB” level under the symbol “SFHI.” The OTC Link is a quotation service that displays real-time quotes, last-sale prices, and volume information in over-the-counter (“OTC”) equity securities. An OTCQB equity security is not listed or traded on a national securities exchange.

The following table sets forth the high and low bid price for our common stock for each quarter during the 2018 and 2017 fiscal years. The prices reflect inter-dealer quotations, do not include retail mark-ups, markdowns or commissions and do not necessarily reflect actual transactions.

Fiscal 2018	High	Low
First Quarter (January 1 – March 31)	$0.30	$0.10
Second Quarter (April 1 – June 30)	$0.47	$0.28
Third Quarter (July 1 – September 30)	$0.39	$0.14
Fourth Quarter (October 1 – December 31)	$0.60	$0.16

Fiscal 2017	High	Low
First Quarter (January 1 – March 31)	$0.70	$0.26
Second Quarter (April 1 – June 30)	$0.50	$0.25
Third Quarter (July 1 – September 30)	$0.50	$0.30
Fourth Quarter (October 1 – December 31)	$0.50	$0.30

Holders of Common Equity

As of July 11, 2019, there were 244 stockholders of record. An additional number of stockholders are beneficial holders of our Common Stock in “street name” through banks, brokers and other financial institutions that are the record holders.

Dividend Information

We have not paid any cash dividends to our shareholders. The declaration of any future cash dividends is at the discretion of our board of directors and depends upon our earnings, if any, our capital requirements and financial position, our general economic conditions, and other pertinent conditions. It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations.

Rule 10B-18 Transactions

During the year ended December 31, 2018, there were no repurchases of the Company’s common stock by the Company.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION

Forward-Looking Statements

The following Management’s Discussion and Analysis of Financial Condition and Results of Operations (“MD&A”) is intended to help you understand our historical results of operations during the periods presented and our financial condition. This MD&A should be read in conjunction with our financial statements and the accompanying notes and contains forward-looking statements that involve risks and uncertainties and assumptions that could cause our actual results to differ materially from management’s expectations. See the sections entitled “Risk Factors” below.

Plan of Operations

Sports Field Holdings, Inc. (the “Company” or “Sports Field”), through its wholly owned subsidiary FirstForm, Inc. (formerly SportsField Engineering, Inc., “FirstForm”), is an innovative product development company engaged in the design, engineering and construction of athletic fields, facilities and sports complexes and the sale of customized synthetic turf products and synthetic track systems.

According to Applied Market Information (AMI), over 2,000 athletic field projects were constructed in the U.S. in 2015, creating a $1.8 billion synthetic turf market. These statistics are supported by the number of square meters of synthetic turf manufactured and installed in the U.S. in 2015 based on an average size of 80,000 sqft per project. According to Acute Market Reports, the synthetic turf market was valued at $3.25 billion and is estimated to reach $8.56 billion by 2026. We believe synthetic turf fields have become the field of choice for public and private schools, municipal parks and recreation departments, non-profit and for-profit sports venue businesses, residential and commercial landscaping and golf related venues. We believe this is due to the spiraling costs associated with maintaining natural grass athletic fields and the demand for increased playing time, durability of the playing surface and the ability to play on that surface in any weather conditions.

Although synthetic turf athletic fields and synthetic turf have become a viable alternative to natural grass fields, there are a number of technical and environmental issues that have arisen through the evolution of the development of turf and the systems designed around its installation. Sports Field has focused on addressing the main technical issues that still remain with synthetic turf athletic fields and synthetic turf including but not limited to environmental and safety concerns related to infill used in synthetic turf fields as well the reduction of surface heat, Gmax levels (the measure of how much force the surface absorbs and in return, how much is returned to the athlete) as well drainage issues related to the base construction of a turf installation.

In addition to increased need for available playing space, collegiate athletic facilities have become an attractive recruiting tool for many institutions. The competition for athletes and recruiting has resulted in a multitude of projects to build new or upgrade existing facilities. These facilities projects include indoor fields, bleachers, press boxes, lighting, concession stands as well as locker rooms and gymnasiums. We believe that our position in the sports facilities design, construction and turf sales industry allows us to benefit from this spending because we are able to compete for sale of the turf as well as the design and construction revenue on such projects, whereas our competitors can typically only compete for the turf components or the construction revenue, but not all three. In fact, according to an IBIS report, there were no national firms competing in these sectors that have even 5% market share.

Through our strategic operations design, we have the ability to operate throughout the U.S. and provide high quality synthetic turf systems focused on player safety and performance and construct those facilities for our clients using a single partner. Due to our ability to design, estimate, engineer, general contract and install our solutions, we can spend more of every owner dollar on product rather than margin and overhead, thereby delivering a premium product at market rates for our customers. Since inception we have completed a variety of projects from the design, engineering and build of entire football stadiums to the installation of a specialized turf track systems. Our team has also designed, engineered and installed baseball stadiums, soccer and lacrosse fields, indoor soccer facilities, softball fields and running tracks and for private sports venues, public and private high schools and public and private universities. In addition, we have designed and engineered and constructed concession stands with full kitchen facilities, restroom structures, press boxes, baseball dugouts, bleacher seating, ticket booths, locker room facilities and gymnasium expansion projects.

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Results of Operations for the three months ended March 31, 2019, compared to the three months ended March 31, 2018

Summary of Statements of Operations for the Three Months Ended March 31, 2019 and 2018:

	Three Months Ended
	March 31, 2019	March 31, 2018

Revenue	$2,448,258	$762,546
Gross profit	$531,010	$150,982
Operating expenses	$508,619	$609,577
Income (Loss) from operations	$22,391	$(485,595)
Other income (expense)	$(34,583)	$(113,255)
Net loss	$(12,192)	$(571,850)
Loss per common share - basic and diluted	$(0.00)	$(0.03)

Revenue

Revenue was $2,448,258 for the three months ended March 31, 2019, as compared to $762,546 for the three months ended March 31, 2018, an increase of $1,685,712, or a 221% increase from prior period last year. This increase in revenue was primarily due to contracts entered into during the fourth quarter of 2018 entering in the construction phase in the first quarter of 2019.

Gross Profit

The Company generated a gross profit of $531,010, resulting in a gross profit margin of 21.7%, during the three months ended March 31, 2019 as compared to a gross profit of $150,982 and a gross profit margin of 19.8%, during the three months ended March 31, 2018. Gross profit percentage increased from 19.8% for the three months ended March 31, 2018 to 21.7% for the three months ended March 31, 2019, due to improved project management. During the prior period projects were bid at lower than current acceptable margins in order to place fields in certain strategic geographic locations that the Company believed could be used for the purpose of marketing its products.

Operating Expenses

Operating expenses consist primarily of compensation and related costs for personnel and facilities, and include costs related to our facilities, finance, human resources, and fees for professional services. Professional services are principally comprised of outside legal, audit, marketing, investor relations and outsourcing services.

Operating expenses decreased by 16.6% during the three months ended March 31, 2019, as compared to the three months ended March 31, 2018. The overall $100,958 decrease in operating expenses is primarily attributable to the following approximate net increases (decreases) in operating expenses:

●	Decrease in insurance expense of approximately $67,000

●	Decrease in employee compensation expense of approximately $36,000

Other Income (Expenses)

Other income (expense) consists primarily of interest expense, amortization of debt issuance costs and discounts related to the Company’s notes payable partly offset by a gain on a derivative.

Other income (expenses), net for the three months ended March 31, 2019, were ($34,583) as compared to $(113,255) for the three months ended March 31, 2018. For the three months ended March 31, 2019 other income (expenses) consisted of $76,922 in interest expense partly offset by a gain on the change in valuation of a derivative of $15,000, gain on debt extinguishment of $2,317 and miscellaneous income of $25,022. For the three months ended March 31, 2018 other income (expenses) consisted of approximately $65,000 in interest expense and a $50,300 loss on change in value of derivative.

Net Loss

The net loss for the three months ended March 31, 2019 was $12,192, or a basic and diluted loss per share of $0.00, as compared to a net loss of $571,850, or a basic and diluted loss per share of $(0.03), for the three months ended March 31, 2018. The decrease in the loss compared to the prior period is primarily attributable to the increase in gross profit, decrease in operating expenses and increase in other income (expense) items discussed above.

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Liquidity and Capital Resources

The following table summarizes total current assets, liabilities and working capital at March 31, 2019, compared to December 31, 2018:

	March 31, 2019	December 31, 2018	Increase/ (Decrease)
Current Assets	$2,010,500	$770,095	$1,240,405
Current Liabilities	$9,308,573	$8,526,887	$(781,686)
Working Capital (Deficit)	$(7,298,073)	$(7,756,792)	$458,719

At March 31, 2019, we had a working capital deficit of $7,298,073 as compared to working capital deficit of $7,756,792 at December 31, 2018, a working capital deficit decrease of $458,719. During the three months ended March 31, 2019, the Company received $134,000 in proceeds from promissory notes and $410,000 in proceeds from a private placement of common stock.

Summary Cash flows for the three months ended March 31, 2019 and 2018:

	Three Months Ended
	March 31, 2019	March 31, 2018
Net cash used in operating activities	$(353,581)	$(433,899)
Net cash provided by financing activities	$364,044	$159,580

Cash From Operating Activities

Our primary uses of cash from operating activities include payments to contractors for project costs, consultants, legal and professional fees, marketing expenses and other general corporate expenditures.

Cash used in operating activities consist of net loss adjusted for certain non-cash items, primarily equity-based compensation expense, depreciation expense, amortization of debt issuance costs and amortization of debt discount, as well as the effect of changes in working capital and other activities.

The adjustments for the non-cash items increased from the three months ended March 31, 2018 to the three months ended March 31, 2019 due primarily to common stock and options issued to consultants and employees and gain on derivatives therefrom.

Cash From Financing Activities

Net cash provided by (used in) financing activities for the three months ended March 31, 2019 and 2018 was $364,044 and $159,580 respectively. During the three months ended March 31, 2019, the Company repaid $45,956 in promissory notes. During the three months ended March 31, 2019, the Company received $410,000 in proceeds from a private placement of common stock. During the three months ended March 31, 2018, the Company received loan proceeds of $250,000 and made note payments of $90,420 during the first three months of 2018.

Going Concern

Our historical operating results indicate substantial doubt exists related to the Company’s ability to continue as a going concern. As reflected in the accompanying consolidated financial statements, as of March 31, 2019 the Company had a working capital deficit of $7,298,073. The Company had losses of $12,192 for the three months ended March 31, 2019 and $571,850 for the three months ended March 31, 2018, and had an accumulated deficit of $19,578,722 at March 31, 2019. Substantially all of our accumulated deficit has resulted from losses incurred on construction projects, costs incurred in connection with our research and development and general and administrative costs associated with our operations. These factors raise substantial doubt about the Company’s ability to continue as a going concern through May 20, 2020.

We expect that for the next 12 months, our operating cash burn will be approximately $2.3 million, excluding repayments of existing debts in the aggregate amount of $1.1 million. Our cash requirements relate primarily to working capital needed to operate and grow our business, including funding operating expenses and continued development and expansion of our products/services. Our ability to achieve profitability and meet future liquidity needs and capital requirements will depend upon numerous factors, including the timing and size of awarded contracts; the timing and amount of our operating expenses; the timing and costs of working capital needs; the timing and costs of expanding our sales team and business development opportunities; the timing and costs of developing a marketing program; the timing and costs of warranty and other post-implementation services; the timing and costs of hiring and training construction and administrative staff; the extent to which our brand and construction services gain market acceptance; the extent of our ongoing and any new research and development programs; and changes in our strategy or our planned activities.

We have experienced and continue to experience negative cash flows from operations, and we expect to continue to incur net losses in the foreseeable future.

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The Company will require additional funding to finance the growth of its current and expected future operations as well as to achieve its strategic objectives. The Company believes its current available cash along with anticipated revenues may be insufficient to meet its cash needs for the near future. There can be no assurance that financing will be available in amounts or terms acceptable to the Company, if at all. If we are not able to obtain financing when needed, we may be unable to carry out our business plan. As a result, we may have to significantly limit our operations and our business, financial condition and results of operations would be materially harmed.

To date, we have funded our operational short-fall primarily through private offerings of common stock, convertible notes and promissory notes, our line of credit and factoring of receivables.

The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. These financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

Off-Balance Sheet Arrangements

As of March 31, 2019, and December 31, 2018, the Company had no off-balance sheet arrangements.

Critical Accounting Policies

We believe that the following accounting policies are the most critical to aid you in fully understanding and evaluating this “Management’s Discussion and Analysis of Financial Condition and Results of Operation.”

Revenues and Cost Recognition

Revenue is recognized when a customer obtains control of promised goods or services, in an amount that reflects the consideration which the entity expects to receive in exchange for those goods or services. To determine revenue recognition for arrangements that an entity determines are within the scope of ASC 606, the Company performs the following five steps: (i) identify the contract(s) with a customer; (ii) identify the performance obligations in the contract; (iii) determine the transaction price; (iv) allocate the transaction price to the performance obligations in the contract; and (v) recognize revenue when (or as) the entity satisfies a performance obligation. The Company only applies the five-step model to contracts when it is probable that the entity will collect the consideration it is entitled to in exchange for the goods or services it transfers to the customer. At contract inception, once the contract is determined to be within the scope of ASC 606, the Company assesses the goods or services promised within each contract and determines those that are performance obligations, and assesses whether each promised good or service is distinct. The Company then recognizes as revenue the amount of the transaction price that is allocated to the respective performance obligation when (or as) the performance obligation is satisfied. Sales, value add, and other taxes collected on behalf of third parties are excluded from revenue.

The Company generates revenue from fixed-price contracts, where revenue is recognized over time as work is completed because of the continuous transfer of control to the customer (typically using an input measure such as costs incurred to date relative to total estimated costs at completion to measure progress). Costs to obtain contracts are generally not significant and are expensed in the period incurred. The Company has determined that these construction projects provide a distinct service and therefore qualify as one performance obligation. Revenue from fixed-price contracts provide for a fixed amount of revenue for the entire project, and any changes to the scope of the project is addressed in a change order, which is treated as a modification of the original contract.

To determine the proper revenue recognition method for contracts, the Company evaluates whether two or more contracts should be combined and accounted for as one single performance obligation and whether a single contract should be accounted for as more than one performance obligation. ASU 2014-09 defines a performance obligation as a contractual promise to transfer a distinct good or service to a customer. A contract’s transaction price is allocated to each distinct performance obligation and recognized as revenue when, or as, the performance obligation is satisfied. The Company’s evaluation requires judgment and the decision to combine a group of contracts or separate a contract into multiple performance obligations could change the amount of revenue and profit recorded in a given period. To date, all of the Company’s contracts have a single performance obligation, as the promise to transfer the individual goods or services is not separately identifiable from other promises in the contract and, therefore, is not distinct. However, if in the future the Company has contracts with multiple performance obligations, then the Company will allocate the contract’s transaction price to each performance obligation using the observable standalone selling price, if available, or alternatively the Company’s best estimate of the standalone selling price of each distinct performance obligation in the contract.

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Accounting for contracts involves the use of various techniques to estimate total transaction price and costs. For such contracts, transaction price, estimated cost at completion and total costs incurred to date are used to calculate revenue earned. Unforeseen events and circumstances can alter the estimate of the costs and potential profit associated with a particular contract. Total estimated costs, and thus contract revenue and income, can be impacted by changes in productivity, scheduling, the unit cost of labor, subcontracts, materials and equipment. Additionally, external factors such as weather, client needs, client delays in providing permits and approvals, labor availability, governmental regulation and politics may affect the progress of a project’s completion and thus the timing of revenue recognition. To the extent that original cost estimates are modified, estimated costs to complete increase, delivery schedules are delayed, or progress under a contract is otherwise impeded, cash flow, revenue recognition and profitability from a particular contract may be adversely affected.

The nature of the Company’s contracts do not have variable consideration, such as liquidated damages, volume discounts, performance bonuses, incentive fees, and other terms that can either increase or decrease the transaction price. In contrast, the contracts are often modified to account for changes in contract specifications or requirements. Costs associated with contract modifications are included in the estimated costs to complete the contracts and are treated as project costs when incurred. In most instances, contract modifications are for goods or services that are not distinct, and, therefore, are accounted for as part of the existing contract. The effect of a contract modification on the transaction price, and the measure of progress for the performance obligation to which it relates, is recognized as an adjustment to revenue on a cumulative catch-up basis. In some cases, settlement of contract modifications may not occur until after completion of work under the contract.

As a significant change in one or more of these estimates could affect the profitability of its contracts, the Company reviews and updates its contract-related estimates regularly. The Company recognizes adjustments in estimated profit on contracts under the cumulative catch-up method. Under this method, the cumulative impact of the profit adjustment is recognized in the period the adjustment is identified. Revenue and profit in future periods of contract performance are recognized using the adjusted estimate. If at any time the estimate of contract profitability indicates an anticipated loss on a contract, the projected loss is recognized in full in the period it is identified and recognized as an “Provision for Estimated Losses on Uncompleted Contracts” which is included in “Contract liabilities” on the Condensed Consolidated Balance Sheets. For contract revenue recognized over time, the Provision for Estimated Losses on Uncompleted Contracts is adjusted so that the gross profit for the contract remains zero in future periods.

The Company estimates the collectability of contract amounts at the same time that it estimates project costs. If the Company anticipates that there may be issues associated with the collectability of the full amount calculated as the transaction price, the Company may reduce the amount recognized as revenue to reflect the uncertainty associated with realization of the eventual cash collection.

The timing of when the Company bills its customers is generally dependent upon agreed-upon contractual terms, milestone billings based on the completion of certain phases of the work, or when services are provided. Sometimes, billing occurs subsequent to revenue recognition, resulting in unbilled revenue, which is a contract asset. However, the Company sometimes receives advances or deposits from its customers before revenue is recognized, resulting in deferred revenue, which is a contract liability.

For the three-months ended March 31, 2019 and 2018, revenues from contracts with customers is summarized by product category were as follows:

	March 31,
	2019	2018
Product Category

Athletic fields and tracks	$1,900,413	$466,386
Vertical construction	547,845	296,160
Totals	$2,448,258	$762,546

“Athletic fields and tracks” relates to the design, engineering and construction of outdoor playing fields, running tracks and related works, stadiums, scoreboards, dug outs, base and drainage work, and similar projects, while “Vertical construction” relates to the design, engineering and construction of an entire facility such as a dormitory, athletics facility, gymnasium, or a similar general construction project.

Inventory

Inventory is stated at the lower of cost (first-in, first out) or net realizable value and consists primarily of construction materials.

Property, Plant and Equipment

Property, plant and equipment are carried at cost less accumulated depreciation and amortization. Depreciation and amortization are calculated using the straight-line method over the estimated useful lives of the assets, which generally range from 3 to 5 years. Leasehold improvements are amortized over the remaining life of the lease. Gains and losses from the retirement or disposition of property and equipment are included in operations in the period incurred. Maintenance and repairs are expensed as incurred.

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Income Taxes

Deferred income tax assets and liabilities are determined based on the estimated future tax effects of net operating loss and credit carry-forwards and temporary differences between the tax basis of assets and liabilities and their respective financial reporting amounts measured at the current enacted tax rates. The differences relate primarily to net operating loss carryforward from date of acquisition and to the use of the cash basis of accounting for income tax purposes. The Company records an estimated valuation allowance on its deferred income tax assets if it is more likely than not that these deferred income tax assets will not be realized.

The Company recognizes a tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by taxing authorities, based on the technical merits of the position. The tax benefits recognized in the consolidated financial statements from such a position are measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement. The Company has not recorded any unrecognized tax benefits.

Stock-Based Compensation

The Company measures the cost of services received in exchange for an award of equity instruments based on the fair value of the award. For employees, the fair value of the award is measured on the grant date and for non-employees, the fair value of the award is generally re-measured on vesting dates and interim financial reporting dates until the service period is complete. The fair value amount is then recognized over the period during which services are required to be provided in exchange for the award, usually the vesting period. Awards granted to directors are treated on the same basis as awards granted to employees.

Fair Value of Financial Instruments

Accounting Standards Codification subtopic 825-10, Financial Instruments (“ASC 825-10”) requires disclosure of the fair value of certain financial instruments. The carrying value of cash and cash equivalents, accounts payable and accrued liabilities, and short-term borrowings, as reflected in the balance sheets, approximate fair value because of the short-term maturity of these instruments. All other significant financial assets, financial liabilities and equity instruments of the Company are either recognized or disclosed in the financial statements together with other information relevant for making a reasonable assessment of future cash flows, interest rate risk and credit risk. Where practicable the fair values of financial assets and financial liabilities have been determined and disclosed; otherwise only available information pertinent to fair value has been disclosed.

New Accounting Pronouncements

For information regarding new accounting pronouncements that were adopted and new accounting pronouncements that were issued during the three months ended March 31, 2019, see the “Recently Adopted Accounting Guidance” and “Recent Accounting Guidance Not Yet Adopted” sections of Note 2, “Significant Accounting Policies” to our unaudited condensed consolidated interim financial statements as and for the three months ended March 31, 2019 and 2018.

Results of Operations for the year ended December 31, 2018, compared to the year ended December 31, 2017

Summary of Statements of Operations for the Years Ended December 31, 2018 and 2017:

	Year Ended
	December 31, 2018	December 31, 2017

Revenue	$6,599,464	$7,045,892
Gross profit (loss)	$(1,117,456)	$1,091,962
Operating expenses	$(2,385,565)	$(2,821,994)
Loss from operations	$(3,503,021)	$(1,730,032)
Other income (expense)	$(240,413)	$(135,484)
Net loss	$(3,743,434)	$(1,865,516)
Loss per common share - basic and diluted	$(0.19)	$(0.11)

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Revenue

Revenue was $6,599,464 for the year ended December 31, 2018, as compared to $7,045,892 for the year ended December 31, 2017, a decrease of $446,428. This decrease in revenue was primarily attributable to unanticipated prolongated construction timelines and delays in projects starts.

Gross Profit

The Company generated a negative gross profit margin of $(1,117,456), or (16.9%), during the year ended December 31, 2018 as compared to a gross profit of $1,091,962 and a positive gross profit margin of 15.5% during the year ended December 31, 2017. The gross profit percentage became negative for the year ended December 31, 2018 due to cost overruns and substandard project management on a single, large project in New York.

Operating Expenses

Operating expenses consist primarily of compensation and related costs for personnel and facilities, and include costs related to our facilities, finance, human resources, and fees for professional services. Professional services are principally comprised of outside legal, accounting, financial services, audit, marketing, investor relations and outsourcing services.

Operating expenses decreased by 15.5% during the year ended December 31, 2018, as compared to the year ended December 31, 2017. The overall $436,429 decrease in operating expenses is primarily attributable to the following approximate net increases (decreases) in operating expenses:

●	A $126,500 decrease in advertising cost;

●	A $192,800 decrease in payroll costs;

●	A $133,200 decrease in stock compensation costs

●	A $70,300 decrease in commissions.

These operating expense decreases were partially offset by the following expense increases:

●	A $105,550 increase in professional fees.

Other Income (Expenses)

Other income (expense) consists primarily of interest expense related to the Company’s notes payable and the gain or loss on the derivative.

Other income (expenses), net for the year ended December 31, 2018, were $(240,413), as compared to $(135,484) for the year ended December 31, 2017. For the year ended December 31, 2018 other income (expenses) consisted of $286,882 in interest expense, a loss on the change in the value of the derivative of $46,900, legal settlement cost of $59,648, a gain on the restructuring of troubled debt of $76,334, a gain from an insurance settlement of $73,561 and miscellaneous income of $3,122. For the year ended December 31, 2017 other income (expenses) consisted of $(284,740) in interest expense, a gain on the change in the value of the derivative of $120,100 and miscellaneous income of $29,516.

Net Loss

The net loss for the year ended December 31, 2018 was $(3,743,434) or a basic and diluted loss per share of $(0.19) as compared to a net loss of $(1,865,516), or a basic and diluted loss per share of $(0.11), for the year ended December 31, 2017. The increase in the loss compared to the prior year is primarily attributable to underestimated project costs and substandard project management on a single, larger project in New York.

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Liquidity and Capital Resources

The following table summarizes total current assets, liabilities and working capital at December 31, 2018, compared to December 31, 2017:

	December 31, 2018	December 31, 2017	Increase/ (Decrease)
Current Assets	$770,095	$893,508	$(123,413)
Current Liabilities	$8,526,887	$5,385,423	$(3,141,464)
Working Capital (Deficit)	$(7,756,792)	$(4,491,915)	$(3,264,877)

At December 31, 2018, we had a working capital deficit of $(7,756,792) as compared to working capital deficit of $(4,491,915) at December 31, 2017, a working capital deficit increase of $(3,264,877).

Summary Cash flows for the years ended December 31, 2018 and 2017:

	Year Ended
	December 31, 2018	December 31, 2017
Net cash provided by (used in) operating activities	$(510,086)	$444,406
Net cash used in investing activities	$(24,292)	$-
Net cash provided by (used in) financing activities	$334,649	$(178,132)

Cash Provided by (Used in) Operating Activities

Our primary uses of cash from operating activities include payments to contractors for project costs, consultants, legal and professional fees, marketing expenses and other general corporate expenditures.

Cash used in operating activities consist of net loss adjusted for certain non-cash items, primarily equity-based compensation expense, depreciation expense, loss on extinguishment of debt, gains and losses on dispositions of fixed assets, amortization of debt issuance costs and amortization of debt discount, as well as the effect of changes in working capital and other activities.

The adjustments for the non-cash items decreased from the year ended December 31, 2017 to the year ended December 31, 2018 due primarily to a reduction in both equity-based compensation expense and loss on extinguishment of debt. In addition, the net decrease in cash from changes in working capital activities from the year ended December 31, 2017 to the year ended December 31, 2018 primarily consisted of operational expenses and cost overruns.

Cash Provided by (Used in) Financing Activities

Net cash provided by (used in) financing activities for the year ended December 31, 2018 and 2017 was $334,649 and $(178,132), respectively. During the year ended December 31, 2018, the Company had the following financing transactions: (i) proceeds from private placement of $239,000, proceeds form promissory notes of $628,349 and (ii) repayment promissory notes of $532,700. During the year ended December 31, 2017, the Company had the following financing transactions: (i) debt issuance costs of ($10,000); and (ii) repayment promissory notes of ($168,132).

Going Concern

Our historical operating results indicate substantial doubt exists related to the Company’s ability to continue as a going concern. As reflected in the accompanying consolidated financial statements, as of December 31, 2018, the Company had a working capital deficit of $(7,756,792). Furthermore, the Company incurred net losses of approximately $3.74 million for the year ended December 31, 2018 and $1.87 million for year ended December 31, 2017 and had an accumulated deficit of $19.6 million at December 31, 2018. Substantially all of our accumulated deficit has resulted from losses incurred on construction projects, costs incurred in connection with our research and development and general and administrative costs associated with our operations. These factors raise substantial doubt about the Company’s ability to continue as a going concern through April 15, 2020.

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We expect that for the next 12 months, our operating cash burn will be approximately $2 million, excluding repayments of existing debts in the aggregate amount of $1.8 million. Our cash requirements relate primarily to working capital needed to operate and grow our business, including funding operating expenses and continued development and expansion of our products/services. Our ability to achieve profitability and meet future liquidity needs and capital requirements will depend upon numerous factors, including the timing and size of awarded contracts; operating expenses; working capital needs; expanding our sales team and business development opportunities; developing a marketing program; warranty and other post-implementation services; and hiring and training construction and administrative staff; as well as the extent to which our brand and construction services gain market acceptance and our ongoing and any new research and development programs; and changes in our strategy or our planned activities.

We have experienced and continue to experience negative cash flows from operations, and we expect to continue to incur net losses in the foreseeable future.

The Company will require additional funding to finance the growth of its current and expected future operations as well as to achieve its strategic objectives. The Company believes its current available cash along with anticipated revenues may be insufficient to meet its cash needs for the near future. There can be no assurance that financing will be available in amounts or terms acceptable to the Company, if at all. If we are not able to obtain financing when needed, we may be unable to carry out our business plan. As a result, we may have to significantly limit our operations and our business, financial condition and results of operations would be materially harmed.

To date, we have funded our operational short-fall primarily through private offerings of common stock, convertible notes and promissory notes, billings in excess of costs, our line of credit and factoring of receivables. The Company believes it has potential financing sources in order to raise the capital necessary to fund operations through fiscal year end 2018.

The Company entered into an exclusive Financial Advisory and Investment Banking Agreement with Spartan Capital Securities, LLC (“Spartan”) effective October 1, 2015 (the “2015 Spartan Advisory Agreement”). Pursuant to the 2015 Spartan Advisory Agreement, Spartan acted as the Company’s financial advisor and placement agent and assisted the Company in connection with a best efforts private placement (the “2015 Financing”) of up to $3.5 million or 3,181,819 shares (the “Shares”) of the common stock of the Company at $1.10 per Share. The 2015 Spartan Advisory Agreement expired on January 1, 2019, although payment obligations continue through August 1, 2019.

On July 14, 2016, the Company closed a Credit Agreement (the “Credit Agreement”) by and among the Company and FirstForm and Genlink Capital, LLC, as lender (“Genlink”). Pursuant to the Credit Agreement, Genlink agreed to loan the Company up to a maximum of $1 million for general operating expenses. An initial amount of $670,000 was funded by Genlink at the closing of the Credit Agreement. Any increase in the amount extended to the Company shall be at the discretion of Genlink.

The amounts borrowed pursuant to the Credit Agreement are evidenced by a Revolving Note (the “Revolving Note”) and the repayment of the Revolving Note is secured by a first position security interest in substantially all of the Company’s assets in favor of Genlink, as evidenced by a Security Agreement by and among the Company and Genlink (the “Security Agreement”). The Revolving Note is due and payable, along with interest thereon, on December 20, 2017, and bears interest at the rate of 15% per annum, increasing to 19% upon the occurrence of an event of default. The Company incurred loan fees of approximately $44,500 for entering into the Credit Agreement. The Company must pay a minimum of $75,000 in interest over the life of the loan. The principal balance on the note as of the date hereof is $1,000,000. In December 2017, this Credit Agreement was extended through January 25, 2019 and converted to a term loan bearing interest at 15% with monthly payments of $20,833 in principal plus interest and a balloon payment of $729,167 due at maturity on January 25, 2019. The Company incurred $10,000 in debt issuance costs as part of the modification which are recorded as debt discount and amortized over the agreement. Debt discount at December 31, 2017 is $10,000. In November 2018, this Loan Agreement was amended in order to increase the principal amount to $1,125,000 and extended through November 25, 2020 with interest at 15% requiring monthly payments of $26,650 in principal (starting in March 2019) plus interest with a balloon payment of $592,000 due on the maturity date. As additional security for the term loan, the Company has placed 970,000 shares of common stock into reserve.

In addition to the aforementioned current sources of capital that will provide additional short term liquidity, the Company is currently exploring various other alternatives, including debt and equity financing vehicles, strategic partnerships, government programs that may be available to the Company, as well as trying to generate additional sales and increase margins. However, at this time the Company has no commitments to obtain any additional funds, and there can be no assurance such funds will be available on acceptable terms or at all. If the Company is unable to obtain additional funding and improve its operations, the Company’s financial condition and results of operations may be materially adversely affected, and the Company may not be able to continue operations.

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Additionally, even if we raise sufficient capital through additional equity or debt financing, strategic alternatives or otherwise, there can be no assurances that the revenue or capital infusion will be sufficient to enable us to develop our business to a level where it will be profitable or generate positive cash flow. The Company continues to work on its currently contracted jobs and anticipates recognizing that revenue and increasing its gross margin on these current projects, however, there can be no assurance that higher sales volume and increasing margins will indefinitely continue into the foreseeable future.

If we incur additional debt, a substantial portion of our operating cash flow may be dedicated to the payment of principal and interest on such indebtedness, thus limiting funds available for our business activities. The terms of any debt securities issued could also impose significant restrictions on our operations. Broad market and industry factors may seriously harm the market price of our common stock, regardless of our operating performance, and may adversely impact our ability to raise additional funds.

The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. These financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern. The ability of the Company to meet its total liabilities of $9,457,479 at December 31, 2018, and to continue as a going concern is dependent upon the availability of future funding, continued growth in sales along with increased profitability on sales. The financial statements do not include any adjustments that might result from the outcome of these uncertainties.

Off-Balance Sheet Arrangements

As of December 31, 2018, and December 31, 2017, the Company had no off-balance sheet arrangements.

Critical Accounting Policies

We believe that the following accounting policies are the most critical to aid you in fully understanding and evaluating this “Management’s Discussion and Analysis of Financial Condition and Results of Operation.”

Revenue and Cost Recognition

Revenue is recognized when a customer obtains control of promised goods or services, in an amount that reflects the consideration which the entity expects to receive in exchange for those goods or services. To determine revenue recognition for arrangements that an entity determines are within the scope of ASC 606, the Company performs the following five steps: (i) identify the contract(s) with a customer; (ii) identify the performance obligations in the contract; (iii) determine the transaction price; (iv) allocate the transaction price to the performance obligations in the contract; and (v) recognize revenue when (or as) the entity satisfies a performance obligation. The Company only applies the five-step model to contracts when it is probable that the entity will collect the consideration it is entitled to in exchange for the goods or services it transfers to the customer. At contract inception, once the contract is determined to be within the scope of ASC 606, the Company assesses the goods or services promised within each contract and determines those that are performance obligations, and assesses whether each promised good or service is distinct. The Company then recognizes as revenue the amount of the transaction price that is allocated to the respective performance obligation when (or as) the performance obligation is satisfied. Sales, value add, and other taxes collected on behalf of third parties are excluded from revenue.

The Company generates revenue from fixed-price contracts, where revenue is recognized over time as work is completed because of the continuous transfer of control to the customer (typically using an input measure such as costs incurred to date relative to total estimated costs at completion to measure progress). Costs to obtain contracts are generally not significant and are expensed in the period incurred. The Company has determined that these construction projects provide a distinct service and therefore qualify as one performance obligation. Revenue from fixed-price contracts provide for a fixed amount of revenue for the entire project, and any changes to the scope of the project is addressed in a change order, which is treated as a modification of the original contract.

To determine the proper revenue recognition method for contracts, the Company evaluates whether two or more contracts should be combined and accounted for as one single performance obligation and whether a single contract should be accounted for as more than one performance obligation. ASU 2014-09 defines a performance obligation as a contractual promise to transfer a distinct good or service to a customer. A contract’s transaction price is allocated to each distinct performance obligation and recognized as revenue when, or as, the performance obligation is satisfied. The Company’s evaluation requires judgment and the decision to combine a group of contracts or separate a contract into multiple performance obligations could change the amount of revenue and profit recorded in a given period. To date, all of the Company’s contracts have a single performance obligation, as the promise to transfer the individual goods or services is not separately identifiable from other promises in the contract and, therefore, is not distinct. However, if in the future the Company has contracts with multiple performance obligations, then the Company will allocate the contract’s transaction price to each performance obligation using the observable standalone selling price, if available, or alternatively the Company’s best estimate of the standalone selling price of each distinct performance obligation in the contract.

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Accounting for contracts involves the use of various techniques to estimate total transaction price and costs. For such contracts, transaction price, estimated cost at completion and total costs incurred to date are used to calculate revenue earned. Unforeseen events and circumstances can alter the estimate of the costs and potential profit associated with a particular contract. Total estimated costs, and thus contract revenue and income, can be impacted by changes in productivity, scheduling, the unit cost of labor, subcontracts, materials and equipment. Additionally, external factors such as weather, client needs, client delays in providing permits and approvals, labor availability, governmental regulation and politics may affect the progress of a project’s completion and thus the timing of revenue recognition. To the extent that original cost estimates are modified, estimated costs to complete increase, delivery schedules are delayed, or progress under a contract is otherwise impeded, cash flow, revenue recognition and profitability from a particular contract may be adversely affected.

The nature of the Company’s contracts do not have variable consideration, such as liquidated damages, volume discounts, performance bonuses, incentive fees, and other terms that can either increase or decrease the transaction price. In contrast, the contracts are often modified to account for changes in contract specifications or requirements. Costs associated with contract modifications are included in the estimated costs to complete the contracts and are treated as project costs when incurred. In most instances, contract modifications are for goods or services that are not distinct, and, therefore, are accounted for as part of the existing contract. The effect of a contract modification on the transaction price, and the measure of progress for the performance obligation to which it relates, is recognized as an adjustment to revenue on a cumulative catch-up basis. In some cases, settlement of contract modifications may not occur until after completion of work under the contract.

As a significant change in one or more of these estimates could affect the profitability of its contracts, the Company reviews and updates its contract-related estimates regularly. The Company recognizes adjustments in estimated profit on contracts under the cumulative catch-up method. Under this method, the cumulative impact of the profit adjustment is recognized in the period the adjustment is identified. Revenue and profit in future periods of contract performance are recognized using the adjusted estimate. If at any time the estimate of contract profitability indicates an anticipated loss on a contract, the projected loss is recognized in full in the period it is identified and recognized as an “Provision for Estimated Losses on Uncompleted Contracts” which is included in “Contract liabilities” on the Condensed Consolidated Balance Sheets. For contract revenue recognized over time, the Provision for Estimated Losses on Uncompleted Contracts is adjusted so that the gross profit for the contract remains zero in future periods.

The Company estimates the collectability of contract amounts at the same time that it estimates project costs. If the Company anticipates that there may be issues associated with the collectability of the full amount calculated as the transaction price, the Company may reduce the amount recognized as revenue to reflect the uncertainty associated with realization of the eventual cash collection.

The timing of when the Company bills its customers is generally dependent upon agreed-upon contractual terms, milestone billings based on the completion of certain phases of the work, or when services are provided. Sometimes, billing occurs subsequent to revenue recognition, resulting in unbilled revenue, which is a contract asset. However, the Company sometimes receives advances or deposits from its customers before revenue is recognized, resulting in deferred revenue, which is a contract liability.

For the years ended December 31, 2018 and 2017, revenues from contracts with customers is summarized by product category were as follows:

	December 31,
	2018	2017
Product Category
Athletic fields and tracks	$5,016,929	$4,889,657
Vertical construction	1,582,534	2,156,235
Totals	$6,599,463	$7,045,892

“Athletic fields and tracks” relates to the design, engineering and construction of outdoor playing fields, running tracks and related works, stadiums, scoreboards, dug outs, base and drainage work, and similar projects, while “Vertical construction” relates to the design, engineering and construction of an entire facility such as a dormitory, athletics facility, gymnasium, or a similar general construction project.

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Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting periods. Actual results could differ from those estimates. The Company’s significant estimates and assumptions include the accounts receivable allowance for doubtful accounts, warranty reserve, percentage of completion revenue recognition method, the useful life of fixed assets, assumptions used in the fair value of stock-based compensation and the valuation allowance relating to the Company’s deferred tax assets.

Stock-Based Compensation

The Company measures the cost of services received in exchange for an award of equity instruments based on the fair value of the award. For employees, the fair value of the award is measured on the grant date and for non-employees, the fair value of the award is generally re-measured on vesting dates and interim financial reporting dates until the service period is complete. The fair value amount is then recognized over the period during which services are required to be provided in exchange for the award, usually the vesting period. Awards granted to directors are treated on the same basis as awards granted to employees.

Fair Value of Financial Instruments

Accounting Standards Codification subtopic 825-10, Financial Instruments (“ASC 825-10”) requires disclosure of the fair value of certain financial instruments. The carrying value of cash and cash equivalents, accounts payable and accrued liabilities, and short-term borrowings, as reflected in the balance sheets, approximate fair value because of the short-term maturity of these instruments. All other significant financial assets, financial liabilities and equity instruments of the Company are either recognized or disclosed in the financial statements together with other information relevant for making a reasonable assessment of future cash flows, interest rate risk and credit risk. Where practicable the fair values of financial assets and financial liabilities have been determined and disclosed; otherwise only available information pertinent to fair value has been disclosed.

New Accounting Pronouncements

For information regarding new accounting pronouncements that were adopted and new accounting pronouncements that were issued during the year ended December 31, 2018, see the “Recently Adopted Accounting Guidance” and “Recent Accounting Guidance Not Yet Adopted” sections of Note 2, “Significant Accounting Policies” to our audited consolidated financial statements as of and for the three months ended December 31, 2018 and 2017.

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DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS, AND CONTROL PERSONS

The Board of Directors elects our executive officers annually. A majority vote of the directors who are in office is required to fill vacancies. Each director shall be elected for the term of one year, and until his successor is elected and qualified, or until the earlier of his resignation or removal. Information on our Board of Directors and executive officers is included below. Our executive officers are appointed annually by our Board of Directors. Our executive officers hold their offices until they resign, are removed by the Board, or their successor is elected and qualified.

Set forth below is certain information regarding the persons who currently are directors and executive officers of the Company.

Name	Age	Position	Officer and/or Director Since

Jeromy Olson	49	Chairman, Chief Executive Officer and Director	2014
John Tuntland	43	Director	2018
Glenn Tilley	57	Director	2016
Tom Minichiello	60	Director	2017

Jeromy Olson, Chief Executive Officer, Chairman, Director

Mr. Jeromy Olson, age 49, combines over 20 years in senior management as well sales and sales training. Mr. Olson is currently an owner of NexPhase Global, a sales management and consulting firm that he founded in 2013. From 2012 to 2013, Mr. Olson was Vice President of Sales and Marketing for Precision Plating Inc., a company involved in precious metal fabrication. From 2007 to 2012, Mr. Olson was Area Sales Manager for Beckman Coulter, a Clinical Diagnostic company that focused on hospital laboratory equipment manufacturing.

Mr. Olson has an undergraduate degree from Northern Illinois University.

The Board believes that Mr. Olson’s extensive experience in management, talent acquisition and development, sales strategy and implementation and market analysis will be critical in supporting the Company’s growth plans. Additionally, the Board believes that Mr. Olson’s combination of financial reporting, predictive modeling and complex forecasting experience will be of great value to the Company as it continues to grow.

Glenn Tilley, Director

Mr. Tilley, age 57, combines over 30 years of experience in Sports Management and Sports and Entertainment Marketing leadership roles. Currently, Mr. Tilley is the Founder and CEO of The Champions Network, a business acceleration firm with a focus in the sports and health and wellness space. Previously, he was CEO of Ripken Baseball from 2010 to 2014, a baseball management and sports marketing firm where he established and expanded The Ripken Brand on a national level. Previous to his role at Ripken Baseball, Mr. Tilley, as President and CEO of Becker Group from 2001 to 2009, led the transformation of the firm into an international success as a leading entertainment and experiential marketing firm with clients such as The Walt Disney Company, Warner Brothers, The Discovery Channel, The Taubman Company, Simon Properties, and Westfield Properties. Before being promoted to President and CEO, Mr. Tilley was Vice President of Sales for Becker Group from 1992 through 2000. Previous to his role at Becker Group, Mr. Tilley was an executive at Sports Management firms Shapiro and Robinson and Eastern Athletic Services that represented and managed professional athletes in professional baseball and professional football.

Mr. Tilley graduated from Princeton University in 1984 with a bachelor’s degree in Political Science, where he was an All-Ivy League football player.

In evaluating Mr. Tilley’s specific experience, qualifications, attributes and skills in connection with his appointment as a member of the Board of the Company, the Board considered his expertise and many roles within the sports industry, as well as his extensive management experience at different sports related companies.

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Tom Minichiello, Director

Tom Minichiello, age 60, is currently Senior Vice President, Chief Financial Officer, Treasurer, and Secretary for Westell Technologies, positions he has held since July, 2013. He is responsible for finance, information technology, human resources, legal, contract administration, real estate, and corporate communications. Prior to Westell, Mr. Minichiello was interim Chief Financial Officer for Tellabs and served in various other positions including Vice President of Finance and Chief Accounting Officer, Vice President of Financial Operations, Vice President of Finance for North America, Director of Finance for all product divisions, and Controller for the Optical Networking Group from March 2001 to July, 2013. Minichiello also served in leadership roles at Andrew Corporation and held financial management and audit positions at Phelps Dodge, Otis Elevator, and United Technologies. He began his career at Sterling Drug. Mr. Minichiello serves on the Governing Body for the Evanta Chicago CFO Executive Summit. He was a Panelist for the 2016 Finance Transformation Summit in Dallas, and previously was an Advisory Board Member for Back on My Feet Chicago and a Board Member for the Tellabs Foundation.

Mr. Minichiello holds a Master of Business Administration degree in Entrepreneurship and Operations Management from DePaul University, a Master of Science in Accounting from the University of Hartford, and a Bachelor of Arts in Economics from Villanova University. He is a Certified Public Accountant.

In evaluating Mr. Minichiello’s specific experience, qualifications, attributes and skills in connection with his appointment as a member of the Board of the Company, the Board considered his experience as a Chief Financial Officer, Treasurer and Secretary and his financial knowledge and expertise.

John Tuntland, Director

Mr. John Tuntland, age 43, is currently the Global Product Manager, Large Track Type Tractors for Caterpillar, Inc (NYSE: CAT)), which position he had held since June 2017. Previously, he held various other positions within the Caterpillar organization, including but not limited to Global Product Manager for SEM and Regional Product Manager for the Medium Wheel Loader Products (based in China), Global Product Manager for SEM and Regional Product Manager for the Medium Wheel Loader Products, and World Wide New Product Introduction Manager for Medium Wheel Loaders and has held acquisition and 6-Sigma responsibilities within Caterpillar. In addition, Mr. Tuntland is the primary owner and executive of numerous ventures outside of his Fortune 100 related experiences, including farming, commercial real estate and various automotive and service companies.

Mr. Tuntland graduated from the University of Illinois in 1999 with a B.S. in Agricultural Engineering and an MBA from Benedictine University in 2003.

Family Relationships

There are no family relationships among any of our directors or executive officers.

Board Composition and Director Independence

Our board of directors consists of four members: Jeromy Olson, John Tuntland, Glenn Tilley and Tom Minichiello. The directors will serve until our next annual meeting and until their successors are duly elected and qualified. The Company defines “independent” as that term is defined in Rule 5605(a)(2) of the NASDAQ listing standards.

In making the determination of whether a member of the board is independent, our board considers, among other things, transactions and relationships between each director and his immediate family and the Company, including those reported under the caption “Certain Relationships and Related-Party Transactions”. The purpose of this review is to determine whether any such relationships or transactions are material and, therefore, inconsistent with a determination that the directors are independent. On the basis of such review and its understanding of such relationships and transactions, our board affirmatively determined that Mr. Appel, Mr. Minichiello and Mr. Tuntland are qualified as independent and that they have no material relationship with us that might interfere with his or her exercise of independent judgment.

Board Committees; Audit Committee Financial Expert; Stockholder Nominations

At the present time, the board of directors has not established an audit, a compensation or a nominating and corporate governance committee. The functions of those committees are being undertaken by the board of directors as a whole. In addition, none of the Company’s directors is an “audit committee financial expert”. It is the board of directors’ desire and intent to establish such committees as soon as practicable.

The Company does not have a policy regarding the consideration of any director candidates which may be recommended by the Company’s stockholders.

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Code of Ethics

The Company does not currently maintain a Code of Ethics but plans to adopt one in the near future.

EXECUTIVE COMPENSATION

The following table provides each element of compensation paid or granted to our sole Executive officer, for service rendered during the fiscal years ended December 31, 2018 and 2017.

Summary Compensation Table

Name and Principal Position	Year	Salary ($) (2)	Bonus ($)	Stock Awards ($) (3)(4)	Option Awards ($)(5)	Non-Equity Incentive Plan Compensation ($)	Non- Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)(6)	Totals ($)
Jeromy Olson	2018	$156,000	$0	$0	$0	$0	$0	$41,442	$202,942
Chief Executive Officer(1)	2017	$147,000	$0	$8,500	$33	$0	$0	$0	$155,533

1.	Mr. Olson was appointed Chief Executive Officer of the Company on September 18, 2014.

2.	Pursuant to Mr. Olson’s employment agreement with the Company, the Company was originally obligated to pay Mr. Olson a salary at a rate of $10,000 per month that increased to $13,000/month upon the Company achieving gross revenues of at least $10,000,000 and an operating margin of at least 15%. In March 2017, this condition was satisfied. However, the increase in salary was not immediately implemented. For 2017, “Salary” includes the $141,500 in base salary earned and received by Mr. Olson in 2017, as well as the $5,500 in deferred unpaid salary earned by Mr. Olson, which deferred amount was paid to Mr. Olson during 2018. For 2018, “Salary” consists of the $156,000 in base salary earned by Mr. Olson in 2018. As of December 31, 2017, the remaining deferred unpaid salary owed to Mr. Olson totaled $5,500, and as of December 31, 2018, the remaining deferred unpaid salary owed to Mr. Olson was $0.

3.	Represents the fair value as of the grant dates of (i) 20,000 shares of the Company’s Common Stock issued during the year ended December 31, 2017, pursuant to the NexPhase Global consulting agreement; and (ii) 250,000 shares of the Company’s Common Stock issued on January 1, 2016, each computed in accordance with FASB ASC Topic 718.

4.	Represents the grant date fair value computed in accordance with FASB ASC Topic 718. NexPhase Global was issued 50,000 shares of common stock at the onset of the consulting agreement and will receive 10,000 shares of common stock at the beginning of each three-month period for the term of the agreement and any renewal periods thereafter. The NexPhase consulting agreement was terminated on October 1, 2017.

5.	Represents the grant date fair value of (i) fully vested qualified options to purchase 25,000 shares of the Company’s Common Stock at a price of $1.75 issued in March 2017; (ii) fully vested qualified options to purchase 100,000 shares of the Company’s Common Stock at a price of $1.50 issued in November, 2016; and (iii) qualified options to purchase 75,000 shares of the Company’s Common Stock at a price of $1.75 in November, 2016, which vested on December 31, 2016, each computed in accordance with FASB Topic ASC 718.

6.	Includes pretax medical insurance coverage benefits of $5,527, and $35,915 in payments to Mr. Olsen’s entity (see Item 13 herein) for accrued sales commissions from prior years. As of December 31, 2017, the accrued sales commissions owed to Mr. Olsen’s entity totaled $154,090, and as of December 31, 2018, the accrued sales commissions owed to Mr. Olsen’s entity totaled $118,175.

Executive Compensation Program Components

Base Salary

We provide base salary as a fixed source of compensation for our executive officer, allowing him a degree of certainty when having a meaningful portion of his compensation “at risk” in the form of equity awards covering the shares of a company for whose shares there have been limited liquidity to date. We plan to hire additional officers and the board of directors recognizes the importance of base salaries as an element of compensation that helps to attract highly qualified executive talent.

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The base salary for our executive officer was established primarily based on individual negotiations with the executive officer when they joined us and reflect the scope of his anticipated responsibilities, the individual experience he brings, the board members’ experiences and knowledge in compensating similarly situated individuals at other companies, and our then-current cash constraints.

The board does not apply specific formulas in determining base salary increases. In determining base salaries for 2018 for our continuing named executive officer, no adjustments were made to the base salary of our named executive officer as the board determined, in its independent judgment and without reliance on any survey data, that existing base salary for our executive officer, provided sufficient fixed compensation for retention purposes.

Outstanding Equity Awards at December 31, 2018

The following table provides information on the holdings of stock awards by Mr. Olson at fiscal year-end 2018, including unexercised stock options.

Outstanding Equity Awards at Fiscal Year-End 2018

Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Equity incentive plan awards; Number of securities underlying unexercised unearned options (#)	Option exercise price ($)	Option exercise date
Jeromy Olson(1)	287,500	0	0	$1.50 to $1.75	October 2021

1.	Represents 200,000 stock options issued and outstanding to Mr. Olson that are scheduled to vest in October 2021. Also represents one-half of 175,000 stock options issued to NexPhase Global pursuant to the NexPhase Global arrangement. NexPhase Global is a consulting firm owned in part by Mr. Olson.

Director Compensation

The following table provides information regarding the compensation of the Company’s non-employee directors for the year ended December 31, 2018:

Director Compensation

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

Glenn Tilley	$0	—	$0	—	—	—	$0
John Tuntland(2)			10,169				10,169
Tom Minichiello	0	—	$0	—	—	—	$0

1.	This column reports the amount of cash compensation earned in 2018 for board service.
2.	John Tuntland was appointed as a director on May 7, 2018. Mr. Tuntland received non-qualified stock options to purchase Two Hundred Thousand (200,000) shares of the Company’s common stock. The exercise price of the Options shall be One Dollar ($1.00) per share. The Options shall vest in equal amounts over a period of Two (2) years at a rate of Twenty-Five Thousand (25,000) shares per fiscal quarter on the last day of each such quarter, commencing in the third fiscal quarter 2018.

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Director Agreements

On January 4, 2016, the Company entered into a director agreement (the “Tilley Director Agreement”) with Glenn Tilley, concurrent with Mr. Tilley’s appointment to the Board effective January 4, 2016. Pursuant to the Tilley Director Agreement, Mr. Tilley is to be paid a stipend of One Thousand Dollars ($1,000) per meeting of the Board, which shall be contingent upon his attendance at the meetings being in person, rather than via telephone or some other electronic medium. Additionally, Mr. Tilley received non-qualified stock options (the “Tilley Options”) to purchase Two Hundred Thousand (200,000) shares of the Company’s common stock, which options are now fully vested. The exercise price of the Tilley Options shall be One Dollar ($1.00) per share and are exercisable for 5 years.

On May 15, 2017, the Company entered into a director agreement (the “Minichiello Director Agreement”) with Tom Minichiello, concurrent with Mr. Minichiello’s appointment to the Board of Directors of the Company (the “Board”) effective May 15, 2017. The Minichiello Director Agreement may, at the option of the Board, be automatically renewed on such date that Mr. Minichiello is re-elected to the Board. Pursuant to the Director Agreement, Mr. Minichiello is to be paid a stipend of One Thousand Dollars ($1,000) per meeting of the Board, which shall be contingent upon his attendance at the meetings being in person, rather than via telephone or some other electronic medium. Additionally, Mr. Minichiello shall receive non-qualified stock options (the “Options”) to purchase up to Two Hundred Thousand (200,000) shares of the Company’s common stock. The exercise price of the Options shall be One Dollar ($1.00) per share. The Options shall vest in equal amounts over a period of two (2) years at the rate of Twenty Five Thousand (25,000) shares per fiscal quarter on the last day of each such quarter, commencing in the first full fiscal quarter in which Mr. Minichiello serves in his capacity as Director in 2017.

On May 7, 2018, the Company entered into a director agreement (the “Tuntland Director Agreement”) with John Tuntland, concurrent with Mr. Tuntland’s appointment to the Board of Directors of the Company (the “Board”) effective May 7, 2018. The Tuntland Director Agreement may, at the option of the Board, be automatically renewed on such date that Mr. Tuntland is re-elected to the Board. Pursuant to the Director Agreement, Mr. Tuntland is to be paid a stipend of One Thousand Dollars ($1,000) per meeting of the Board, which shall be contingent upon his attendance at the meetings being in person, rather than via telephone or some other electronic medium. Additionally, Mr. Tuntland shall receive non-qualified stock options (the “Options”) to purchase up to Two Hundred Thousand (200,000) shares of the Company’s common stock. The exercise price of the Options shall be One Dollar ($1.00) per share. The Options shall vest in equal amounts over a period of two (2) years at the rate of Twenty-Five Thousand (25,000) shares per fiscal quarter on the last day of each such quarter, commencing in the third fiscal quarter of 2018.

Employment Agreements

Jeromy Olson, Chief Executive Officer

On September 18, 2014, Sports Field Holdings, Inc. (the “Company”) entered into an employment agreement (the “Employment Agreement”) with Mr. Jeromy Olson pursuant to which Mr. Olson will serve as the Company’s Chief Executive Officer, effective September 19, 2014. Under the terms of the Employment Agreement, Mr. Olson shall have such duties, responsibilities and authority as are commensurate and consistent with the position of Chief Executive Officer of a public company. The term of the Employment Agreement is for forty months (the “Initial Term”), provided however, that in the event that neither party has provided the other party with written notice by the date that is sixty days prior to the last day of the Initial Term or, if applicable, the Renewal Term (as hereinafter defined), of such party’s intent that the Employment Agreement terminate immediately upon expiration of such term, then the Employment Agreement shall be extended for subsequent twelve-month terms (each a “Renewal Term”).

The Company shall pay Mr. Olson a salary at a rate of Ten Thousand and 00/100 Dollars ($10,000) per month that (1) will increase to $13,000 upon the Company achieving gross revenues of at least $10,000,000, as amended, and an operating margin of at least 15%, and (2) will increase to $16,000 per month upon the Company achieving gross revenues of at least $15,000,000 and an operating margin of at least 15%. In addition, Mr. Olson will be eligible to earn an annual bonus (the “Bonus”) equal to the following, calculated cumulatively: (i) when the Company achieves annual Adjusted EBITDA (as defined below) of between $1.00 and $1,000,000, the Mr. Olson shall receive a cash bonus of 15.0% of such annual Adjusted EBITDA; (ii) when the Company achieves annual Adjusted EBITDA of between $1,000,001 and $2,000,000, Mr. Olson shall receive an additional cash bonus of 10.0% of such annual Adjusted EBITDA which exceeds $1,000,000; and (iii) when the Company achieves annual Adjusted EBITDA greater than $2,000,000, Mr. Olson shall receive an additional cash bonus of 5.0% of such annual Adjusted EBITDA which exceeds $2,000,000. “Adjusted EBITDA” shall mean earnings before interest, taxes, depreciation and amortization, the components of which shall be calculated in accordance with generally accepted accounting principles and as such components traditionally appear on the Company’s audited financial statements, excluding any and all expenses associated with (i) any share-based payment; (ii) any gain or loss related to derivative instruments; and (iii) any other non-cash expenses reasonably approved by the Board of Directors of the Company (the “Board”).

41

As further inducement for Mr. Olson to enter into the Employment Agreement, the Company shall issue Mr. Olson (i) 250,000 shares of common stock of the Company, par value $0.00001 per share (the “Common Stock”) upon the execution of the Employment Agreement; (ii) an additional 250,000 shares of Common Stock on January 1, 2016, provided the Employment Agreement has not been terminated; (iii) qualified options to purchase 100,000 shares of Common Stock at $1.50 per share, which shall vest on December 31, 2015, under the employee qualified incentive option plan that will be established by the Company (the “Plan”), (iv) qualified options to purchase 100,000 shares of Common Stock at $1.75 per share, which shall vest on December 31, 2016, pursuant to the Plan and (v) qualified options to purchase 100,000 shares of Common Stock at $2.50 per share, which shall vest on December 31, 2017, pursuant to the Plan.

On November 3, 2016, the Board, pursuant to the Olson Employment Agreement, approved the issuance of (i) qualified options to purchase 100,000 shares of the Company’s Common Stock at a price of $1.50 vesting immediately with a grant date of November 3, 2016, (ii) qualified options to purchase 75,000 shares of the Company’s Common Stock at a price of $1.75 vesting on December 31, 2016 and (iii) qualified options to purchase 25,000 shares of the Company’s Common Stock at a price of $1.75 vesting on December 31, 2016, which options were to have been issued in the first quarter of 2017.

Pursuant to the merger clause set forth in Section 13(a) of the Employment Agreement, all prior agreements between Mr. Olson and the Company, including that certain Consulting Agreement dated August 29, 2014, are superseded by the Employment Agreement and are of no further effect.

Pursuant to section 3 of the Employment Agreement, Mr. Olson’s employment term was automatically renewed and will expire on January 19, 2020.

Termination and Change of Control Provisions.

Pursuant to the Olson Employment Agreement, upon a Change of Control (as defined in the Olson Employment Agreement), in addition to the accrued but unpaid compensation and vacation pay through the date of termination and any other benefits accrued to him under any benefit plans outstanding at such time and the reimbursement of documented, unreimbursed expenses incurred prior to such date, Mr. Olson shall be entitled to the following severance benefits: (i) the greater of twelve (12) months’ Base Salary (as defined in the Olson Employment Agreement) at the then current rate or the remainder of the Base Salary due under Olson Employment Agreement, to be paid in equal bi-weekly installments, less withholding of all applicable taxes, at such times he would have received them if there was no termination; (ii) continued provision for a period of twelve (12) months after the date of termination of the benefits under any benefit plans extended from time to time by the Company to its senior executives; and (iii) payment on a pro-rated basis of any bonus or other payments earned in connection with any bonus plan to which Executive was a participant as of the date of Executive’s termination of employment.

Corporate Governance

We do not have any standing audit, nominating and compensation committees of the board of directors, or committees performing similar functions. We do not currently have a Code of Ethics applicable to our principal executive, financial or accounting officers. All Board actions have been taken by written action rather than formal meeting. All executive officers and employees have executed non-compete agreements as well as Foreign Corruption Practices Act (FCPA) pledges.

42

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information regarding the beneficial ownership of our Common Stock as of July 11, 2019, by (a) each stockholder who is known to us to own beneficially 5% or more of our outstanding Common Stock; (b) all directors; (c) our executive officers, and (d) all executive officers and directors as a group. Except as otherwise indicated, all persons listed below have (i) sole voting power and investment power with respect to their shares of Common Stock, except to the extent that authority is shared by spouses under applicable law, and (ii) record and beneficial ownership with respect to their shares of Common Stock.

For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares of Common Stock that such person has the right to acquire within 60 days of July 11, 2019. For purposes of computing the percentage of outstanding shares of our Common Stock held by each person or group of persons named above, any shares that such person or persons has the right to acquire within 60 days of July 11, 2019, is deemed to be outstanding, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. The inclusion herein of any shares listed as beneficially owned does not constitute an admission of beneficial ownership. Unless otherwise identified, the address of our directors and officers is c/o Sports Field Holdings, Inc., at 1020 Cedar Ave, Suite 200, St. Charles, Illinois, 60174.

The following table assumes 23,318,980 shares are outstanding as of July 11, 2019.

Name and Address of Beneficial Owner	Outstanding Common Stock	Percentage of Ownership of Common Stock
Officers and Directors
Jeromy Olson(1)	1,270,000	5.3%
Glenn Tilley(2)	285,000	1.2%
Tom Minichiello(3)	200,000	0.9%
John Tuntland(4)	575,000	2.5%
Officers and Directors as a Group (4 persons)	2,330,000	9.9%

*	denotes less than 1%.

(1)	Includes (i) 500,000 shares of common stock, (ii) 200,000 shares of common stock underlying vested options with an exercise price of $1.50 per share, (iii) 300,000 shares of common stock underlying vested options with an exercise price of $1.75 per share

(2)	Includes 200,000 shares of common stock underlying vested options with an exercise price of $1.00 per share.

(3)	Includes 200,000 shares of common stock underlying vested options with an exercise price of $1.00 per share.

(4)	Includes 75,000 shares of common stock underlying vested options with an exercise price of $1.00 per share.

Changes in Control

The Company is not aware of any contract or other arrangement the operation of which may at a subsequent date result in a change of control of the Company.

43

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE.

Transactions with Related Persons, Promoters and Certain Control Persons

Except as set forth below, none of the Company’s directors or officers, nor any person who beneficially owns, directly or indirectly, shares carrying more than 10% of the voting rights attached to the Company’s shares, nor any relative or spouse of any of the foregoing persons, has had any material interest, direct or indirect, in any transaction to which the Company was a party, and in which the amount involved exceeds the lesser of (i) $120,000 or (ii) one percent of the average of the Company’s total assets at year-end for the last two completed fiscal years.

Jeromy Olson, the Chief Executive Officer of the Company, owns a sales management and consulting firm, NexPhase Global, LLC (“NexPhase”) that provided sales services to the Company. These services included the retention of two full-time senior sales representatives including the current National Sales Director of the Company. Consulting expenses pertaining to the firm’s services were $270,000 for the year ended December 31, 2017. Included in consulting expense for the year ended December 31, 2017 were 30,000 shares of common stock valued at $12,100, issued to NexPhase. The NexPhase consulting agreement was terminated on October 1, 2017. For years ended December 31, 2018 and 2017, NexPhase earned sales commissions of $0 and $74,517, respectively, and had accounts payable from the Company of $149,090 and $149,090 as of March 31, 2019, and December 31, 2018, respectively.

Glenn Tilley, a director of the Company, is the holder of $170,857 of principal as of December 31, 2018 of the aforementioned Note. As of March 31, 2019, the Company was not compliant with the repayment terms of the Notes but no defaults under the note have been called by the note holder. The Company is currently conducting good faith negotiations with the note holder to further extend the maturity date, however, there can be no assurance that a further extension will be granted. The Company is currently accruing interest on the Note at the default interest rate of 15% per annum. The Note is convertible into shares of the Company’s common stock at a conversion price equal to the lower of i) $1.00 per share and ii) the volume-weighted average price for the last five trading days preceding the conversion date.

On March 30, 2018, the Company entered into an eighteen-month loan agreement with an investor. Pursuant to the agreement, the investor agreed to loan the Company $250,000 for general operating expenses. During the first six months, the Company will pay interest only at 8% per annum. Thereafter, the Company shall pay principal and interest through maturity on December 31, 2019. At March 31, 2019, the outstanding balance related to this finance agreement was $208,333.

On April 9, 2018, the Company entered into an eighteen-month loan agreement with a director. Pursuant to the agreement, the director agreed to loan the Company $50,000 for general operating expenses. During the first six months, the Company will pay interest only at 8% per annum. Thereafter, the Company shall pay principal and interest through maturity on October 30, 2019. At March 31, 2019, the outstanding balance was $45,833.

On or about March 30, 2019, Mr. Olson advanced to the Company $11,500, which amount was used in partial satisfaction of the amount to be paid to a former employee under a settlement agreement. This demand note carries no interest.

Policy on Approving Related Party Transactions

At present, there is no written policy on approving Related Party Transactions, which is a material weakness in our internal controls.

Director Independence

The common stock of the Company is currently quoted on the OTCQB, quotation system which currently do not have director independence requirements. On an annual basis, each director and executive officer will be obligated to disclose any transactions with the Company in which a director or executive officer, or any member of his or her immediate family, have a direct or indirect material interest in accordance with Item 407(a) of Regulation S-K. Following completion of these disclosures, the Board will make an annual determination as to the independence of each director using the current standards for “independence” that satisfy the criteria as that term is defined in Rule 5605(a)(2) of the NASDAQ listing standards.

As of March 31, 2019, the Board determined that the following directors are independent under these standards:

John Tuntland

Tom Minichiello

44

F-1

PART I - FINANCIAL INFORMATION

Item 1. Financial Statements.

SPORTS FIELD HOLDINGS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2019	December 31, 2018
	Unaudited
ASSETS
Current Assets
Cash	$92,396	$247
Restricted Cash	-	81,686
Accounts Receivable	109,501	244,801
Contract Assets	1,670,361	363,396
Prepaid Expenses and Other Current Assets	138,242	79,965
Total Current Assets	2,010,500	770,095
Property, Plant and Equipment, net	14,837	19,567
Deposits	2,090	2,090
TOTAL ASSETS	$2,027,427	$791,752

LIABILITIES & STOCKHOLDERS’ DEFICIT
Liabilities
Current Liabilities
Accounts Payable and Accrued Expenses	$5,695,560	$5,521,325
Contract liabilities	2,382,050	2,212,258
Promissory Notes	775,505	592,846
Derivative Liability	116,100	131,100
Convertible Notes	339,358	339,358
Total Current Liabilities	9,308,573	8,526,887
Promissory notes, net of current portion	965,739	930,592
Total Liabilities	10,274,312	9,457,479

Commitment and Contingencies

Stockholders’ Deficit
Preferred Stock, $ 0.00001 par value; 20,000,000 shares authorized; none issued and outstanding	-	-
Common Stock, $0.00001 par value; 250,000,000 shares authorized, 23,313,173 and 19,180,063 issued and outstanding as of March 31, 2019 and December 31, 2018, respectively	233	192
Paid in Capital	11,331,604	10,900,611
Accumulated Deficit	(19,578,722)	(19,566,530)
Total Stockholders’ Deficit	(8,246,885)	(8,665,727)
TOTAL LIABILITIES & STOCKHOLDERS’ DEFICIT	$2,027,427	$791,752

See the accompanying notes to these condensed consolidated financial statements.

F-2

SPORTS FIELD HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(Unaudited)

	Three Months Ended March 31, 2019	Three Months Ended March 31, 2018
Revenue
Contract revenue	$2,448,258	$762,546
Total revenue	2,448,258	762,546

Cost of Sales
Contract cost of sales	1,917,248	611,564
Total cost of sales	1,917,248	611,564

Gross Profit	531,010	150,982

Operating expenses
Selling, general and administrative	503,889	608,374
Research and development	-	189
Depreciation	4,730	1,014
Total operating expenses	508,619	609,577

Income (loss) from operations	22,391	(458,595)

Other income (expense)
Interest	(76,922)	(64,995)
Gain from change in value of derivative	15,000	(50,300)
Miscellaneous income	27,339	2,000
Total other income (expense)	(34,583)	(113,255)

Loss before income taxes	(12,192)	(571,850)

Provision for income taxes	-	-

Net loss	$(12,192)	$(571,850)

Net loss per common share, basic and diluted	$(0.00)	$(0.03)

Weighted average common shares, basic and diluted	20,964,511	17,419,536

See the accompanying notes to these condensed consolidated financial statements.

F-3

SPORTS FIELD HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIT

FOR THE THREE MONTHS ENDED MARCH 31, 2019 AND MARCH 31, 2018
(UNAUDITED)

					Additional	Common
	Preferred stock		Common stock		Paid in	Stock	Accumulated
	Shares	Par Value	Shares	Par Value	Capital	Subscription	Deficit	Total
Balance, December 31, 2017	-	$-	17,403,527	$174	10,593,735	$(4,500)	$(15,823,096)	$(5,233,687)
Shares issued for services	-	-	52,932	1	15,086	-	-	15,086
Stock compensation	-	-	-	-	483	-	-	483
Write Off Subscription	-	-	-	-	-	-	-	-
Shares issued in a private offering- net proceeds	-	-	-	-	-	-	-	-
Net loss	-	-	-	-	-	-	(571,850)	(571,850)
Balance, March 31, 2018			17,456,459	175	10,609,304	(4,500)	(16,394,946)	(5,789,968)

Balance, December 31, 2018	-	-	19,180,063	192	10,900,611	-	(19,566,530)	(8,665,727)
Shares issued for services	-	-	33,110	0	12,616	-	-	12,616
Stock compensation	-	-	-	-	8,418	-	-	8,418
Shares issued in a private offering- net proceeds	-	-	4,100,000	41	409,959	-	-	410,000
Net loss	-	-		-	-	-	(12,192)	(12,192)
Balance, March 31, 2019	-	$-	23,313,173	$233	$11,331,604	$-	$(19,578,722)	$(8,246,885)

See the accompanying notes to these condensed consolidated financial statements.

F-4

SPORTS FIELD HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

Unaudited

	Three Months Ended March 31, 2019	Three Months Ended March 31, 2018
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(12,192)	$(571,850)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	4,730	1,014
Amortization of debt discount	-	2,308
Share based compensation	21,034	15,569
Loss (gain) on derivative	(15,000)	50,300
Changes in Operating Assets and Liabilities:
Accounts receivable	135,300	(182,732)
Prepaid expense and other current assets	71,484	47,950
Accounts payable and accrued expenses	578,236	123,312
Contract assets	(1,306,965)	211,695
Contract liabilities	169,792	(131,465)

Net cash used in operating activities	(353,581)	(433,899)

CASH FLOWS FORM FINANCING ACTIVITIES
Repayments of promissory notes	(45,956)	(90,420)
Proceeds of convertible notes	-	250,000
Proceeds from private placement	410,000	-
Net cash provided by financing activities	364,044	159,580

Increase (decrease) in cash and restricted cash	10,463	(274,319)
Cash and restricted cash, beginning of period	81,933	281,662
Cash and restricted cash, end of period	$92,396	$7,343

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$76,922	$38,829
Taxes	$-	$-

Non-cash Investing and financing activities:
Notes issued for insurance premiums	$129,761	$78,349
Payables converted to promissory note	$134,000	$-

See the accompanying notes to these condensed consolidated financial statements.

F-5

SPORTS FIELD HOLDINGS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

NOTE 1 – DESCRIPTION OF BUSINESS

Sports Field Holdings, Inc. (“the Company”, “Sports Field Holdings”, “we”, “our”, or “us”) is a Nevada corporation engaged in product development, engineering, manufacturing, and the construction, design and building of athletic facilities, as well as supplying its own proprietary high end synthetic turf products to the sports industry. The Company is headquartered at 1020 Cedar Ave, Suite 200, St. Charles, IL 60174.

NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information. Accordingly, they do not include all of the information and disclosures required by GAAP for annual financial statements. In the opinion of management, such statements include all adjustments (consisting only of normal recurring items) which are considered necessary for a fair presentation of the condensed financial position of the Company as of March 31, 2019, and the results of operations for the three months ended March 31, 2019. The results of operations for the three ended March 31, 2019 are not necessarily indicative of the operating results for the full year ending December 31, 2019 or any other period.

The condensed consolidated balance sheet as of December 31, 2018, has been derived from audited financial statements but does not include all information required by GAAP for complete financial statements.

These condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and related disclosures of the Company as of December 31, 2018 and for the year then ended, which were filed with the Securities and Exchange Commission (“SEC”) on Form 10-K on April 16, 2019.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of Sports Field Holdings, Inc. and its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting periods. Actual results could differ from those estimates. The Company’s significant estimates and assumptions include the accounts receivable allowance for doubtful accounts, warranty reserve, percentage of completion revenue recognition method, assumptions used in the fair value of stock-based compensation, valuation of derivative liabilities and the valuation allowance relating to the Company’s deferred tax assets.

Revenues and Cost Recognition

Revenue is recognized when a customer obtains control of promised goods or services, in an amount that reflects the consideration which the entity expects to receive in exchange for those goods or services. To determine revenue recognition for arrangements that an entity determines are within the scope of ASC 606, the Company performs the following five steps: (i) identify the contract(s) with a customer; (ii) identify the performance obligations in the contract; (iii) determine the transaction price; (iv) allocate the transaction price to the performance obligations in the contract; and (v) recognize revenue when (or as) the entity satisfies a performance obligation. The Company only applies the five-step model to contracts when it is probable that the entity will collect the consideration it is entitled to in exchange for the goods or services it transfers to the customer. At contract inception, once the contract is determined to be within the scope of ASC 606, the Company assesses the goods or services promised within each contract and determines those that are performance obligations, and assesses whether each promised good or service is distinct. The Company then recognizes as revenue the amount of the transaction price that is allocated to the respective performance obligation when (or as) the performance obligation is satisfied. Sales, value add, and other taxes collected on behalf of third parties are excluded from revenue.

F-6

The Company generates revenue from fixed-price contracts, where revenue is recognized over time as work is completed because of the continuous transfer of control to the customer (typically using an input measure such as costs incurred to date relative to total estimated costs at completion to measure progress). Costs to obtain contracts are generally not significant and are expensed in the period incurred. The Company has determined that these construction projects provide a distinct service and therefore qualify as one performance obligation. Revenue from fixed-price contracts provide for a fixed amount of revenue for the entire project, and any changes to the scope of the project is addressed in a change order, which is treated as a modification of the original contract.

To determine the proper revenue recognition method for contracts, the Company evaluates whether two or more contracts should be combined and accounted for as one single performance obligation and whether a single contract should be accounted for as more than one performance obligation. ASU 2014-09 defines a performance obligation as a contractual promise to transfer a distinct good or service to a customer. A contract’s transaction price is allocated to each distinct performance obligation and recognized as revenue when, or as, the performance obligation is satisfied. The Company’s evaluation requires judgment and the decision to combine a group of contracts or separate a contract into multiple performance obligations could change the amount of revenue and profit recorded in a given period. To date, all of the Company’s contracts have a single performance obligation, as the promise to transfer the individual goods or services is not separately identifiable from other promises in the contract and, therefore, is not distinct. However, if in the future the Company has contracts with multiple performance obligations, then the Company will allocate the contract’s transaction price to each performance obligation using the observable standalone selling price, if available, or alternatively the Company’s best estimate of the standalone selling price of each distinct performance obligation in the contract.

Accounting for contracts involves the use of various techniques to estimate total transaction price and costs. For such contracts, transaction price, estimated cost at completion and total costs incurred to date are used to calculate revenue earned. Unforeseen events and circumstances can alter the estimate of the costs and potential profit associated with a particular contract. Total estimated costs, and thus contract revenue and income, can be impacted by changes in productivity, scheduling, the unit cost of labor, subcontracts, materials and equipment. Additionally, external factors such as weather, client needs, client delays in providing permits and approvals, labor availability, governmental regulation and politics may affect the progress of a project’s completion and thus the timing of revenue recognition. To the extent that original cost estimates are modified, estimated costs to complete increase, delivery schedules are delayed, or progress under a contract is otherwise impeded, cash flow, revenue recognition and profitability from a particular contract may be adversely affected.

The nature of the Company’s contracts do not have variable consideration, such as liquidated damages, volume discounts, performance bonuses, incentive fees, and other terms that can either increase or decrease the transaction price. In contrast, the contracts are often modified to account for changes in contract specifications or requirements. Costs associated with contract modifications are included in the estimated costs to complete the contracts and are treated as project costs when incurred. In most instances, contract modifications are for goods or services that are not distinct, and, therefore, are accounted for as part of the existing contract. The effect of a contract modification on the transaction price, and the measure of progress for the performance obligation to which it relates, is recognized as an adjustment to revenue on a cumulative catch-up basis. In some cases, settlement of contract modifications may not occur until after completion of work under the contract.

As a significant change in one or more of these estimates could affect the profitability of its contracts, the Company reviews and updates its contract-related estimates regularly. The Company recognizes adjustments in estimated profit on contracts under the cumulative catch-up method. Under this method, the cumulative impact of the profit adjustment is recognized in the period the adjustment is identified. Revenue and profit in future periods of contract performance are recognized using the adjusted estimate. If at any time the estimate of contract profitability indicates an anticipated loss on a contract, the projected loss is recognized in full in the period it is identified and recognized as an “Provision for Estimated Losses on Uncompleted Contracts” which is included in “Contract liabilities” on the Condensed Consolidated Balance Sheets. For contract revenue recognized over time, the Provision for Estimated Losses on Uncompleted Contracts is adjusted so that the gross profit for the contract remains zero in future periods.

The Company estimates the collectability of contract amounts at the same time that it estimates project costs. If the Company anticipates that there may be issues associated with the collectability of the full amount calculated as the transaction price, the Company may reduce the amount recognized as revenue to reflect the uncertainty associated with realization of the eventual cash collection.

The timing of when the Company bills its customers is generally dependent upon agreed-upon contractual terms, milestone billings based on the completion of certain phases of the work, or when services are provided. Sometimes, billing occurs subsequent to revenue recognition, resulting in unbilled revenue, which is a contract asset. However, the Company sometimes receives advances or deposits from its customers before revenue is recognized, resulting in deferred revenue, which is a contract liability.

F-7

For the three-months ended March 31, 2019 and 2018, revenues from contracts with customers is summarized by product category were as follows:

	March 31,
	2019	2018
Product Category
Athletic fields and tracks	$1,900,413	$466,386
Vertical construction	547,845	296,160
Totals	$2,448,258	$762,546

“Athletic fields and tracks” relates to the design, engineering and construction of outdoor playing fields, running tracks and related works, stadiums, scoreboards, dug outs, base and drainage work, and similar projects, while “Vertical construction” relates to the design, engineering and construction of an entire facility such as a dormitory, athletics facility, gymnasium, or a similar general construction project.

Inventory

Inventory is stated at the lower of cost (first-in, first out) or net realizable value and consists primarily of construction materials.

Property, Plant and Equipment

Property, plant and equipment are carried at cost less accumulated depreciation and amortization. Depreciation and amortization are calculated using the straight-line method over the estimated useful lives of the assets, which generally range from 3 to 5 years. Leasehold improvements are amortized over the remaining life of the lease. Gains and losses from the retirement or disposition of property and equipment are included in operations in the period incurred. Maintenance and repairs are expensed as incurred.

Leases

The Company has elected not to value the ROU asset or liability due to the immaterial amount of the lease and the expense will be recorded on a straight-line basis until the end of the lease.

Income Taxes

Deferred income tax assets and liabilities are determined based on the estimated future tax effects of net operating loss and credit carry-forwards and temporary differences between the tax basis of assets and liabilities and their respective financial reporting amounts measured at the current enacted tax rates. The differences relate primarily to net operating loss carryforward from date of acquisition and to the use of the cash basis of accounting for income tax purposes. The Company records an estimated valuation allowance on its deferred income tax assets if it is more likely than not that these deferred income tax assets will not be realized.

The Company recognizes a tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by taxing authorities, based on the technical merits of the position. The tax benefits recognized in the consolidated financial statements from such a position are measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement. The Company has not recorded any unrecognized tax benefits.

Stock-Based Compensation

The Company measures the cost of services received in exchange for an award of equity instruments based on the fair value of the award. For employees, the fair value of the award is measured on the grant date and for non-employees, the fair value of the award is generally re-measured on vesting dates and interim financial reporting dates until the service period is complete. The fair value amount is then recognized over the period during which services are required to be provided in exchange for the award, usually the vesting period. Awards granted to directors are treated on the same basis as awards granted to employees.

Concentrations of Credit Risk

Financial instruments and related items, which potentially subject the Company to concentrations of credit risk, consist primarily of cash and cash equivalents. The Company places its cash and temporary cash investments with credit quality institutions. At times, such amounts may be in excess of the FDIC insurance limit. There were no concentrations of credit risk as March 31, 2019 and December 31, 2018.

F-8

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable are stated at the amount management expects to collect from outstanding balances. The Company generally does not require collateral to support customer receivables. The Company provides an allowance for doubtful accounts based upon a review of the outstanding accounts receivable, historical collection information and existing economic conditions. The Company determines if receivables are past due based on days outstanding, and amounts are written off when determined to be uncollectible by management. The maximum accounting loss from the credit risk associated with accounts receivable is the amount of the receivable recorded, which is the face amount of the receivable, net of the allowance for doubtful accounts. At March 31, 2019 and December 31, 2018, the allowance for doubtful accounts was $0, respectively.

Research and Development

Research and development expenses are charged to operations as incurred. For the three months ended March 31, 2019 and 2018, the Company incurred research and development expenses of $0 and $189, respectively.

Warranty Costs

The Company generally provides a warranty on the products installed for up to 8 years with certain limitations and exclusions based upon the manufacturer’s product warranty. The Company’s subcontractors provide a one (1) year warranty to the Company against defects in material or workmanship. The Company has accrued a warranty reserve of $50,000 and $50,000 as of March 31, 2019 and December 31, 2018, respectively which is included in accounts payable and accrued expenses on the consolidated balance sheets. See Note 4 for warranty expenses incurred during for the three months ended March 31, 2019 and 2018.

Fair Value of Financial Instruments

The Company follows ASC 820-10 of the FASB Accounting Standards Codification to measure the fair value of its financial instruments and disclosures about fair value of its financial instruments. ASC 820-10 establishes a framework for measuring fair value in accounting principles generally accepted in the United States of America (U.S. GAAP), and expands disclosures about fair value measurements. To increase consistency and comparability in fair value measurements and related disclosures, ASC 820-10 establishes a fair value hierarchy which prioritizes the inputs to valuation techniques used to measure fair value into three (3) broad levels. The three (3) levels of fair value hierarchy defined by ASC 820-10 are described below:

Level 1	Quoted market prices available in active markets for identical assets or liabilities as of the reporting date.

Level 2	Pricing inputs other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reporting date.

Level 3	Pricing inputs that are generally unobservable inputs and not corroborated by market data.

Financial assets are considered Level 3 when their fair values are determined using pricing models, discounted cash flow methodologies or similar techniques and at least one significant model assumption or input is unobservable.

The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. If the inputs used to measure the financial assets and liabilities fall within more than one level described above, the categorization is based on the lowest level input that is significant to the fair value measurement of the instrument.

The carrying amounts of the Company’s financial assets and liabilities, such as cash, accounts receivable, inventory, prepaid expenses and other current assets, accounts payable and accrued expenses, and certain notes payable approximate their fair values because of the short maturity of these instruments.

Transactions involving related parties cannot be presumed to be carried out on an arm’s-length basis, as the requisite conditions of competitive, free-market dealings may not exist.

The Company’s Level 3 financial liabilities consist of the derivative conversion feature on a convertible note issued in 2016. The Company valued the conversion features using a Black Scholes model. These models incorporate transaction details such as the Company’s stock price, contractual terms, maturity, risk free rates, and volatility as of the date of issuance and each balance sheet date.

F-9

The Company utilized the following management assumptions in valuing the derivative conversion feature at March 31, 2019 and December 31, 2018:

	March 31, 2019	December 31, 2018
Exercise price	$0.21	$0.38
Expected dividends	0%	0%
Expected volatility	39.39%	43.06%
Risk fee interest rate	2.4%	2.63%
Term	1 year	1 year

Fair Value of Financial Assets and Liabilities Measured on a Recurring Basis

The Company uses Level 3 of the fair value hierarchy to measure the fair value of the derivative liabilities and revalues its derivative liability at every reporting period and recognizes gains or losses in the statements of operations that are attributable to the change in the fair value of the derivative liability.

Financial assets and liabilities measured at fair value on a recurring basis are summarized below and disclosed on the balance sheets as follows:

	Carrying	Fair Value Measurement Using
As of March 31, 2019	Value	Level 1	Level 2	Level 3	Total
Derivative conversion feature on convertible note	$116,100	$-	$-	$116,100	$116,100

	Carrying	Fair Value Measurement Using
As of December 31, 2018	Value	Level 1	Level 2	Level 3	Total
Derivative conversion feature on convertible note	$131,100	$-	$-	$131,100	$131,100

The unobservable level 3 inputs used by the Company was the expected volatility assumption used in the option pricing model. Expected volatility is based on the historical stock price volatility of comparable companies common stock, as our stock does not have sufficient historical trading activity.

The table below provides a summary of the changes in fair value, including net transfers in and/or out, of all financial assets and liabilities measured at fair value on a recurring basis using significant unobservable inputs (Level 3) during the period December 31, 2016 through March 31, 2019:

	Fair Value Measurement Using Level 3 Inputs
	Derivative conversion feature on convertible note	Total

Balance, December 31, 2016	$204,300	$204,300
Change in fair value	(120,100)	(120,100)
Balance, December 31, 2017	84,200	84,200
Change in fair value	46,900	46,900
Balance, December 31, 2018	131,100	131,100
Change in fair value	(15,000)	(15,000)
Balance, March 31, 2019	$116,100	$116,100

Changes in the unobservable input values could potentially cause material changes in the fair value of the Company’s Level 3 financial instruments. The significant unobservable inputs used in the fair value measurements is the expected volatility assumption. A significant increase (decrease) in the expected volatility assumption could potentially result in a higher (lower) fair value measurement.

F-10

Beneficial Conversion Feature

For conventional convertible debt where the rate of conversion is below market value, the Company records a “beneficial conversion feature” (“BCF”) and related debt discount.

When the Company records a BCF the intrinsic value of the BCF would be recorded as a debt discount against the face amount of the respective debt instrument. The debt discount attributable to the BCF is amortized over the period from issuance to the date that the debt matures.

Derivative Instruments

The Company evaluates its convertible debt, warrants or other contracts to determine if those contracts or embedded components of those contracts qualify as derivatives to be separately accounted for in accordance with ASC 815-15. The result of this accounting treatment is that the fair value of the embedded derivative is marked-to-market each balance sheet date and recorded as a liability. In the event that the fair value is recorded as a liability, the change in fair value is recorded in the statements of operations as other income or expense. Upon conversion or exercise of a derivative instrument, the instrument is marked to fair value at the conversion date and then that fair value is reclassified to equity.

The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period. Equity instruments that are initially classified as equity that become subject to reclassification are reclassified to liability at the fair value of the instrument on the reclassification date.

Net Loss Per Common Share

The Company computes basic net loss per share by dividing net loss per share available to common stockholders by the weighted average number of common shares outstanding for the period and excludes the effects of any potentially dilutive securities. Diluted earnings per share, if presented, would include the dilution that would occur upon the exercise or conversion of all potentially dilutive securities into common stock using the “treasury stock” and/or “if converted” methods as applicable. The computation of basic and diluted loss per share excludes potentially dilutive securities because their inclusion would be anti-dilutive. Anti-dilutive securities excluded from the computation of basic and diluted net loss per share for the three months ended March 31, 2019 and March 31, 2018, respectively, are as follows:

	March 31, 2019	March 31, 2018

Warrants	183,338	679,588
Options	1,947,500	1,397,500
Convertible Notes	1,516,112	3,134,825
Totals	3,646,950	5,211,913

Significant Customers

The Company’s business focuses on securing a smaller number of high quality, highly profitable projects, which sometimes results in having a concentration of sales and accounts receivable among a few customers. This concentration is customary among the design and build industry for a company of our size. As we continue to grow and are awarded more projects, this concentration will continue to decrease.

For the three months ended March 31, 2019, the Company had 4 customers that in total represented 99% of total revenue, the largest was 38% and the other three were 22%, 21% and 18% of revenue. For the three months ended March 31, 2018, the Company had 2 customers that represented 79% and 18% of the total revenues.

Recent Accounting Pronouncements

In May 2014, the FASB issued accounting standard update (“ASU”) No. 2014-09, “Revenue from Contracts with Customers (Topic 606)” (“ASU 2014-09”). The standard’s core principle is that a company will recognize revenue when it transfers promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services. In doing so, companies will need to use more judgment and make more estimates than under previous guidance. This may include identifying performance obligations in the contract, estimating the amount of variable consideration to include in the transaction price and allocating the transaction price to each separate performance obligation. In July 2015, the FASB approved the proposal to defer the effective date of ASU 2014-09 standard by one year. Early adoption was permitted after December 15, 2016, and the standard became effective for public entities for annual reporting periods beginning after December 15, 2017 and interim periods therein. In 2016, the FASB issued final amendments to clarify the implementation guidance for principal versus agent considerations (ASU No. 2016-08), accounting for licenses of intellectual property and identifying performance obligations (ASU No. 2016-10), narrow-scope improvements and practical expedients (ASU No. 2016-12) and technical corrections and improvements to ASU 2014-09 (ASU No. 2016-20) in its new revenue standard. The Company has performed a review of the requirements of the new revenue standard and is monitoring the activity of the FASB and the transition resource group as it relates to specific interpretive guidance. The Company reviewed customer contracts, applied the five-step model of the new standard to its contracts, and compared the results to its current accounting practices. The Company has included disclosures required by the new standard and the adoption has not had a material impact on the financial statements.

F-11

In January 2016, the FASB issued ASU No. 2016-01, “Financial Instruments — Overall: Recognition and Measurement of Financial Assets and Financial Liabilities (“ASU 2016-01”). The standard addresses certain aspects of recognition, measurement, presentation, and disclosure of financial instruments. This ASU is effective for fiscal years, and interim periods within those years, beginning after December 15, 2017. Early adoption is not permitted with the exception of certain provisions related to the presentation of other comprehensive income. The adoption of ASU 2016-01 did not have a material impact on the Company’s financial position, results of operations or cash flows.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842), (“ASU 2016-02”) and issued subsequent amendments to the initial guidance. This ASU requires an entity to recognize a right-of-use asset (“ROU”) and lease liability for all leases with terms of more than 12 months. Recognition, measurement and presentation of expenses will depend on classification as a finance or operating lease. Similar modifications have been made to lessor accounting in-line with revenue recognition guidance. The amendments also require certain quantitative and qualitative disclosures about leasing arrangements. Leases will be classified as finance or operating, with classification affecting the pattern and classification of expense recognition in the income statement. The new standard is effective for the Company on January 1, 2019, with early adoption permitted. The Company has a single lease for $ 1,367 per month for office space, which lease expires in 2020. Accordingly, the Company has elected not to value the ROU asset or liability due to the immaterial amount of this lease and the expense will be recorded on a straight-line basis until the end of the lease.

In August 2016, FASB issued ASU No. 2016-15, “Classification of Certain Cash Receipts and Cash Payments” (“ASU 2016-15”). ASU 2016-15 clarifies the presentation and classification of certain cash receipts and cash payments in the statement of cash flows. ASU 2016-15 is effective for fiscal years, and interim periods within those years beginning after December 15, 2017. The Company adopted ASU 2016-15 effective January 1, 2018 and it did not have a material impact on its financial statements.

In May 2017, the FASB issued ASU No. 2017-09, Compensation – Stock Compensation (Topic 718): Scope of Modification Accounting (“ASU 2017-09”) to clarify when to account for a change to the terms or conditions of a share-based payment award as a modification. Under this new guidance, modification accounting is required if the fair value, vesting conditions, or classification of the award changes as a result of the change in terms or conditions. ASU 2017-09 is effective for annual reporting periods beginning after December 15, 2017, including interim reporting periods within each annual reporting period. The Company adopted ASU 2017-09 effective January 1, 2018 and it did not have a material impact on its financial statements.

In June 2018, the FASB issued ASU 2018-07, Compensation - Stock Compensation (ASC 718): Improvements to Nonemployee Share-Based Payment Accounting (“ASU 2018-07”). ASU 2018-07 simplifies the accounting for nonemployee share-based payment transactions. Consequently, the accounting for share-based payments to nonemployees and employees will be substantially aligned. The new standard will become effective for the Company beginning January 1, 2019, with early adoption permitted. The Company adopted ASU 2018-07 effective January 1, 2019 and it did not have a material impact on its financial statements.

In August 2018, the FASB issue ASU 2018-13, Fair Value Measurement (ASC 820): Disclosure Framework-Changes to the Disclosure Requirements for Fair Value Measurement, which modifies the disclosure requirements for fair value measurements by removing, modifying, or adding certain disclosures. The new standard will become effective for the Company January 1, 2020, with early adoption permitted. The Company is currently evaluating the impact of this standard on its consolidated financial statements and disclosures.

Subsequent Events

Management has evaluated subsequent events or transactions occurring through the date on which the financial statements were issued.

F-12

NOTE 3 – GOING CONCERN

Our historical operating results indicate substantial doubt exists related to the Company’s ability to continue as a going concern. As reflected in the accompanying consolidated financial statements, as of March 31, 2019 the Company had a working capital deficit of $7,298,073. The Company had losses of $12,192 for the three months ended March 31, 2019 and $571,850 for the three months ended March 31, 2018, and had an accumulated deficit of $19,578,722 at March 31, 2019. Substantially all of our accumulated deficit has resulted from losses incurred on construction projects, costs incurred in connection with our research and development and general and administrative costs associated with our operations. These factors raise substantial doubt about the Company’s ability to continue as a going concern through May 20, 2020.

We expect that for the next 12 months, our operating cash burn will be approximately $2.3 million, excluding repayments of existing debts in the aggregate amount of $1.1 million. Our cash requirements relate primarily to working capital needed to operate and grow our business, including funding operating expenses and continued development and expansion of our products/services. Our ability to achieve profitability and meet future liquidity needs and capital requirements will depend upon numerous factors, including the timing and size of awarded contracts; the timing and amount of our operating expenses; the timing and costs of working capital needs; the timing and costs of expanding our sales team and business development opportunities; the timing and costs of developing a marketing program; the timing and costs of warranty and other post-implementation services; the timing and costs of hiring and training construction and administrative staff; the extent to which our brand and construction services gain market acceptance; the extent of our ongoing and any new research and development programs; and changes in our strategy or our planned activities.

We have experienced and continue to experience negative cash flows from operations and we expect to continue to incur net losses in the foreseeable future.

The Company will require additional funding to finance the growth of its current and expected future operations as well as to achieve its strategic objectives. The Company believes its current available cash along with anticipated revenues may be insufficient to meet its cash needs for the near future. There can be no assurance that financing will be available in amounts or terms acceptable to the Company, if at all. If we are not able to obtain financing when needed, we may be unable to carry out our business plan. As a result, we may have to significantly limit our operations and our business, financial condition and results of operations would be materially harmed.

To date, we have funded our operational short-fall primarily through private offerings of common stock, convertible notes and promissory notes, our line of credit and factoring of receivables.

The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. These financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

NOTE 4 – COSTS AND ESTIMATED EARNINGS ON CONTRACTS IN PROCESS

Following is a summary of costs, billings, and estimated earnings on contracts in process as of March 31, 2019 and December 31, 2018:

	March 31, 2019	December 31, 2018
Costs incurred on contracts in progress	$21,944,769	$19,817,415
Estimated earnings (losses)	177,362	(378,469)
	22,122,131	19,438,946
Less billings to date	(22,833,820)	(21,287,808)
	$(711,689)	$(1,848,862)

The above accounts are shown in the accompanying consolidated balance sheet under these captions at March 31, 2019 and December 31, 2018:

Contract assets consist of the following:

	March 31, 2019	December 31, 2018
Costs and Estimated Earnings in Excess of Billings	$1,670,361	$363,396
Inventory	-	-
Contract Assets	$1,670,361	$363,396

Contract assets increased by $1,306,965 compared to December 31, 2018 due primarily to an increase in project activity during the three months ended March 31, 2019.

F-13

Contract liabilities consist of the following:

	March 31, 2019	December 31, 2018

Billings in Excess of Costs and Estimated Earnings	$2,341,479	$1,961,580
Provision for Estimated Losses on Uncompleted Contracts	40,571	250,678
Contract Liabilities	$2,382,050	$2,212,258

Contract liabilities increased $169,792 compared to December 31, 2018 primarily due to higher Billings in Excess of Costs & Estimated Earnings and increased project activity.

During the three months ended March 31, 2019 and 2018 the Company incurred costs of $0 and $0, respectively. The Company generally provides a warranty on the products installed for up to 8 years with certain limitations and exclusions based upon the manufacturer’s product warranty. The Company’s subcontractors provide an 8 year warranty to the Company against defects in material or workmanship. The Company has accrued a warranty reserve of $50,000 and $50,000 as of March 31, 2019 and December 31, 2018, respectively which is included in accounts payable and accrued expenses on the consolidated balance sheets.

NOTE 5 – PROPERTY AND EQUIPMENT

Property, plant and equipment consists of the following:

	March 31, 2019	December 31, 2018
Furniture and equipment	$20,278	$20,278
Leasehold improvements	24,292	24,292
Total	44,570	44,570
Less: accumulated depreciation	(29,733)	(25,003)
	$14,837	$19,567

Depreciation expense for the three months ended March 31, 2019 and 2018 was $4,730 and $1,014, respectively.

NOTE 6 - LEASES

On January 1, 2018, the Company entered into a new lease agreement for its office space in Illinois. The lease commenced on January 1, 2018 and expires on December 31, 2020. For 2018, the lease has minimum monthly payments of $1,367; thereafter, the minimum monthly payment shall increase by the lesser of CPI or 5%.

Rent expense was $4,306 and $4,101 for the three months ended March 31, 2019 and 2018, respectively.

Future lease payments for the years ended December 31 are as follows:

2019 (remaining)	$12,918
2020	18,085
Total	$31,004

The table above assumes a 5% increase in minimum monthly payment each year.

NOTE 7 – DEBT

Convertible Notes

On May 7, 2015, the Company issued unsecured convertible promissory notes (each a “Note” and collectively the “Notes”) in an aggregate principal amount of $450,000 to three accredited investors (collectively the “Note Holders”) through a private placement. The notes pay interest equal to 9% of the principal amount of the notes, payable in one lump sum, and mature on February 1, 2016 unless the notes are converted into common stock if the Company undertakes a qualified offering of securities of at least $2,000,000 (the “Qualified Offering”). The principal of the notes is convertible into shares of common stock at a conversion price that is the lower of $1.00 per share or the price per share offered in a Qualified Offering. In order to induce the investors to invest in the notes, one of the Company’s shareholders assigned an aggregate of 45,000 shares of his common stock to such investors. The Company recorded a $45,000 debt discount relating to the 45,000 shares of common stock issued with an offsetting entry to additional paid in capital. The debt discount was amortized to interest expense over the contractual life of the notes. As part of the transaction, we incurred placement agent fees of $22,500 and legal fees of $22,500, which were recorded as debt issue costs and were amortized over the contractual life of the notes.

F-14

The notes matured on February 1, 2016. On March 31, 2016, the Note Holders entered into a letter agreement whereby, effective as of February 1, 2016, they waived any and all defaults that may or may not have occurred prior to the date thereof (the “First Waiver”). As consideration for the First Waiver, the Company issued the Note Holders an aggregate of 45,000 shares of the Company’s common stock. The principal amount on the Notes increased from $450,000 to $490,500 as the initial interest amount, $40,500 as of February 1, 2016, was added to the principal amount of the Notes. The maturity date of the Notes was extended to July 1, 2016 and the Notes shall pay interest as of February 1, 2016 at a rate of 9% per annum, payable in one lump sum on the maturity date. In addition, on any note conversion date from February 1, 2016 through July 1, 2016, the Notes are convertible into shares of the Company’s common stock at a conversion price of $1.00 per share. On any Note conversion after July 1, 2016, the Notes are convertible into shares of the Company’s common stock at a conversion price that is the lower of (i) $1.00 per share and (ii) the volume-weighted average price for the last five trading days preceding the conversion date. All remaining terms of the Notes remained the same.

Subsequent to the First Waiver, the Notes matured on July 1, 2016. On August 9, 2016, one Note Holder entered into a letter agreement whereby, effective as of August 1, 2016, they waived any and all defaults that may or may not have occurred prior to the date thereof (the “Second Waiver”). As consideration for the Second Waiver, the Company issued the Note Holder an aggregate of 40,000 shares of the Company’s common stock and added $15,000 to the principal amount of the note. The principal amount on the Note increased from $218,000 to $242,810 as the accrued interest amount, $9,810 as of August 1, 2016 and the aforementioned $15,000 of consideration, was added to the principal amount of the Note. The maturity date of the Note was extended to January 1, 2017 and the Note shall pay interest as of August 1, 2016 at a rate of 15% per annum, payable in one lump sum on the maturity date. In addition, on any note conversion date from August 9, 2016 through January 1, 2017, the Note is convertible into shares of the Company’s common stock at a conversion price of $1.00 per share. On any Note conversion after January 1, 2017, the Note is convertible into shares of the Company’s common stock at a conversion price that is the lower of (i) $1.00 per share and (ii) the volume-weighted average price for the last five trading days preceding the conversion date. All remaining terms of the Note remained the same. On October 18, 2017, a letter was sent to the board of directors and the CEO of the Company on behalf of the Note Holder, demanding that the Company repay its outstanding debt in the principal aggregate amount of $200,000, plus accrued interest, issued pursuant to the Note.

On July 25, 2018, this Note Holder and another filed (“Note Holder Plaintiffs”) suit against the Company in the New York State Supreme Court, County of New York. The suit alleges that, as of July 24, 2018, the Company owes the plaintiffs a total amount of $466,177, which is inclusive of principal and interest. The plaintiffs filed a Motion for Summary Judgment in Lieu of Complaint and asked that judgment be entered against the Company.

As of November 8, 2018, the outstanding principal was $351,810 and accrued unpaid interest as $124,524, totaling $476,334. On November 8, 2018, the Note Holder Plaintiffs and the Company executed a Settlement Agreement pursuant to which the Note Holder Plaintiffs agreed to a full release and wavier of their claims, including but not limited to, dismissal with prejudice of the suit in exchange for (a) an initial payment of $250,000, and (b) promissory notes in the total amount of $150,000, payable over twenty-four (24) months, with interest at nine percent (9%) per annum. As security for the two promissory notes, the Company will place 850,000 shares of common stock into an escrow account (“Escrow”). In the event the Company does not make timely payments under the promissory notes, upon written notice and after expiration of a cure period, the escrow agent shall release from Escrow shares of common stock with a value equal to the missed installment payment or payments plus accrued interest on that payment or payments. The number of shares so issued shall be determined by dividing the amount of the past due installment payment by the volume-weighted average price of the Company’s common stock for the last five trading days preceding the due date of the installment payment. With respect to the common stock held in Escrow, Note Holder Plaintiffs do not have any shareholder rights, including but not limited to voting, dividend or ownership rights. Upon full performance of the promissory notes, all shares of common stock still remaining in Escrow shall revert back to the Company as treasury shares. Given that the Company is experiencing financial difficulties and the Note Holder Plaintiffs granted a concession by accepting total payments of $400,000 for the remaining balance of the principal and interest due, the Company accounted for such transactions as a troubled debt restructuring and recognized a total gain of $76,336 from the debt settlement. The gain on troubled debt restructuring was $0.00 per share. The outstanding principal balance on at March 31, 2019 and December 31, 2018 was $127,004 and $144,272, respectively. Accrued interest on this note was $526 and $653 as of March 31, 2019 and December 31, 2018, respectively.

Glenn Tilley, a director of the Company, is the holder of $170,857 of principal as of March 31, 2019 and December 31, 2018 of the aforementioned Note. As of March 31, 2019, the Company was not compliant with the repayment terms of the Note but no defaults under the Note have been called by the note holder. The Company is currently conducting good faith negotiations with the note holder to further extend the maturity date, however, there can be no assurance that a further extension will be granted. The Company is currently accruing interest on the Note at the default interest rate of 15% per annum. The Note is convertible into shares of the Company’s common stock at a conversion price equal to the lower of i) $1.00 per share and ii) the volume-weighted average price for the last five trading days preceding the conversion date.

F-15

On February 22, 2016 (the “Effective Date”), the Company issued a convertible note in the principal aggregate amount of $170,000 to a private investor (the “February 2016 Note”). As of December 31, 2018, the Company was not compliant with the repayment terms of the Note but no defaults under the note have been called by the note holder. The Company is currently conducting good faith negotiations with the Note Holder to further extend the maturity date, however, there can be no assurance that a further extension will be granted. The Note is convertible into shares of the Company’s common stock at a conversion price equal to the lower of i) $1.00 per share and ii) 65% of the volume-weighted average price for the last twenty trading days preceding the conversion date. The Note holder converted a portion of the principal $1,500 and accrued interest $1,748 to 16,901 shares of common stock during the second quarter ended June 30, 2017. The outstanding principal balance on the February 2016 note at March 31, 2019 and December 31, 2018 was $168,500. Accrued interest on this note was $ 42,968 and $ 37,913 as of March 31, 2019 and December 31, 2018, respectively.

Promissory Notes

On July 14, 2016, the Company closed a Credit Agreement (the “Credit Agreement”) by and among the Company and First Form, Inc. (the “Borrowers”) and Genlink Capital, LLC, as lender (“Genlink”). Pursuant to the Credit Agreement, Genlink agreed to loan the Company up to a maximum of $1 million for general operating expenses. An initial amount of $670,000 was funded by Genlink at the closing of the Credit Agreement. Any increase in the amount extended to the Borrowers shall be at the discretion of Genlink.

The amounts borrowed pursuant to the Credit Agreement are evidenced by a Revolving Note (the “Revolving Note”) and the repayment of the Revolving Note is secured by a first position security interest in substantially all of the Company’s assets in favor of Genlink, as evidenced by a Security Agreement by and among the Borrowers and Genlink (the “Security Agreement”). The Revolving Note is due and payable, along with interest thereon, on December 20, 2017, and bears interest at the rate of 15% per annum, increasing to 19% upon the occurrence of an event of default. The Company incurred loan fees of $44,500 for entering into the Credit Agreement. The loan fees shall be amortized to interest expense over the life of the notes. The Company must pay a minimum of $75,000 in interest over the life of the loan. The principal balance on the note as of December 31, 2017 was $1,000,000. In December 2017, in exchange for an extension fee of $10,000, this Loan Agreement was converted into a one-year term loan and extend for one additional year, with monthly payments of $20,833 in principal plus interest at 15% and a balloon payment of $729,167 due at maturity on January 25, 2019.

In November 2018, this Loan Agreement was amended in order to increase the principal amount to $1,125,000, and extended through November 25, 2020 with interest at 15% requiring monthly payments of $26,650 in principal (starting in March 2019) plus interest with a balloon payment of $592,000 due on the maturity date. As additional security for the term loan, the Company has placed 970,000 shares of common stock into reserve. Currently, the Company is in arrears on this loan. The outstanding principal balance at March 31, 2019 and December 31, 2018 was $1,125,000. Accrued interest on this note was $91,177 and $35,579 as of March 31, 2019 and December 31, 2018, respectively.

As of November 8, 2018, the outstanding principal was $351,810 and accrued unpaid interest as $124,524, totaling $476,334. On November 8, 2018, the Note Holder Plaintiffs and the Company executed a Settlement Agreement pursuant to which the Note Holder Plaintiffs agreed to a full release and wavier of their claims, including but not limited to, dismissal with prejudice of the suit in exchange for (a) an initial payment of $250,000, and (b) promissory notes in the total amount of $150,000, payable over twenty-four (24) months, with interest at nine percent (9%) per annum. As security for the two promissory notes, the Company will place 850,000 shares of common stock into an escrow account (“Escrow”). In the event the Company does not make timely payments under the promissory notes, upon written notice and after expiration of a cure period, the escrow agent shall release from Escrow shares of common stock with a value equal to the missed installment payment or payments plus accrued interest on that payment or payments. The number of shares so issued shall be determined by dividing the amount of the past due installment payment by the volume-weighted average price of the Company’s common stock for the last five trading days preceding the due date of the installment payment. With respect to the common stock held in Escrow, Note Holder Plaintiffs do not have any shareholder rights, including but not limited to voting, dividend or ownership rights. Upon full performance of the promissory notes, all shares of common stock still remaining in Escrow shall revert back to the Company as treasury shares. Given that the Company is experiencing financial difficulties and the Note Holder Plaintiffs granted a concession by accepting total payments of $400,000 for the remaining balance of the principal and interest due, the Company accounted for such transactions as a troubled debt restructuring and recognized a total gain of $76,336 from the debt settlement. The gain on troubled debt restructuring was $0.00 per share. The outstanding principal balance on at March 31, 2019 and December 31, 2018 was $127,004 and $144,272, respectively. Accrued interest on this note was $ 526 and $ 653 as of March 31, 2019 and December 31, 2018, respectively.

On March 30, 2018, the Company entered into an eighteen-month loan agreement with an investor. Pursuant to the agreement, the investor agreed to loan the Company $250,000 for general operating expenses. During the first six months, the Company will pay interest only at 8% per annum. Thereafter, the Company shall pay principal and interest through maturity on December 31, 2019. Currently, the Company is in arrears on this loan. At March 31, 2019 and December 31, 2018, the outstanding balance related to this finance agreement was $208,333.

F-16

On April 9, 2018, the Company entered into an eighteen-month loan agreement with a director. Pursuant to the agreement, the director agreed to loan the Company $50,000 for general operating expenses. During the first six months, the Company will pay interest only at 8% per annum. Thereafter, the Company shall pay principal and interest through maturity on October 30, 2019. Currently, the Company is in arrears on this loan. At March 31, 2019 and December 31, 2018, the outstanding balance was $45,833.

On March 1, 2019, the Company entered into a thirty-six -month loan agreement with a consultant. Pursuant to the agreement, the consultant agreed to convert amounts owed by the Company in the amount of $134,000 to a promissory note with interest at 10% requiring semi-annual interest payments and a balloon payment of $134,000 due on the maturity date. In event of default on either the interest or principal payment, the consultant can convert the defaulted amount times 150% into common stock at the average closing price over the prior 10-days. At March 31, 2019 and December 31, 2018, the outstanding balance related to this agreement was $134,000 and $0, respectively.

Future maturities of debt are as follows:

For the years ending March 31

2019	$1,114,863
2020	831,739
2021	134,000
Total	$2,080,602

NOTE 8 – STOCKHOLDERS’ DEFICIT

Preferred Stock

The Company has authorized 20,000,000 shares of preferred stock, with a par value of $0.00001 per share. As of March 31, 2019, and December 31, 2018, the Company has -0- shares of preferred stock issued and outstanding.

Common Stock

The Company has authorized 250,000,000 shares of common stock, with a par value of $0.00001 per share. As of March 31, 2019, and December 31, 2018, the Company has 23,313,173 and 19,180,563 shares of common stock issued and outstanding, respectively.

Common stock issued for services

During the three months ended March 31, 2019, 10,000 shares of common stock were granted to a certain employee with a fair value of $3,220. During the year ended December 31, 2018, 46,000 shares of common stock were granted to two employees with a fair value of $17,011.

During the three months ended March 31, 2019, 23,110 shares of common stock valued at $9,396 were issued to various consultants for professional services provided to the Company. During the year ended December 31, 2018, 137,204 shares of common stock valued at $33,548 were issued to a consultant for professional services provided to the Company.

Sale of common stock

In March 2019, the Company sold an aggregate of 4,100,000 shares of Company common stock for $410,000 in cash. These shares were sold in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933, as amended, as there was no general solicitation and the transactions did not involve a public offering.

During the year ended December 31, 2018, the Company sold 1,593,332 shares of common stock to investors in exchange for $239,000 in gross proceeds in connection with the private placement of the Company’s common stock.

2016 Incentive Stock Option Plan

On October 4, 2016, the Board approved the Sports Field 2016 Incentive Stock Option Plan (the “2016 Plan”). The Plan provides for the issuance of up to 2,500,000 shares of common stock of the Company through the grant of non-qualified options (the “Non-qualified Options”), incentive options (the “Incentive Options” and together with the Non-qualified Options, the “Options”) and restricted stock (the “Restricted Stock”) and unrestricted stock (the “Unrestricted Stock”) to directors, officers, consultants, attorneys, advisors and employees.

F-17

Stock options issued for services

On January 11, 2019, the Company issued 100,000 common stock options to a consultant for investor relations services at a fair value of $25,547. The options immediately vested and have a $0.35 strike price.

On March 1, 2019, in exchange for retiring 400,000 in previously issued common stock options, the Company agreed to issue 550,000 common stock options to a consultant for investor relations services. The options vest ratably in one-half year increments and have a $0.10 strike price.

On January 11, 2018, the Company issued 100,000 common stock options to a consultant for investor relations services at a fair value of $3,796. The options immediately vested and have a $0.35 strike price.

On May 8, 2018, the Company issued 200,000 common stock options to a board member for his services, having a total fair value of approximately $10,169. The options vest ratably over a two-year period and have a $1 strike price.

On July 1, 2018, the Company issued 100,000 common stock options to a consultant for investor relations services at a fair value of $11,110. The options immediately vested and have a $0.35 strike price.

The Company uses the Black-Scholes option pricing model to determine the fair value of the options granted. In applying the Black-Scholes option pricing model to options granted, the Company used the following weighted average assumptions:

	For the Three months Ended March 31, 2019	For the Year Ending December 31, 2018

Risk free interest rate	2.52-2.76%	2.32-2.75%
Dividend yield	0.00%	0.00%
Expected volatility	42-43%	41-44%
Expected life in years	5.0-11.0	3.5-5.0
Forfeiture Rate	0.00%	0.00%

Since the Company has limited trading history, volatility was determined by averaging volatilities of comparable companies.

The expected term of the option, taking into account both the contractual term of the option and the effects of employees’ expected exercise and post-vesting employment termination behavior: The expected life of options and similar instruments represents the period of time the option and/or warrant are expected to be outstanding. Pursuant to paragraph 718-10-S99-1, it may be appropriate to use the simplified method , i.e., expected term = ((vesting term + original contractual term) / 2) , if (i) A company does not have sufficient historical exercise data to provide a reasonable basis upon which to estimate expected term due to the limited period of time its equity shares have been publicly traded; (ii) A company significantly changes the terms of its share option grants or the types of employees that receive share option grants such that its historical exercise data may no longer provide a reasonable basis upon which to estimate expected term; or (iii) A company has or expects to have significant structural changes in its business such that its historical exercise data may no longer provide a reasonable basis upon which to estimate expected term. The Company uses the simplified method to calculate expected term of share options and similar instruments as the Company does not have sufficient historical exercise data to provide a reasonable basis upon which to estimate expected term. The contractual term is used as the expected term for share options and similar instruments that do not qualify to use the simplified method.

F-18

The following is a summary of the Company’s stock option activity for the year ended December 31, 2018 and the three months ended March 31, 2019:

	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life
Outstanding – December 31, 2017	1,297,500	$1.14	3.34
Exercisable – December 31, 2017	1,180,000	1.21	3.23
Granted	400,000	0.86	5.00
Exercised	-	-	-
Forfeited/Cancelled	-	-	-
Outstanding – December 31, 2018	1,697,500	1.05	3.14
Exercisable– December 31, 2018	1,697,500	1.05	3.14
Granted	650,000	0.14	9.98
Exercised	-	-	-
Forfeited/Cancelled	(400,000)	0.35	-
Outstanding - March 31, 2019	1,947,000	0.87	4.74
Exercisable - March 31, 2019	1,222,500	$1.12	2.06

At March 31, 2019 and December 31, 2018, the total intrinsic value of options outstanding was $121,000 and $0, respectively.

At March 31, 2019 and December 31, 2018, the total intrinsic value of options exercisable was $0.

Stock-based compensation for stock options has been recorded in the condensed consolidated statements of operations and totaled $8,418 for the three months ended March 31, 2019, and $3,990 for the three months ended March 31, 2018, respectively. As of March 31, 2019, the remaining balance of unamortized expense is $109,962 and is expected to be amortized through 2021.

Stock Warrants

The following is a summary of the Company’s stock warrant activity for the year ended December 31, 2018 and the three months ended March 31, 2019:

	Number of Warrants	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life
Outstanding – December 31, 2017	679,588	$1.03	2.66
Exercisable - December 31, 2017	679,588	1.03	2.66
Granted	-	-	-
Exercised	-	-	-
Forfeited/Cancelled	-	-	-
Outstanding – December 31, 2018	679,588	1.03	1.66
Exercisable – December 31, 2018	679,588	1.03	1.66
Granted	-	-	-
Exercised	-	-	-
Forfeited/Cancelled	(496,250)	1.10	-
Outstanding - March 31, 2019	183,338	1.10	1.00
Exercisable - March 31, 2019	183,338	$1.10	1.00

At March 31, 2019 and December 31, 2018, the total intrinsic value of warrants outstanding and exercisable was $0 and $0, respectively.

NOTE 9 – RELATED PARTY TRANSACTIONS

Jeromy Olson, the Chief Executive Officer of the Company, owns 50.0% of a sales management and consulting firm, NexPhase Global, LLC (“NexPhase”) that provides sales services to the Company. These services include the retention of two full-time senior sales representatives including the current National Sales Director of the Company. The NexPhase consulting agreement was terminated on October 1, 2017. For three months ended March 31, 2019 and 2018, NexPhase earned sales commissions of $0, and had accounts payable from the Company of $149,090 at March 31, 2019 and December 31, 2018.

F-19

Glenn Tilley, a director of the Company, is the holder of $170,857 of principal as of March 31, 2019 of the aforementioned Note. As of March 31, 2019, the Company was not compliant with the repayment terms of the Notes but no defaults under the note have been called by the note holder. The Company is currently conducting good faith negotiations with the note holder to further extend the maturity date, however, there can be no assurance that a further extension will be granted. The Company is currently accruing interest on the Note at the default interest rate of 15% per annum. The Note is convertible into shares of the Company’s common stock at a conversion price equal to the lower of i) $1.00 per share and ii) the volume-weighted average price for the last five trading days preceding the conversion date.

On March 30, 2018, the Company entered into an eighteen-month loan agreement with an investor. Pursuant to the agreement, the investor agreed to loan the Company $250,000 for general operating expenses. During the first six months, the Company will pay interest only at 8% per annum. Thereafter, the Company shall pay principal and interest through maturity on December 31, 2019. Currently, the Company is in arrears on this loan. At March 31, 2019 and December 31, 2018, the outstanding balance related to this finance agreement was $208,333.

On April 9, 2018, the Company entered into an eighteen-month loan agreement with a director. Pursuant to the agreement, the director agreed to loan the Company $50,000 for general operating expenses. During the first six months, the Company will pay interest only at 8% per annum. Currently, the Company is in arrears on this loan. Thereafter, the Company shall pay principal and interest through maturity on October 30, 2019. At March 31, 2019 and December 31, 2018, the outstanding balance was $45,833.

On or about March 30, 2019, Mr. Olson advanced to the Company $11,500, which amount was used in partial satisfaction of the amount to be paid to a former employee under a settlement agreement (see Note 10, Employee Separation). This demand note carries no interest.

NOTE 10 – EMPLOYEE SEPARATION

On March 27, 2019 the Company entered into a mutual general release and settlement agreement (the “Settlement Agreement”) with the former employee. Pursuant to the Settlement Agreement, the Company agreed to pay the former employee $69,000, payable in three equal installments of $23,000 on March 31, June 28 and September 30, 2019 (the “Settlement Amount”). The Settlement Agreement also contains a general release by the former employee of the Company relating to employment and compensation claims, such release however is predicated on the Company making payments pursuant to the Settlement Agreement. As of March 31, 2019, the outstanding balance on this obligation was $46,000.

NOTE 11 – COMMITMENTS AND CONTINGENCIES

Services Agreements

On July 11, 2017 (the “Effective Date”), the Company entered into a Services Agreement with a consultant. The consultant agreed to provide investor relations services to the Company for a period of 6 months. As compensation for the services, the Company shall pay the consultant $7,500 per month and is obligated to issue options for 100,000 shares of the Company common stock upon execution and, if renewed, at each renewal. The Company may terminate this agreement by providing at least 30 days advance written notice prior to the next renewal date. The Company has recorded compensation expense relating to the equity portion of the agreement of $14,905 during the year ended December 31, 2018.

Employment Agreements

In September 2014, Jeromy Olson entered into a 40 month employment agreement to serve in the capacity of CEO, with subsequent one year renewal periods (the “Olson Employment Agreement”). The CEO will receive a monthly salary of $10,000 that (1) will increase to $13,000 upon the Company achieving gross revenues of at least $10,000,000, as amended, and an operating margin of at least 15%, and (2) will increase to $16,000 per month upon the Company achieving gross revenues of at least $15,000,000 and an operating margin of at least 15%. The agreement provides for cash bonuses of 15% of the annual Adjusted EBITDA between $1 and $1,000,000, 10% of the annual Adjusted EBITDA between $1,000,001 and $2,000,000 and 5% of the annual Adjusted EBITDA greater than $2,000,000. For purposes of the agreement, Adjusted EBITDA is defined as earnings before interest, taxes, depreciation and amortization less share based payments, gains or losses on derivative instruments and other non-cash items approved by the Board of Directors. The CEO was issued 250,000 shares of common stock on the date of the agreement and received 250,000 shares of common stock on January 1, 2016. Lastly, the CEO will be issued qualified stock options as follows:

●	100,000 stock options at an exercise price of $1.50 per share that vest on December 31, 2015

●	100,000 stock options at an exercise price of $1.75 per share that vest on December 31, 2016

●	100,000 stock options at an exercise price of $2.50 per share that vest on December 31, 2017

F-20

On November 3, 2016, the Board, pursuant to the Olson Employment Agreement (as defined above), approved the issuance of (i) qualified options to purchase 100,000 shares of the Company’s Common Stock at a price of $1.50 vesting immediately with a grant date of November 3, 2016, (ii) qualified options to purchase 75,000 shares of the Company’s Common Stock at a price of $1.75 vesting on December 31, 2016, and (iii) qualified options to purchase 25,000 shares of the Company’s Common Stock at a price of $1.75 vesting on December 31, 2016, which options were issued in the first quarter of 2017. The CEO is due additional option grants pursuant to the consulting agreement, however, those grants were deferred to comply with the terms of the issuance of incentive options in the 2016 Plan. Pursuant to section 3 of the Olson Employment Agreement, Mr. Olson’s employment term was automatically renewed and will expire on January 19, 2020.

Director Agreements

On August 27, 2015, the Company entered into a director agreement with Glenn Appel, concurrent with Mr. Appel’s appointment to the Board of Directors of the Company effective August 27, 2015. The Director Agreement may, at the option of the Board, be automatically renewed on such date that Mr. Appel is re-elected to the Board. Pursuant to the Director Agreement, Mr. Appel is to be paid a stipend of One Thousand Dollars ($1,000) per meeting of the Board, which shall be contingent upon his attendance at the meetings being in person, rather than via telephone or some other electronic medium. Additionally, Mr. Appel receive non-qualified stock options to purchase Two Hundred Thousand (200,000) shares of the Company’s common stock. The exercise price of the Options shall be One Dollar ($1.00) per share. The Options shall vest in equal amounts over a period of Two (2) years at the rate of Twenty Five Thousand (25,000) shares per fiscal quarter on the last day of each such quarter, commencing in the third fiscal quarter of 2015. The total grant date value of the options was $80,932 which was expensed over the vesting period.

On January 4, 2016, the Company entered into a director agreement with Glenn Tilley, concurrent with Mr. Tilley’s appointment to the Board of Directors of the Company (the “Board”) effective January 4, 2016. The director agreement may, at the option of the Board, be automatically renewed on such date that Mr. Tilley is re-elected to the Board. Pursuant to the director agreement, Mr. Tilley is to be paid a stipend of One Thousand Dollars ($1,000) per meeting of the Board, which shall be contingent upon his attendance at the meetings being in person, rather than via telephone or some other electronic medium. Additionally, Mr. Tilley shall receive non-qualified stock options (the “Options”) to purchase Two Hundred Thousand (200,000) shares of the Company’s common stock. The exercise price of the Options shall be One Dollar ($1.00) per share. The Options shall vest in equal amounts over a period of two (2) years at the rate of Twenty Five Thousand (25,000) shares per fiscal quarter on the last day of each such quarter, commencing January 4, 2016. The total grant date value of the options was $97,535 which was expensed over the vesting period.

On May 15, 2017, the Company entered into a director agreement (“Minichiello Director Agreement”) with Tom Minichiello, concurrent with Mr. Minichiello’s appointment to the Board of Directors of the Company (the “Board”) effective May 15, 2017. The Minichiello Director Agreement may, at the option of the Board, be automatically renewed on such date that Mr. Minichiello is re-elected to the Board. Pursuant to the Director Agreement, Mr. Minichiello is to be paid a stipend of One Thousand Dollars ($1,000) per meeting of the Board, which shall be contingent upon his attendance at the meetings being in person, rather than via telephone or some other electronic medium. Additionally, Mr. Minichiello shall receive non-qualified stock options (the “Options”) to purchase up to Two Hundred Thousand (200,000) shares of the Company’s common stock. The exercise price of the Options shall be One Dollar ($1.00) per share. The Options shall vest in equal amounts over a period of two (2) years at the rate of Twenty Five Thousand (25,000) shares per fiscal quarter on the last day of each such quarter. The total grant date value of the options was $4,017 which shall be expensed over the vesting period.

On May 8, 2018, the Company entered into a director agreement (“Tuntland Director Agreement”) with John Tuntland, concurrent with Mr. Tuntland’s appointment to the Board of Directors of the Company (the “Board”) effective May 8, 2018. The Tuntland Director Agreement may, at the option of the Board, be automatically renewed on such date that Mr. Tuntland is re-elected to the Board. Pursuant to the Director Agreement, Mr. Tuntland is to be paid a stipend of One Thousand Dollars ($1,000) per meeting of the Board, which shall be contingent upon his attendance at the meetings being in person, rather than via telephone or some other electronic medium. Additionally, Mr. Tuntland shall receive non-qualified stock options (the “Options”) to purchase up to Two Hundred Thousand (200,000) shares of the Company’s common stock. The exercise price of the Options shall be One Dollar ($1.00) per share. The Options shall vest in equal amounts over a period of two (2) years at the rate of Twenty Five Thousand (25,000) shares beginning in the third quarter of 2018. The total grant date value of the options was $10,169 which shall be expensed over the vesting period.

F-21

Supply Agreement

On December 2, 2015, IMG Academy LLC (“IMG”) and the Company entered into an Official Supplier Agreement (the “Agreement”). The term of the Agreement is January 1, 2016 through December 31, 2019 (the “Term”). Under the Agreement, The Company is to be the “Official Supplier” of IMG in connection with certain of the Company’s products and related services during the Term. Additionally, the Agreement provides the Company with certain promotional opportunities and supplier benefits including but not limited to (i) on-site signage and Company brand exposure (ii) the opportunity to install up to 4 test turf plots (the “Test Plots”) in order for the Company to conduct research on its turf products and the ability to use IMG athletes as participants in such testing (ii) opportunity to schedule site visits of test plots for potential Company customers and (iv) access to IMG’s personnel to include Head Coaches, Athletic Director and Administrators, subject to clearances and applicable rules of governing bodies such as NCAA. As consideration for its designation as IMG’s “Official Supplier” the Company must pay IMG three installments of $208,000 during the Term as specified in the Agreement. For the three months ended March 31, 2019 and 2018, the company has recorded $39,126 of expense related to the agreement.

Placement Agent and Finders Agreements

The Company entered into an exclusive Financial Advisory and Investment Banking Agreement with Spartan Capital Securities, LLC (“Spartan”) effective November 20, 2013 (the “2013 Spartan Advisory Agreement”). The Company entered into a second exclusive Financial Advisory and Investment Banking Agreement with Spartan Capital Securities, LLC (“Spartan”) effective October 1, 2015, amended August 3, 2016 (the “2015 Spartan Advisory Agreement”), which replaced and superseded the 2013 Spartan Advisory Agreement. Pursuant to the 2015 Spartan Advisory Agreement, Spartan will act as the Company’s exclusive financial advisor and placement agent to assist the Company in connection with a best efforts private placement (the “2015 Financing”) of up to $3.5 million or 3,181,819 shares (the “Shares”) of the common stock of the Company at $1.10 per Share. Spartan shall have the right to place up to an additional $700,000 or 636,364 Shares in the 2015 Financing to cover over-allotments at the same price and on the same terms as the other Shares sold in the 2015 Financing. The 2015 Spartan Advisory Agreement expires on August 1, 2019.

The Company, upon closing of the 2015 Financing, shall pay consideration to Spartan, in cash, a fee in an amount equal to 10% of the aggregate gross proceeds raised in the 2015 Financing. The Company shall grant and deliver to Spartan at the closing of the 2015 Financing, for nominal consideration, five year warrants (the “Warrants”) to purchase a number of shares of the Company’s Common Stock equal to 10% of the number of shares of Common Stock (and/or shares of Common Stock issuable upon exercise of securities or upon conversion or exchange of convertible or exchangeable securities) sold at such closing. The Warrants shall be exercisable at any time during the five year period commencing on the closing to which they relate at an exercise price equal to the purchase price per share of Common Stock paid by investors in the 2015 Financing or, in the case of exercisable, convertible, or exchangeable securities, the exercise, conversion or exchange price thereof. If the 2015 Financing is consummated by means of more than one closing, Spartan shall be entitled to the fees provided herein with respect to each such closing. (See Note 8 sale of common stock).

Along with the above fees, the Company shall pay (i) $15,000 engagement fees upon execution of the agreement, (ii) 3% of the gross proceeds raised for expenses incurred by Spartan in connection with this Financing, together with cost of background checks on the officers and directors of the Company, (iii) a monthly fee of $10,000 for 4 months for the period commencing October 1, 2015 through January 1, 2016; and contingent upon Spartan successfully raising $2.0 million under the 2015 Financing (iv) a monthly fee of $5,000 for 6 months for the period commencing September 1, 2016 through February 1, 2017; (v) a monthly fee of $7,500 for 6 months for the period commencing March 1, 2017 through August 1, 2017; (vi) a monthly fee of $10,000 for 12 months for the period commencing September 1, 2017 through August 1, 2018; (vii) a monthly fee of $13,700 for 12 months for the period commencing September 1, 2018 through August 1, 2019. The obligation to pay the monthly fee shall survive any termination of this agreement.

As of March 31, 2019 and December 31, 2018, Spartan was owed fees of $319,650 and $292,250, respectively.

Litigation

On January 26, 2018, the Company and one of its historical clients executed a Settlement Agreement, pursuant to which the Company is obligated to remediate a track which was improperly installed by one of the Company’s subcontractors. No later the July 15, 2018, the Company was obligated to complete installment of a replacement track which is of the same or comparable specifications as in the original contract. Upon completion of the installation, the client is obligated to release from escrow a retainage amount of $110,000. During construction, the Company’s insurance company was obligated to release from escrow funds to cover the expected construction costs of $370,000; the remediation will be entirely funded with insurance proceeds. This remediation work has been completed.

On July 25, 2018, two note holders filed suit against the Company in the New York State Supreme Court, County of New York. The suit alleges that, as of July 24, 2018, the Company owes the plaintiffs a total amount of $466,177, which is inclusive of principal and interest. The plaintiffs filed a Motion for Summary Judgment in Lieu of Complaint and asked that judgment be entered against the Company.

F-22

As of November 8, 2018, the outstanding principal was $351,810 and accrued unpaid interest as $124,524, totaling $476,334. On November 8, 2018, the Note Holder Plaintiffs and the Company executed a Settlement Agreement pursuant to which the Note Holder Plaintiffs agreed to a full release and wavier of their claims, including but not limited to, dismissal with prejudice of the suit in exchange for (a) an initial payment of $250,000, and (b) promissory notes in the total amount of $150,000, payable over twenty-four (24) months, with interest at nine percent (9%) per annum. With respect to this Settlement Agreement, the Company recorded forgiveness of indebtedness income of $76,334. As security for the two promissory notes, the Company will place 850,000 shares of common stock into an escrow account (“Escrow”). In the event the Company does not make timely payments under the promissory notes, upon written notice and after expiration of a cure period, the escrow agent shall release from Escrow shares of common stock with a value equal to the missed installment payment or payments plus accrued interest on that payment or payments. The number of shares so issued shall be determined by dividing the amount of the past due installment payment by the volume-weighted average price of the Company’s common stock for the last five trading days preceding the due date of the installment payment. With respect to the common stock held in Escrow, Note Holder Plaintiffs do not have any shareholder rights, including but not limited to voting, dividend or ownership rights. Upon full performance of the promissory notes, all shares of common stock still remaining in Escrow shall revert back to the Company as treasury shares. Given that the Company is experiencing financial difficulties and the Note Holder Plaintiffs granted a concession by accepting total payments of $400,000 for the remaining balance of the principal and interest due, the Company accounted for such transactions as a troubled debt restructuring and recognized a total gain of $76,336 from the debt settlement. The gain on troubled debt restructuring was $0.00 per share.

On March 27, 2019 the Company entered into a mutual general release and settlement agreement (the “Settlement Agreement”) with the former employee. Pursuant to the Settlement Agreement, the Company agreed to pay the former employee $69,000, payable in three equal installments of $23,000 on March 31, June 28 and September 30, 2019 (the “Settlement Amount”). The Settlement Agreement also contains a general release by the former employee of the Company relating to the Claim, such release however is predicated on the Company making payments pursuant to the Settlement Agreement. As of March 31, 2019, the outstanding balance on this obligation was $46,000.

On April 5, 2019, Spartan Capital Securities, LLC, an investment banker (“Spartan Capital”), filed a Demand for Arbitration with the American Arbitration Association (New York, New York; case no. 01-19-0001-0700). Spartan Capital alleges the Company owes various service fees and commissions, which the Company disputes both to legitimacy and amount. This arbitration is subject to inherent uncertainties, and an adverse result may arise that could harm our business. No assurance can be given that the Company will be able to resolve this matter or the timing of any such resolution.

NOTE 12 – SUBSEQUENT EVENTS

On May 7, 2019 (the “Effective Date”), the Company issued a 10% secured convertible promissory note (the “Note”) to GHS Investments, LLC (“GHS”) in the amount of $330,000 (inclusive of a 10% original issue discount, with the Company receiving $300,000 on May 7, 2019). The Note is due February 7, 2020. After October 7, 2019, GHS can elect to convert all or a portion of the Note into shares of the Company’s common stock. Such conversion(s) shall be at $0.15 per share so long as no event of default has occurred under the Note, and upon the occurrence of an event of default (including non-payment of the Note at maturity), the conversion(s) shall be at a 30% discount to the lowest traded price of the Company’s common stock during a 20-day look-back period. Between 60 and 180 days from the Effective Date, the Note may be prepaid at a 20% premium; prior to day 60 or after 180 days from the Effective Date (through the maturity date), the Note may be prepaid without penalty. The Note is secured by a second-priority security interest in the Company’s assets.

On May 7, 2019, the Company also entered into an equity financing agreement with GHS, with GHS committing to purchase up to $4,000,000 of the Company’s common stock in tranches of up to $350,000, following an effective registration of the shares and subject to restrictions regarding the timing of each sale and total percentage stock ownership held by GHS. The purchase price for the shares will be the lowest trading price during the 10-day period prior to each sale

F-23

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and

Stockholders of Sports Field Holdings, Inc.

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Sports Field Holdings, Inc. (the Company) as of December 31, 2018 and 2017, and the related consolidated statements of operations, stockholders’ deficit, and cash flows for each of the years in the two-year period ended December 31, 2018, and the related notes (collectively referred to as the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2018 and 2017, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2018, in conformity with accounting principles generally accepted in the United States of America.

Going Concern Uncertainty

These consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has suffered recurring losses from operations and has a working capital deficiency as of December 31, 2018. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans concerning these matters are described in Note 1 to the consolidated financial statements. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Rosenberg Rich Baker Berman, P.A.

We have served as the Company’s auditor since 2013.

Somerset, New Jersey

April 15, 2019

F-24

SPORTS FIELD HOLDINGS, INC.

CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2018	2017
ASSETS
Current assets
Cash	$247	$281,662
Restricted Cash	81,686	-
Accounts receivable	244,801	53,229
Contract assets	363,396	461,494
Prepaid expenses and other current assets	79,965	97,123
Total current assets	770,095	893,508

Property and equipment, net	19,567	6,138
Deposits	2,090	2,090

Total assets	$791,752	$901,736

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities
Accounts payable and accrued expenses	$5,251,325	$3,120,937
Contract liabilities	2,212,258	1,221,330
Promissory notes, net of debt discount of $0 and $30,090, respectively	592,846	267,788
Derivative liability	131,100	84,200
Convertible notes payable	339,358	691,168
Total current liabilities	8,526,887	5,385,423
Promissory notes, net of current portion	930,592	750,000
Total liabilities	9,457,479	6,135,423

Commitments and Contingencies (Note 11)

Stockholders’ deficit
Preferred stock, $0.00001 par value; 20,000,000 shares authorized, none issued and outstanding	-	-
Common stock, $0.00001 par value; 250,000,000 shares authorized, 19,180,063 and 17,403,527 issued and outstanding as of December 31, 2018 and December 31, 2017, respectively	192	174
Additional paid in capital	10,900,611	10,593,735
Common stock subscription receivable	-	(4,500)
Accumulated deficit	(19,566,530)	(15,823,096)
Total stockholders’ deficit	(8,665,727)	(5,233,687)

Total liabilities and stockholders’ deficit	$791,752	$901,736

See the accompanying notes to these consolidated financial statements

F-25

SPORTS FIELD HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2018	2017
Revenue
Contract revenue	$6,599,464	$7,045,892
Total revenue	6,599,464	7,045,892

Cost of sales
Contract cost of sales	7,716,920	5,953,930
Total cost of sales	7,716,920	5,953,930

Gross profit (loss)	(1,117,456)	1,091,962

Operating expenses
Selling, general and administrative	2,373,524	2,816,059
Research & development	1,179	1,880
Depreciation	10,862	4,055
	-
Total operating expenses	2,385,565	2,821,994

Loss from operations	(3,503,021)	(1,730,032)

Other income (expense), net
Interest, net	(286,882)	(284,740)
Legal settlement costs	(59,648)
Miscellaneous income	3,122	29,156
Gain from insurance proceeds	73,561
Gain on troubled debt restructuring	76,334	-
Gain (loss) on change in fair value of derivative	(46,900)	120,100
Total other income (expense), net	(240,413)	(135,484)

Net Loss before income taxes	(3,743,434)	(1,865,516)

Provision for income taxes	-	-

Net loss	$(3,743,434)	$(1,865,516)

Net loss per common share, basic and diluted	$(0.19)	$(0.11)

Weighted average common shares outstanding, basic and diluted	19,534,291	17,417,430

See the accompanying notes to these consolidated financial statements

F-26

SPORTS FIELD HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIT

FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2017

					Additional	Common
	Preferred stock		Common stock		Paid in	Stock	Accumulated
	Shares	Amount	Shares	Amount	Capital	Subscription	Deficit	Total
Balance, December 31, 2016	-	-	17,074,470	171	10,404,451	(4,500)	(13,957,580)	(3,557,458)
Shares issued for services	-	-	312,966	3	155,430	-	-	155,433
Stock compensation	-	-	-	-	30,607	-	-	30,607
Conversion of Principal to Common Stock	-	-	16,091	-	3,247			3,247
Net loss	-	-	-	-	-	-	(1,865,516)	(1,865,516)
Balance, December 31, 2017	-	-	17,403,527	174	10,593,735	(4,500)	(15,823,096)	(5,233,687)
Shares issued for services	-	-	183,204	2	50,977	-	-	50,979
Stock compensation	-	-	-	-	21,415	-	-	21,415
Write Off Subscription	-	-	-	-	(4,500)	4,500	-	-
Shares issued in a private offering- net proceeds	-	-	1,593,332	16	238,984	-	-	239,000
Net loss	-	-	-	-	-	-	(3,743,434)	(3,743,434)
Balance, December 31, 2018	-	$-	19,180,063	$192	$10,900,611	$-	$(19,566,530)	$(8,665,727)

See the accompanying notes to these consolidated financial statements

F-27

SPORTS FIELD HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2018	2017
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(3,743,434)	$(1,865,516)

Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	10,863	4,055
Bad debt expense	17,495	-
Loss (gain) on derivative	46,900	(120,100)
Proceeds from insurance company	535,612	-
Amortization of debt discount	10,000	30,090
Gain on troubled debt restructuring	(76,334)	-
Gain on insurance settlement	(73,561)	-
Common stock and options issued to consultants and employees	72,394	173,998
Changes in operating assets and liabilities:
Accounts receivable	(209,067)	300,930
Prepaid expenses	17,158	166,778
Inventory	256,884	(146,884)
Accounts payable and accrued expenses	1,792,862	1,249,706
Costs and estimated earnings in excess of billings	(158,786)	(128,986)
Billings in excess of costs and estimated earnings	775,018	811,646
Provision for estimated losses on uncompleted contracts	215,910	(31,311)
Net cash used in operating activities	(510,086)	444,406

CASH FLOWS FROM INVESTING ACTIVITIES:
Property additions	(24,292)	-
Net cash used in investing activities	(24,292)	-

CASH FLOWS FROM FINANCING ACTIVITIES:

Debt issuance costs	-	(10,000)
Proceeds of promissory notes	628,349	-
Repayments of promissory notes	(532,700)	(168,132)
Proceeds from private placement	239,000	-
Net cash provided by financing activities	334,649	(178,132)

Increase (decrease) in cash, cash equivalents and restricted cash	(199,729)	266,274
Cash, cash equivalents and restricted cash beginning of year	281,662	15,388

Cash, cash equivalents and restricted cash end of year	$81,933	$281,662

Supplemental disclosures of cash flow information:
Cash paid during the year for:
Interest	$191,889	$153,647
Taxes	$-	$-

Non cash investing and financing activities:
Notes issued for insurance premiums	$-	$113,420
Common stock issued for prepaid expense	$-	$12,039
Stock issued for principal and interest	$-	$3,248
Accrued interest converted to debt	$124,524	$-
Convertible notes converted to promissory notes	$351,810	$80,137

See the accompanying notes to these consolidated financial statements

F-28

SPORTS FIELD HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2018 AND 2017

NOTE 1 – DESCRIPTION OF BUSINESS

Sports Field Holdings, Inc. (“the Company”, “Sports Field Holdings”, “we”, “our”, or “us”) is a Nevada corporation engaged in product development, engineering, manufacturing, and the construction, design and building of athletic facilities, as well as supplying its own proprietary high end synthetic turf products to the sports industry. The Company is headquartered at 1020 Cedar Ave, Suite 200, St. Charles, IL 60174.

NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying consolidated financial statements and related notes have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of Sports Field Holdings, Inc. and its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting periods. Actual results could differ from those estimates. The Company’s significant estimates and assumptions include the accounts receivable allowance for doubtful accounts, warranty reserve, percentage of completion revenue recognition method, assumptions used in the fair value of stock-based compensation, valuation of derivative liabilities and the valuation allowance relating to the Company’s deferred tax assets.

Revenues and Cost Recognition

Revenue is recognized when a customer obtains control of promised goods or services, in an amount that reflects the consideration which the entity expects to receive in exchange for those goods or services. To determine revenue recognition for arrangements that an entity determines are within the scope of ASC 606, the Company performs the following five steps: (i) identify the contract(s) with a customer; (ii) identify the performance obligations in the contract; (iii) determine the transaction price; (iv) allocate the transaction price to the performance obligations in the contract; and (v) recognize revenue when (or as) the entity satisfies a performance obligation. The Company only applies the five-step model to contracts when it is probable that the entity will collect the consideration it is entitled to in exchange for the goods or services it transfers to the customer. At contract inception, once the contract is determined to be within the scope of ASC 606, the Company assesses the goods or services promised within each contract and determines those that are performance obligations, and assesses whether each promised good or service is distinct. The Company then recognizes as revenue the amount of the transaction price that is allocated to the respective performance obligation when (or as) the performance obligation is satisfied. Sales, value add, and other taxes collected on behalf of third parties are excluded from revenue.

The Company generates revenue from fixed-price contracts, where revenue is recognized over time as work is completed because of the continuous transfer of control to the customer (typically using an input measure such as costs incurred to date relative to total estimated costs at completion to measure progress). Costs to obtain contracts are generally not significant and are expensed in the period incurred. The Company has determined that these construction projects provide a distinct service and therefore qualify as one performance obligation. Revenue from fixed-price contracts provide for a fixed amount of revenue for the entire project, and any changes to the scope of the project is addressed in a change order, which is treated as a modification of the original contract.

F-29

To determine the proper revenue recognition method for contracts, the Company evaluates whether two or more contracts should be combined and accounted for as one single performance obligation and whether a single contract should be accounted for as more than one performance obligation. ASU 2014-09 defines a performance obligation as a contractual promise to transfer a distinct good or service to a customer. A contract’s transaction price is allocated to each distinct performance obligation and recognized as revenue when, or as, the performance obligation is satisfied. The Company’s evaluation requires judgment and the decision to combine a group of contracts or separate a contract into multiple performance obligations could change the amount of revenue and profit recorded in a given period. To date, all of the Company’s contracts have a single performance obligation, as the promise to transfer the individual goods or services is not separately identifiable from other promises in the contract and, therefore, is not distinct. However, if in the future the Company has contracts with multiple performance obligations, then the Company will allocate the contract’s transaction price to each performance obligation using the observable standalone selling price, if available, or alternatively the Company’s best estimate of the standalone selling price of each distinct performance obligation in the contract.

Accounting for contracts involves the use of various techniques to estimate total transaction price and costs. For such contracts, transaction price, estimated cost at completion and total costs incurred to date are used to calculate revenue earned. Unforeseen events and circumstances can alter the estimate of the costs and potential profit associated with a particular contract. Total estimated costs, and thus contract revenue and income, can be impacted by changes in productivity, scheduling, the unit cost of labor, subcontracts, materials and equipment. Additionally, external factors such as weather, client needs, client delays in providing permits and approvals, labor availability, governmental regulation and politics may affect the progress of a project’s completion and thus the timing of revenue recognition. To the extent that original cost estimates are modified, estimated costs to complete increase, delivery schedules are delayed, or progress under a contract is otherwise impeded, cash flow, revenue recognition and profitability from a particular contract may be adversely affected.

The nature of the Company’s contracts do not have variable consideration, such as liquidated damages, volume discounts, performance bonuses, incentive fees, and other terms that can either increase or decrease the transaction price. In contrast, the contracts are often modified to account for changes in contract specifications or requirements. Costs associated with contract modifications are included in the estimated costs to complete the contracts and are treated as project costs when incurred. In most instances, contract modifications are for goods or services that are not distinct, and, therefore, are accounted for as part of the existing contract. The effect of a contract modification on the transaction price, and the measure of progress for the performance obligation to which it relates, is recognized as an adjustment to revenue on a cumulative catch-up basis. In some cases, settlement of contract modifications may not occur until after completion of work under the contract.

As a significant change in one or more of these estimates could affect the profitability of its contracts, the Company reviews and updates its contract-related estimates regularly. The Company recognizes adjustments in estimated profit on contracts under the cumulative catch-up method. Under this method, the cumulative impact of the profit adjustment is recognized in the period the adjustment is identified. Revenue and profit in future periods of contract performance are recognized using the adjusted estimate. If at any time the estimate of contract profitability indicates an anticipated loss on a contract, the projected loss is recognized in full in the period it is identified and recognized as an “Provision for Estimated Losses on Uncompleted Contracts” which is included in “Contract liabilities” on the Condensed Consolidated Balance Sheets. For contract revenue recognized over time, the Provision for Estimated Losses on Uncompleted Contracts is adjusted so that the gross profit for the contract remains zero in future periods.

The Company estimates the collectability of contract amounts at the same time that it estimates project costs. If the Company anticipates that there may be issues associated with the collectability of the full amount calculated as the transaction price, the Company may reduce the amount recognized as revenue to reflect the uncertainty associated with realization of the eventual cash collection.

The timing of when the Company bills its customers is generally dependent upon agreed-upon contractual terms, milestone billings based on the completion of certain phases of the work, or when services are provided. Sometimes, billing occurs subsequent to revenue recognition, resulting in unbilled revenue, which is a contract asset. However, the Company sometimes receives advances or deposits from its customers before revenue is recognized, resulting in deferred revenue, which is a contract liability.

F-30

For the years ended December 31, 2018 and 2017, revenues from contracts with customers is summarized by product category were as follows:

	December 31,
	2018	2017
Product Category
Athletic fields and tracks	$5,016,929	$4,889,657
Vertical construction	1,582,534	2,156,235
Totals	$6,599,463	$7,045,892

“Athletic fields and tracks” relates to the design, engineering and construction of outdoor playing fields, running tracks and related works, stadiums, scoreboards, dug outs, base and drainage work, and similar projects, while “Vertical construction” relates to the design, engineering and construction of an entire facility such as a dormitory, athletics facility, gymnasium, or a similar general construction project.

Inventory

Inventory is stated at the lower of cost (first-in, first out) or net realizable value and consists primarily of construction materials.

Property, Plant and Equipment

Property, plant and equipment are carried at cost less accumulated depreciation and amortization. Depreciation and amortization are calculated using the straight-line method over the estimated useful lives of the assets, which generally range from 3 to 5 years. Leasehold improvements are amortized over the remaining life of the lease. Gains and losses from the retirement or disposition of property and equipment are included in operations in the period incurred. Maintenance and repairs are expensed as incurred.

Income Taxes

Deferred income tax assets and liabilities are determined based on the estimated future tax effects of net operating loss and credit carry-forwards and temporary differences between the tax basis of assets and liabilities and their respective financial reporting amounts measured at the current enacted tax rates. The differences relate primarily to net operating loss carryforward from date of acquisition and to the use of the cash basis of accounting for income tax purposes. The Company records an estimated valuation allowance on its deferred income tax assets if it is more likely than not that these deferred income tax assets will not be realized.

The Company recognizes a tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by taxing authorities, based on the technical merits of the position. The tax benefits recognized in the consolidated financial statements from such a position are measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement. The Company has not recorded any unrecognized tax benefits.

Stock-Based Compensation

The Company measures the cost of services received in exchange for an award of equity instruments based on the fair value of the award. For employees, the fair value of the award is measured on the grant date and for non-employees, the fair value of the award is generally re-measured on vesting dates and interim financial reporting dates until the service period is complete. The fair value amount is then recognized over the period during which services are required to be provided in exchange for the award, usually the vesting period. Awards granted to directors are treated on the same basis as awards granted to employees.

F-31

Concentrations of Credit Risk

Financial instruments and related items, which potentially subject the Company to concentrations of credit risk, consist primarily of cash and cash equivalents. The Company places its cash and temporary cash investments with credit quality institutions. At times, such amounts may be in excess of the FDIC insurance limit.

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable are stated at the amount management expects to collect from outstanding balances. The Company generally does not require collateral to support customer receivables. The Company provides an allowance for doubtful accounts based upon a review of the outstanding accounts receivable, historical collection information and existing economic conditions. The Company determines if receivables are past due based on days outstanding, and amounts are written off when determined to be uncollectible by management. The maximum accounting loss from the credit risk associated with accounts receivable is the amount of the receivable recorded, which is the face amount of the receivable, net of the allowance for doubtful accounts. As of December 31, 2018 and 2017, the Company’s accounts receivable balance was $244,801 and $53,229, respectively, and the allowance for doubtful accounts is $0 in each period.

Research and Development

Research and development expenses are charged to operations as incurred. For the years ended December 31, 2018 and 2017, the Company incurred research and development expenses of $1,179 and $1,880, respectively.

Warranty Costs

The Company generally provides a warranty on the products installed for up to 8 years with certain limitations and exclusions based upon the manufacturer’s product warranty. The Company’s subcontractors provide a one (1) year warranty to the Company against defects in material or workmanship. The Company has accrued a warranty reserve of $50,000 and $50,000 as of December 31, 2018 and 2017, respectively which is included in accounts payable and accrued expenses on the consolidated balance sheets. See Note 4 for warranty expenses incurred during the year ended December 31, 2018 and 2017.

Fair Value of Financial Instruments

The Company follows ASC 820-10 of the FASB Accounting Standards Codification to measure the fair value of its financial instruments and disclosures about fair value of its financial instruments. ASC 820-10 establishes a framework for measuring fair value in accounting principles generally accepted in the United States of America (U.S. GAAP), and expands disclosures about fair value measurements. To increase consistency and comparability in fair value measurements and related disclosures, ASC 820-10 establishes a fair value hierarchy which prioritizes the inputs to valuation techniques used to measure fair value into three (3) broad levels. The three (3) levels of fair value hierarchy defined by ASC 820-10 are described below:

Level 1	Quoted market prices available in active markets for identical assets or liabilities as of the reporting date.

Level 2	Pricing inputs other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reporting date.

Level 3	Pricing inputs that are generally unobservable inputs and not corroborated by market data.

Financial assets are considered Level 3 when their fair values are determined using pricing models, discounted cash flow methodologies or similar techniques and at least one significant model assumption or input is unobservable.

F-32

The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. If the inputs used to measure the financial assets and liabilities fall within more than one level described above, the categorization is based on the lowest level input that is significant to the fair value measurement of the instrument.

The carrying amounts of the Company’s financial assets and liabilities, such as cash, accounts receivable, inventory, prepaid expenses and other current assets, accounts payable and accrued expenses, and certain notes payable approximate their fair values because of the short maturity of these instruments.

Transactions involving related parties cannot be presumed to be carried out on an arm’s-length basis, as the requisite conditions of competitive, free-market dealings may not exist.

The Company’s Level 3 financial liabilities consist of the derivative conversion feature on a convertible note issued in 2016. The Company valued the conversion features using a Black Scholes model. These models incorporate transaction details such as the Company’s stock price, contractual terms, maturity, risk free rates, and volatility as of the date of issuance and each balance sheet date.

The Company utilized the following management assumptions in valuing the derivative conversion feature at December 31, 2018 and 2017:

	2018	2017
Exercise price	$0.38	$0.23
Expected dividends	0%	0%
Expected volatility	43.06%	45.51%
Risk fee interest rate	2.63%	1.31%
Term	1 year	1 year

Fair Value of Financial Assets and Liabilities Measured on a Recurring Basis

The Company uses Level 3 of the fair value hierarchy to measure the fair value of the derivative liabilities and revalues its derivative liability at every reporting period and recognizes gains or losses in the statements of operations that are attributable to the change in the fair value of the derivative liability.

Financial assets and liabilities measured at fair value on a recurring basis are summarized below and disclosed on the balance sheets as follows:

	Carrying	Fair Value Measurement Using
As of December 31, 2018	Value	Level 1	Level 2	Level 3	Total
Derivative conversion feature on convertible note	$131,100	$-	$-	$131,100	$131,100

	Carrying	Fair Value Measurement Using
As of December 31, 2017	Value	Level 1	Level 2	Level 3	Total
Derivative conversion feature on convertible note	$84,200	$-	$-	$84,200	$84,200

F-33

The unobservable level 3 inputs used by the Company was the expected volatility assumption used in the option pricing model. Expected volatility is based on the historical stock price volatility of comparable companies common stock, as our stock does not have sufficient historical trading activity.

The table below provides a summary of the changes in fair value, including net transfers in and/or out, of all financial assets and liabilities measured at fair value on a recurring basis using significant unobservable inputs (Level 3) during the period December 31, 2017 through December 31, 2018:

	Fair Value Measurement Using Level 3 Inputs
	Derivative conversion feature on convertible note	Total

Balance, December 31, 2016	204,300	204,300
Purchases, issuances, reassessments and settlements	-	-
Change in fair value	(120,100)	(120,100)
Balance, December 31, 2017	$84,200	$84,200
Purchases, issuances, reassessments and settlements	-	-
Change in fair value	46,900	46,900
Balance, December 31, 2018	$131,100	$131,100

Changes in the unobservable input values could potentially cause material changes in the fair value of the Company’s Level 3 financial instruments. The significant unobservable inputs used in the fair value measurements is the expected volatility assumption. A significant increase (decrease) in the expected volatility assumption could potentially result in a higher (lower) fair value measurement.

Beneficial Conversion Feature

For conventional convertible debt where the rate of conversion is below market value, the Company records a “beneficial conversion feature” (“BCF”) and related debt discount.

When the Company records a BCF the intrinsic value of the BCF would be recorded as a debt discount against the face amount of the respective debt instrument. The debt discount attributable to the BCF is amortized over the period from issuance to the date that the debt matures.

Derivative Instruments

The Company evaluates its convertible debt, warrants or other contracts to determine if those contracts or embedded components of those contracts qualify as derivatives to be separately accounted for in accordance with ASC 815-15. The result of this accounting treatment is that the fair value of the embedded derivative is marked-to-market each balance sheet date and recorded as a liability. In the event that the fair value is recorded as a liability, the change in fair value is recorded in the statements of operations as other income or expense. Upon conversion or exercise of a derivative instrument, the instrument is marked to fair value at the conversion date and then that fair value is reclassified to equity.

F-34

The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period. Equity instruments that are initially classified as equity that become subject to reclassification are reclassified to liability at the fair value of the instrument on the reclassification date.

Net Loss Per Common Share

The Company computes basic net loss per share by dividing net loss per share available to common stockholders by the weighted average number of common shares outstanding for the period and excludes the effects of any potentially dilutive securities. Diluted earnings per share, if presented, would include the dilution that would occur upon the exercise or conversion of all potentially dilutive securities into common stock using the “treasury stock” and/or “if converted” methods as applicable. The computation of basic and diluted loss per share excludes potentially dilutive securities because their inclusion would be anti-dilutive. Anti-dilutive securities excluded from the computation of basic and diluted net loss per share for the years ended December 31, 2018 and 2017, respectively, are as follows:

	December 31,
	2018	2017

Warrants to purchase common stock	679,588	679,588
Options to purchase common stock	1,697,500	1,297,500
Unvested restricted common shares	-	-
Convertible Notes	828,233	2,693,515
Totals	3,205,321	4,670,603

Significant Customers

The Company’s business focuses on securing a smaller number of high quality, highly profitable projects, which sometimes results in having a concentration of sales and accounts receivable among a few customers. This concentration is customary among the design and build industry for a company of our size. As we continue to grow and are awarded more projects, this concentration will continue to decrease.

For the year ended December 31, 2018, the Company had 3 customers that represented 33%, 31% and 25% of the total revenue; and for the year ended December 31, 2017, the Company had two customers that represented 47 % and 44% of the total revenue.

Recent Accounting Pronouncements

In May 2014, the FASB issued accounting standard update (“ASU”) No. 2014-09, “Revenue from Contracts with Customers (Topic 606)” (“ASU 2014-09”). The standard’s core principle is that a company will recognize revenue when it transfers promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services. In doing so, companies will need to use more judgment and make more estimates than under previous guidance. This may include identifying performance obligations in the contract, estimating the amount of variable consideration to include in the transaction price and allocating the transaction price to each separate performance obligation. In July 2015, the FASB approved the proposal to defer the effective date of ASU 2014-09 standard by one year. Early adoption was permitted after December 15, 2016, and the standard became effective for public entities for annual reporting periods beginning after December 15, 2017 and interim periods therein. In 2016, the FASB issued final amendments to clarify the implementation guidance for principal versus agent considerations (ASU No. 2016-08), accounting for licenses of intellectual property and identifying performance obligations (ASU No. 2016-10), narrow-scope improvements and practical expedients (ASU No. 2016-12) and technical corrections and improvements to ASU 2014-09 (ASU No. 2016-20) in its new revenue standard. The Company has performed a review of the requirements of the new revenue standard and is monitoring the activity of the FASB and the transition resource group as it relates to specific interpretive guidance. The Company reviewed customer contracts, applied the five-step model of the new standard to its contracts, and compared the results to its current accounting practices. The Company has included disclosures required by the new standard and the adoption has not had a material impact on the financial statements.

F-35

In January 2016, the FASB issued ASU No. 2016-01, “Financial Instruments — Overall: Recognition and Measurement of Financial Assets and Financial Liabilities (“ASU 2016-01”). The standard addresses certain aspects of recognition, measurement, presentation, and disclosure of financial instruments. This ASU is effective for fiscal years, and interim periods within those years, beginning after December 15, 2017. Early adoption is not permitted with the exception of certain provisions related to the presentation of other comprehensive income. The adoption of ASU 2016-01 did not have a material impact on the Company’s financial position, results of operations or cash flows.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842), (“ASU 2016-02”) and issued subsequent amendments to the initial guidance. This ASU requires an entity to recognize a right-of-use asset (“ROU”) and lease liability for all leases with terms of more than 12 months. Recognition, measurement and presentation of expenses will depend on classification as a finance or operating lease. Similar modifications have been made to lessor accounting in-line with revenue recognition guidance. The amendments also require certain quantitative and qualitative disclosures about leasing arrangements. Leases will be classified as finance or operating, with classification affecting the pattern and classification of expense recognition in the income statement. The new standard is effective for the Company on January 1, 2019, with early adoption permitted. Entities are required to adopt ASC 842 using a modified retrospective transition method. Full retrospective transition is prohibited. The guidance permits an entity to apply the standard’s transition provisions at either the beginning of the earliest comparative period presented in the financial statements or the beginning of the period of adoption (i.e., on the effective date). We expect to adopt the new standard on its effective date. While the Company continues to assess all of the effects of adoption, it currently believes the most significant effects relate to: the recognition of new ROU assets and lease liabilities on its balance sheet for real estate and equipment operating leases; and providing significant new disclosures about its leasing activities. The Company does not expect a significant change in its leasing activities between now and adoption. The new standard provides a number of optional practical expedients in transition. The Company expects to elect the ‘package of practical expedients’, which permits it to not reassess under the new standard its prior conclusions about lease identification, lease classification and initial direct costs. The Company does not expect to elect the use-of hindsight or the practical expedient pertaining to land easements; the latter not being applicable to it.

On adoption, the Company currently expects to recognize additional operating lease liabilities with corresponding ROU assets of the same amount based on the present value of the remaining minimum rental payments for existing operating leases on its consolidated balance sheets. The new standard also provides practical expedients for an entity’s ongoing accounting. The Company currently expects to elect the short-term lease recognition exemption for all leases that qualify. This means, for those leases that qualify, the Company will not recognize ROU assets or lease liabilities, and this includes not recognizing ROU assets or lease liabilities for existing short-term leases of those assets in transition. The Company also currently expects to elect the practical expedient to not separate lease and non-lease components for all of its leases, which will mean all consideration that is fixed, or in-substance fixed, relating to the non-lease components will be captured as part of its lease components for balance sheet purposes.

In August 2016, FASB issued ASU No. 2016-15, “Classification of Certain Cash Receipts and Cash Payments” (“ASU 2016-15”). ASU 2016-15 clarifies the presentation and classification of certain cash receipts and cash payments in the statement of cash flows. ASU 2016-15 is effective for fiscal years, and interim periods within those years beginning after December 15, 2017. The Company adopted ASU 2016-15 effective January 1, 2018 and it did not have a material impact on its financial statements.

In January 2017, the FASB issued ASU 2017-04, Intangibles - Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment (“ASU 2017-04”). ASU 2017-04 eliminates Step 2 as part of the goodwill impairment test. The amount of the impairment charge to be recognized would now be the amount by which the carrying value exceeds the reporting unit’s fair value. The loss to be recognized cannot exceed the amount of goodwill allocated to that reporting unit. The amendments in ASU 2017-04 are effective for annual or interim goodwill impairment tests in fiscal years beginning after December 15, 2019. The Company has elected to early adopt ASU 2017-04 as of January 1, 2018. The Company has applied the guidance related to ASU 2017-04 during its annual impairment test in the fourth quarter of 2018. An entity should apply the amendments in this update on a prospective basis. An entity is required to disclose the nature of and reason for the change in accounting principle upon transition. That disclosure should be provided in the first annual period and in the interim period within the entity initially adopts the amendments in this update. The Company has elected to early adopt this standard in performing their 2018 impairment test.

F-36

In May 2017, the FASB issued ASU No. 2017-09, Compensation – Stock Compensation (Topic 718): Scope of Modification Accounting (“ASU 2017-09”) to clarify when to account for a change to the terms or conditions of a share-based payment award as a modification. Under this new guidance, modification accounting is required if the fair value, vesting conditions, or classification of the award changes as a result of the change in terms or conditions. ASU 2017-09 is effective for annual reporting periods beginning after December 15, 2017, including interim reporting periods within each annual reporting period. The Company adopted ASU 2017-09 effective January 1, 2018 and it did not have a material impact on its financial statements.

In June 2018, the FASB issued ASU 2018-07, Compensation - Stock Compensation (ASC 718): Improvements to Nonemployee Share-Based Payment Accounting (“ASU 2018-07”). ASU 2018-07 simplifies the accounting for nonemployee share-based payment transactions. Consequently, the accounting for share-based payments to nonemployees and employees will be substantially aligned. The new standard will become effective for the Company beginning January 1, 2019, with early adoption permitted. The Company is currently evaluating the impact of this standard on its consolidated financial statements and disclosures.

In August 2018, the FASB issue ASU 2018-13, Fair Value Measurement (ASC 820): Disclosure Framework-Changes to the Disclosure Requirements for Fair Value Measurement, which modifies the disclosure requirements for fair value measurements by removing, modifying, or adding certain disclosures. The new standard will become effective for the Company January 1, 2020, with early adoption permitted. The Company is currently evaluating the impact of this standard on its consolidated financial statements and disclosures.

Subsequent Events

Management has evaluated subsequent events or transactions occurring through the date on which the financial statements were issued.

NOTE 3 – GOING CONCERN

Our historical operating results indicate substantial doubt exists related to the Company’s ability to continue as a going concern. As reflected in the accompanying consolidated financial statements, as of December 31, 2018 the Company had a working capital deficit of $(7,756,792). Furthermore, the Company incurred net losses of approximately $3.74 million for the year ended December 31, 2018 and $1.87 million for the year ended December 31, 2017, and had an accumulated deficit of $19.6 million at December 31, 2018. Substantially all of our accumulated deficit has resulted from losses incurred on construction projects, costs incurred in connection with our research and development and general and administrative costs associated with our operations. These factors raise substantial doubt about the Company’s ability to continue as a going concern through April 15, 2020.

We expect that for the next 12 months, our operating cash burn will be approximately $2.3 million, excluding repayments of existing debts in the aggregate amount of $1.8 million. Our cash requirements relate primarily to working capital needed to operate and grow our business, including funding operating expenses and continued development and expansion of our products/services. Our ability to achieve profitability and meet future liquidity needs and capital requirements will depend upon numerous factors, including the timing and size of awarded contracts; the timing and amount of our operating expenses; the timing and costs of working capital needs; the timing and costs of expanding our sales team and business development opportunities; the timing and costs of developing a marketing program; the timing and costs of warranty and other post-implementation services; the timing and costs of hiring and training construction and administrative staff; the extent to which our brand and construction services gain market acceptance; the extent of our ongoing and any new research and development programs; and changes in our strategy or our planned activities.

We have experienced and continue to experience negative cash flows from operations and we expect to continue to incur net losses in the foreseeable future.

The Company will require additional funding to finance the growth of its current and expected future operations as well as to achieve its strategic objectives. The Company believes its current available cash along with anticipated revenues may be insufficient to meet its cash needs for the near future. There can be no assurance that financing will be available in amounts or terms acceptable to the Company, if at all. If we are not able to obtain financing when needed, we may be unable to carry out our business plan. As a result, we may have to significantly limit our operations and our business, financial condition and results of operations would be materially harmed.

F-37

To date, we have funded our operational short-fall primarily through private offerings of common stock, convertible notes and promissory notes, our line of credit and factoring of receivables.

The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. These financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

NOTE 4 – COSTS AND ESTIMATED EARNINGS ON CONTRACTS IN PROCESS

Following is a summary of costs, billings, and estimated earnings on contracts in process as of December 31, 2018 and December 31, 2017:

	December 31,	December 31,
	2018	2017
Costs incurred on contracts in progress	$19,817,415	$12,289,931
Estimated earnings (losses)	(378,469)	(771,512)
	19,438,946	13,061,443
Less billings to date	(21,287,808)	(14,078,163)
	$(1,848,862)	$(1,016,720)

The above accounts are shown in the accompanying consolidated balance sheet under these captions at December 31, 2018 and December 31, 2017:

Contract assets consist of the following:

	December 31, 2018	December 31, 2017
Costs & Estimated Earnings in Excess of Billings	$363,396	$204,610
Inventory	-	256,884
Contract Assets	$363,396	$461,494

Contract assets decrease by $98,098 compared to December 31, 2017 due primarily to a decrease increase in project activity during year ended December 31, 2018.

Contract liabilities consist of the following:

	December 31, 2018	December 31, 2017

Billings in Excess of Costs & Estimated Earnings	$1,961,580	$1,186,562
Provision for Estimated Losses on Uncompleted Contracts	250,678	34,768
Contract Liabilities	$2,212,258	$1,221,330

F-38

Contract liabilities increased $990,928 compared to December 31, 2017 primarily due to higher Billings in Excess of Costs & Estimated Earnings and increased project activity.

Warranty Costs

During the years ended December 31, 2018 and 2017 the Company incurred costs of $37,935 and $0, respectively. A substantial amount of the warranty costs incurred during the year ended December 31, 2018 related to subgrade installation provided by a new subcontractor used on a 2018 project. Since then, this subcontractor has not been used again. The Company has implemented policies and procedures to avoid these costs in the future, including but not limited to product improvements, change of suppliers, new field personnel, improved subcontractor agreements and product warranties, improved project and supply chain management and quality control. The Company generally provides a warranty on the products installed for up to 8 years with certain limitations and exclusions based upon the manufacturer’s product warranty. The Company’s subcontractors provide an 8 - year warranty to the Company against defects in material or workmanship. The Company has accrued a warranty reserve of $50,000 and $50,000 as of December 31, 2018 and 2017, respectively which is included in accounts payable and accrued expenses on the consolidated balance sheets.

NOTE 5 – PROPERTY AND EQUIPMENT

Property, plant and equipment consists of the following:

	December 31,	December 31,
	2018	2017
Furniture and equipment	$20,278	$20,278
Leasehold improvements	24,292	-
Total	44,570	20,278
Less: accumulated depreciation	(25,003)	(14,140)
	$19,567	$6,138

Depreciation expense for the years ended December 31, 2018 and 2017 was $10,863 and $4,055, respectively.

NOTE 6 – DEPOSITS

Deposits at December 31, 2018 and 2017 were comprised of a $2,090 security deposit on an Illinois office lease (See Note 11).

NOTE 7 – DEBT

Convertible Notes

On May 7, 2015, the Company issued unsecured convertible promissory notes (each a “Note” and collectively the “Notes”) in an aggregate principal amount of $450,000 to three accredited investors (collectively the “Note Holders”) through a private placement. The notes pay interest equal to 9% of the principal amount of the notes, payable in one lump sum, and mature on February 1, 2016 unless the notes are converted into common stock if the Company undertakes a qualified offering of securities of at least $2,000,000 (the “Qualified Offering”). The principal of the notes is convertible into shares of common stock at a conversion price that is the lower of $1.00 per share or the price per share offered in a Qualified Offering. In order to induce the investors to invest in the notes, one of the Company’s shareholders assigned an aggregate of 45,000 shares of his common stock to such investors. The Company recorded a $45,000 debt discount relating to the 45,000 shares of common stock issued with an offsetting entry to additional paid in capital. The debt discount was amortized to interest expense over the contractual life of the notes. As part of the transaction, we incurred placement agent fees of $22,500 and legal fees of $22,500, which were recorded as debt issue costs and were amortized over the contractual life of the notes. The outstanding principal balance on the notes at December 31, 2018 and 2017 was $522,667 including interest and penalty as disclosed below.

F-39

The notes matured on February 1, 2016. On March 31, 2016, the Note Holders entered into a letter agreement whereby, effective as of February 1, 2016, they waived any and all defaults that may or may not have occurred prior to the date thereof (the “First Waiver”). As consideration for the First Waiver, the Company issued the Note Holders an aggregate of 45,000 shares of the Company’s common stock. The principal amount on the Notes increased from $450,000 to $490,500 as the initial interest amount, $40,500 as of February 1, 2016, was added to the principal amount of the Notes. The maturity date of the Notes was extended to July 1, 2016 and the Notes shall pay interest as of February 1, 2016 at a rate of 9% per annum, payable in one lump sum on the maturity date. In addition, on any note conversion date from February 1, 2016 through July 1, 2016, the Notes are convertible into shares of the Company’s common stock at a conversion price of $1.00 per share. On any Note conversion after July 1, 2016, the Notes are convertible into shares of the Company’s common stock at a conversion price that is the lower of (i) $1.00 per share and (ii) the volume-weighted average price for the last five trading days preceding the conversion date. All remaining terms of the Notes remained the same.

Subsequent to the First Waiver, the Notes matured on July 1, 2016. On August 9, 2016, one Note Holder entered into a letter agreement whereby, effective as of August 1, 2016, they waived any and all defaults that may or may not have occurred prior to the date thereof (the “Second Waiver”). As consideration for the Second Waiver, the Company issued the Note Holder an aggregate of 40,000 shares of the Company’s common stock and added $15,000 to the principal amount of the note. The principal amount on the Note increased from $218,000 to $242,810 as the accrued interest amount, $9,810 as of August 1, 2016 and the aforementioned $15,000 of consideration, was added to the principal amount of the Note. The maturity date of the Note was extended to January 1, 2017 and the Note shall pay interest as of August 1, 2016 at a rate of 15% per annum, payable in one lump sum on the maturity date. In addition, on any note conversion date from August 9, 2016 through January 1, 2017, the Note is convertible into shares of the Company’s common stock at a conversion price of $1.00 per share. On any Note conversion after January 1, 2017, the Note is convertible into shares of the Company’s common stock at a conversion price that is the lower of (i) $1.00 per share and (ii) the volume-weighted average price for the last five trading days preceding the conversion date. All remaining terms of the Note remained the same. On October 18, 2017, a letter was sent to the board of directors and the CEO of the Company on behalf of the Note Holder, demanding that the Company repay its outstanding debt in the principal aggregate amount of $200,000, plus accrued interest, issued pursuant to the Note.

On July 25, 2018, this Note Holder and another filed (“Note Holder Plaintiffs”) suit against the Company in the New York State Supreme Court, County of New York. The suit alleges that, as of July 24, 2018, the Company owes the plaintiffs a total amount of $466,177, which is inclusive of principal and interest. The plaintiffs filed a Motion for Summary Judgment in Lieu of Complaint and asked that judgment be entered against the Company.

As of November 8, 2018, the outstanding principal was $351,810 and accrued unpaid interest as $124,524, totaling $476,334. On November 8, 2018, the Note Holder Plaintiffs and the Company executed a Settlement Agreement pursuant to which the Note Holder Plaintiffs agreed to a full release and wavier of their claims, including but not limited to, dismissal with prejudice of the suit in exchange for (a) an initial payment of $250,000, and (b) promissory notes in the total amount of $150,000, payable over twenty-four (24) months, with interest at nine percent (9%) per annum. As security for the two promissory notes, the Company will place 850,000 shares of common stock into an escrow account (“Escrow”). In the event the Company does not make timely payments under the promissory notes, upon written notice and after expiration of a cure period, the escrow agent shall release from Escrow shares of common stock with a value equal to the missed installment payment or payments plus accrued interest on that payment or payments. The number of shares so issued shall be determined by dividing the amount of the past due installment payment by the volume-weighted average price of the Company’s common stock for the last five trading days preceding the due date of the installment payment. With respect to the common stock held in Escrow, Note Holder Plaintiffs do not have any shareholder rights, including but not limited to voting, dividend or ownership rights. Upon full performance of the promissory notes, all shares of common stock still remaining in Escrow shall revert back to the Company as treasury shares. Given that the Company is experiencing financial difficulties and the Note Holder Plaintiffs granted a concession by accepting total payments of $400,000 for the remaining balance of the principal and interest due, the Company accounted for such transactions as a troubled debt restructuring and recognized a total gain of $76,336 from the debt settlement. The gain on troubled debt restructuring was $0.00 per share.

Glenn Tilley, a director of the Company, is the holder of $170,857 of principal as of December 31, 2018 of the aforementioned Note. As of December 31, 2018, the Company was not compliant with the repayment terms of the Note but no defaults under the Note have been called by the note holder. The Company is currently conducting good faith negotiations with the note holder to further extend the maturity date, however, there can be no assurance that a further extension will be granted. The Company is currently accruing interest on the Note at the default interest rate of 15% per annum. The Note is convertible into shares of the Company’s common stock at a conversion price equal to the lower of i) $1.00 per share and ii) the volume-weighted average price for the last five trading days preceding the conversion date.

F-40

On February 22, 2016 (the “Effective Date”), the Company issued a convertible note in the principal aggregate amount of $170,000 to a private investor (the “February 2016 Note”). As of December 31, 2018, the Company was not compliant with the repayment terms of the Note but no defaults under the note have been called by the note holder. The Company is currently conducting good faith negotiations with the Note Holder to further extend the maturity date, however, there can be no assurance that a further extension will be granted. The Note is convertible into shares of the Company’s common stock at a conversion price equal to the lower of i) $1.00 per share and ii) 65% of the volume-weighted average price for the last twenty trading days preceding the conversion date. The Note holder converted a portion of the principal $1,500 and accrued interest $1,748 to 16,901 shares of common stock during the second quarter ended June 30, 2017. The outstanding principal balance on the February 2016 note at December 31, 2018 and 2017 was $168,500. Accrued interest on this note was $37,912 and $12,638 as of December 31, 2018 and 2017, respectively.

Promissory Notes

On July 14, 2016, the Company closed a Credit Agreement (the “Credit Agreement”) by and among the Company and First Form, Inc. (the “Borrowers”) and Genlink Capital, LLC, as lender (“Genlink”). Pursuant to the Credit Agreement, Genlink agreed to loan the Company up to a maximum of $1 million for general operating expenses. An initial amount of $670,000 was funded by Genlink at the closing of the Credit Agreement. Any increase in the amount extended to the Borrowers shall be at the discretion of Genlink.

The amounts borrowed pursuant to the Credit Agreement are evidenced by a Revolving Note (the “Revolving Note”) and the repayment of the Revolving Note is secured by a first position security interest in substantially all of the Company’s assets in favor of Genlink, as evidenced by a Security Agreement by and among the Borrowers and Genlink (the “Security Agreement”). The Revolving Note is due and payable, along with interest thereon, on December 20, 2017, and bears interest at the rate of 15% per annum, increasing to 19% upon the occurrence of an event of default. The Company incurred loan fees of $44,500 for entering into the Credit Agreement. The loan fees shall be amortized to interest expense over the life of the notes. The Company must pay a minimum of $75,000 in interest over the life of the loan. The principal balance on the note as of December 31, 2017 was $1,000,000. In December 2017, in exchange for an extension fee of $10,000, this Loan Agreement was converted into a one-year term loan and extend for one additional year, with monthly payments of $20,833 in principal plus interest at 15% and a balloon payment of $729,167 due at maturity on January 25, 2019.

In November 2018, this Loan Agreement was amended in order to increase the principal amount to $1,125,000, and extended through November 25, 2020 with interest at 15% requiring monthly payments of $26,650 in principal (starting in March 2019) plus interest with a balloon payment of $592,000 due on the maturity date. As additional security for the term loan, the Company has placed 970,000 shares of common stock into reserve.

As of November 8, 2018, the outstanding principal was $351,810 and accrued unpaid interest as $124,524, totaling $476,334. On November 8, 2018, the Note Holder Plaintiffs and the Company executed a Settlement Agreement pursuant to which the Note Holder Plaintiffs agreed to a full release and wavier of their claims, including but not limited to, dismissal with prejudice of the suit in exchange for (a) an initial payment of $250,000, and (b) promissory notes in the total amount of $150,000, payable over twenty-four (24) months, with interest at nine percent (9%) per annum. As security for the two promissory notes, the Company will place 850,000 shares of common stock into an escrow account (“Escrow”). In the event the Company does not make timely payments under the promissory notes, upon written notice and after expiration of a cure period, the escrow agent shall release from Escrow shares of common stock with a value equal to the missed installment payment or payments plus accrued interest on that payment or payments. The number of shares so issued shall be determined by dividing the amount of the past due installment payment by the volume-weighted average price of the Company’s common stock for the last five trading days preceding the due date of the installment payment. With respect to the common stock held in Escrow, Note Holder Plaintiffs do not have any shareholder rights, including but not limited to voting, dividend or ownership rights. Upon full performance of the promissory notes, all shares of common stock still remaining in Escrow shall revert back to the Company as treasury shares. Given that the Company is experiencing financial difficulties and the Note Holder Plaintiffs granted a concession by accepting total payments of $400,000 for the remaining balance of the principal and interest due, the Company accounted for such transactions as a troubled debt restructuring and recognized a total gain of $76,336 from the debt settlement. The gain on troubled debt restructuring was $0.00 per share. At December 31, 2018, the outstanding balance promissory notes was $140,490.

F-41

On March 30, 2018, the Company entered into an eighteen-month loan agreement with an investor. Pursuant to the agreement, the investor agreed to loan the Company $250,000 for general operating expenses. During the first six months, the Company will pay interest only at 8% per annum. Thereafter, the Company shall pay principal and interest through maturity on December 31, 2019. At December 31, 2018, the outstanding balance related to this finance agreement was $208,333.

On April 9, 2018, the Company entered into an eighteen-month loan agreement with a director. Pursuant to the agreement, the director agreed to loan the Company $50,000 for general operating expenses. During the first six months, the Company will pay interest only at 8% per annum. Thereafter, the Company shall pay principal and interest through maturity on October 30, 2019. At December 31, 2018, the outstanding balance was $45,833.

Future maturities of debt are as follows:

For the year ending December 31

2019	$932,204
2020	930,592
Total	$1,862,796

NOTE 8 – STOCKHOLDERS DEFICIT

Preferred Stock

The Company has authorized 20,000,000 shares of preferred stock, with a par value of $0.00001 per share. As of December 31, 2018 and 2017, the Company has no shares of preferred stock issued and outstanding.

Common Stock

The Company has authorized 250,000,000 shares of common stock, with a par value of $0.00001 per share. As of December 31, 2018 and 2017, the Company has 19,180,063 and 17,403,527 shares of common stock issued and outstanding, respectively.

Common stock issued for services

During each year ended December 31, 2018 and 2017, 40,000 shares of common stock were granted to a certain employee with a fair value of $15,372 and $16,100, respectively.

During each year ended December 31, 2018 and 2017, 6,000 shares of common stock were granted to a certain employee with a fair value of $1,639 and $2,415, respectively.

During the year ended December 31, 2018 and 2017, 137,204 shares and $119,853 shares, respectively, of common stock valued at $33,548 and $51,292, respectively, were issued to consultant for professional services provided to the Company.

Sale of common stock

During the year ended December 31, 2018, the Company sold 1,593,332 shares of common stock to investors in exchange for $239,000 in gross proceeds in connection with the private placement of the Company’s common stock.

Termination of Registration Statement

On September 19, 2017, pursuant to Rule 477 under the Securities Act of 1933, as amended (the “Securities Act”), we withdrew our Registration Statement on Form S-1 (File No. 333-213385), together with all exhibits thereto, initially filed with the SEC on August 30, 2016, as subsequently amended on November 4, 2016 (the “Registration Statement”). The Registration Statement was not declared effective and no securities were issued or sold pursuant to the Registration Statement.

F-42

2016 Incentive Stock Option Plan

On October 4, 2016, the Board approved the Sports Field 2016 Incentive Stock Option Plan (the “2016 Plan”). The Plan provides for the issuance of up to 2,500,000 shares of common stock of the Company through the grant of non-qualified options (the “Non-qualified Options”), incentive options (the “Incentive Options” and together with the Non-qualified Options, the “Options”) and restricted stock (the “Restricted Stock”) and unrestricted stock (the “Unrestricted Stock”) to directors, officers, consultants, attorneys, advisors and employees. The 2,500,000 shares available under the 2016 Plan represent approximately 15% of the Company’s issued and outstanding common stock as of October 4, 2016.

The 2016 Plan shall be administered by a committee consisting of two or more independent, non-employee and outside directors (the “Committee”). In the absence of such a Committee, the Board shall administer the 2016 Plan. The 2016 Plan is currently being administered by the Board.

Options are subject to the following conditions:

(i) The Committee determines the strike price of Incentive Options at the time the Incentive Options are granted. The assigned strike price must be no less than 100% of the Fair Market Value (as defined in the Plan) of the Company’s Common Stock. In the event that the recipient is a Ten Percent Owner (as defined in the Plan), the strike price must be no less than 110% of the Fair Market Value of the Company.

(ii) The strike price of each Non-qualified Option will be at least 100% of the Fair Market Value of such share of the Company’s Common Stock on the date the Non-qualified Option is granted.

(iii) The Committee fixes the term of Options, provided that Options may not be exercisable more than ten years from the date the Option is granted, and provided further that Incentive Options granted to a Ten Percent Owner may not be exercisable more than five years from the date the Incentive Option is granted.

(iv) The Committee may designate the vesting period of Options. In the event that the Committee does not designate a vesting period for Options, the Options will vest in equal amounts on each fiscal quarter of the Company through the five (5) year anniversary of the date on which the Options were granted. The vesting period accelerates upon the consummation of a Sale Event (as defined in the Plan).

(v) Options are not transferable and Options are exercisable only by the Options’ recipient, except upon the recipient’s death.

(vi) Incentive Options may not be issued in an amount or manner where the amount of Incentive Options exercisable in one year entitles the holder to Common Stock of the Company with an aggregate Fair Market value of greater than $100,000.

Awards of Restricted Stock are subject to the following conditions:

(i) The Committee grants Restricted Stock Options and determines the restrictions on each Restricted Stock Award (as defined in the Plan). Upon the grant of a Restricted Stock Award and the payment of any applicable purchase price, grantee is considered the record owner of the Restricted Stock and entitled to vote the Restricted Stock if such Restricted Stock is entitled to voting rights.

(ii) Restricted Stock may not be delivered to the grantee until the Restricted Stock has vested.

(iii) Restricted Stock may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of except as provided in the Plan or in the Award Agreement (as defined in the Plan).

Stock options issued for services

On March 31, 2017, the Company issued our CEO 25,000 common stock options for services, having a total fair value of approximately $7,500. These options expire on March 31, 2022.

On May 17, 2017, the Company issued 200,000 common stock options to a board member for his services, having a total fair value of approximately $4,015. The options vest ratably over a two-year period and have a $1 strike price.

On July 11, 2017, the Company issued 100,000 common stock options to a consultant for investor relations services at a fair value of $13,286. The options immediately vested and have a $0.35 strike price.

F-43

On January 11, 2018, the Company issued 100,000 common stock options to a consultant for investor relations services at a fair value of $3,796. The options immediately vested and have a $0.35 strike price.

On May 8, 2018, the Company issued 200,000 common stock options to a board member for his services, having a total fair value of approximately $10,169. The options vest ratably over a two-year period and have a $1 strike price.

On July 1, 2018, the Company issued 100,000 common stock options to a consultant for investor relations services at a fair value of $11,110. The options immediately vested and have a $0.35 strike price.

The Company uses the Black-Scholes option pricing model to determine the fair value of the options granted. In applying the Black-Scholes option pricing model to options granted, the Company used the following weighted average assumptions:

	For The Year Ended December 31,
	2018	2017
Risk free interest rate	2.32-2.75%	1.43-1.50%
Dividend yield	0.00%	0.00%
Expected volatility	41-44%	42-43%
Expected life in years	3.5-5.0	2.5-3.5
Forfeiture Rate	0.00%	0.00%

Since the Company has limited trading history, volatility was determined by averaging volatilities of comparable companies.

The expected term of the option, taking into account both the contractual term of the option and the effects of employees’ expected exercise and post-vesting employment termination behavior: The expected life of options and similar instruments represents the period of time the option and/or warrant are expected to be outstanding. Pursuant to paragraph 718-10-S99-1, it may be appropriate to use the simplified method , i.e., expected term = ((vesting term + original contractual term) / 2) , if (i) A company does not have sufficient historical exercise data to provide a reasonable basis upon which to estimate expected term due to the limited period of time its equity shares have been publicly traded; (ii) A company significantly changes the terms of its share option grants or the types of employees that receive share option grants such that its historical exercise data may no longer provide a reasonable basis upon which to estimate expected term; or (iii) A company has or expects to have significant structural changes in its business such that its historical exercise data may no longer provide a reasonable basis upon which to estimate expected term. The Company uses the simplified method to calculate expected term of share options and similar instruments as the Company does not have sufficient historical exercise data to provide a reasonable basis upon which to estimate expected term. The contractual term is used as the expected term for share options and similar instruments that do not qualify to use the simplified method.

F-44

The following is a summary of the Company’s stock option activity during the years ended December 31, 2018 and 2017:

	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life
Outstanding - December 31, 2016	972,500	$1.26	4.00
Exercisable - December 31, 2016	847,500	$1.23	4.02
Granted	325,000	$0.86	5.00
Exercised	-	-	-
Forfeited/Cancelled	-	-	-
Outstanding - December 31, 2017	1,297,500	$1.14	3.34
Exercisable - December 31, 2017	1,180,000	$1.21	3.23
Granted	400,000	$0.86	5.00
Exercised	-	-	-
Forfeited/Cancelled	-	-	-
Outstanding - December 31, 2018	1,697,500	$1.05	3.14
Exercisable - December 31, 2018	1,522,500	$1.05	3.42

At December 31, 2018 and 2017, the total intrinsic value of options outstanding was $75,000 and $0, respectively.

At December 31, 2018 and 2017, the total intrinsic value of options exercisable was $75,000 and $0, respectively.

Stock-based compensation for stock options has been recorded in the consolidated statements of operations and totaled $21,415 for the year ended December 31, 2018 and $30,607 for the year ended December 31, 2017. As of December 31, 2018, the remaining balance of unamortized expense is $4,597.

Stock Warrants

The following is a summary of the Company’s stock warrant activity during the years ended December 31, 2018 and 2017:

	Number of Warrants	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life
Outstanding - December 31, 2016	679,588	$1.03	2.66
Exercisable - December 31, 2016	679,588	$1.03	2.66
Granted	-	-	-
Exercised	-	-	-
Forfeited/Cancelled	-	-	-
Outstanding - December 31, 2017	679,588	$1.03	1.66
Exercisable - December 31, 2017	679,588	$1.03	1.66
Granted	-	-	-
Exercised	-	-	-
Forfeited/Cancelled	-	-	-
Outstanding - December 31, 2018	679,588	$1.03	1.66
Exercisable - December 31, 2018	679,588	$1.03	1.66

At December 31, 2018 and 2017, the total intrinsic value of warrants outstanding and exercisable was $0 and $0, respectively.

F-45

NOTE 9 – RELATED PARTY TRANSACTIONS

Jeromy Olson, the Chief Executive Officer of the Company, owns 50.0% of a sales management and consulting firm, NexPhase Global, LLC (“NexPhase”) that provides sales services to the Company. These services include the retention of two full-time senior sales representatives including the current National Sales Director of the Company. Consulting expenses pertaining to the firm’s services were $270,000 for the year ended December 31, 2017. Included in consulting expense for the year ended December 31, 2017 were 30,000 shares of common stock valued at $12,100, issued to NexPhase. The NexPhase consulting agreement was terminated on October 1, 2017. For years ended December 31, 2018 and 2017, NexPhase earned sales commissions of $0 and $74,517, respectively, and had accounts payable from the Company of $149,090 and $134,992, respectively.

Glenn Tilley, a director of the Company, is the holder of $170,857 of principal as of December 31, 2018 of the aforementioned Note. As of December 31, 2018, the Company was not compliant with the repayment terms of the Notes but no defaults under the note have been called by the note holder. The Company is currently conducting good faith negotiations with the note holder to further extend the maturity date, however, there can be no assurance that a further extension will be granted. The Company is currently accruing interest on the Note at the default interest rate of 15% per annum. The Note is convertible into shares of the Company’s common stock at a conversion price equal to the lower of i) $1.00 per share and ii) the volume-weighted average price for the last five trading days preceding the conversion date.

On March 30, 2018, the Company entered into an eighteen-month loan agreement with an investor. Pursuant to the agreement, the investor agreed to loan the Company $250,000 for general operating expenses. During the first six months, the Company will pay interest only at 8% per annum. Thereafter, the Company shall pay principal and interest through maturity on December 31, 2019. At December 31, 2018, the outstanding balance related to this finance agreement was $208,333.

On April 9, 2018, the Company entered into an eighteen-month loan agreement with a director. Pursuant to the agreement, the director agreed to loan the Company $50,000 for general operating expenses. During the first six months, the Company will pay interest only at 8% per annum. Thereafter, the Company shall pay principal and interest through maturity on October 30, 2019. At December 31, 2018, the outstanding balance was $45,833.

NOTE 10 – EMPLOYEE SEPARATION

On March 27, 2019 the Company entered into a mutual general release and settlement agreement (the “Settlement Agreement”) with the former employee. Pursuant to the Settlement Agreement, the Company agreed to pay the former employee $69,000, payable in three equal installments of $23,000 on March 31, June 28 and September 30, 2019 (the “Settlement Amount”). The Settlement Agreement also contains a general release by the former employee of the Company relating to the Claim, such release however is predicated on the Company making payments pursuant to the Settlement Agreement. As of March 31, 2019, the outstanding balance on this obligation was $46,000.

NOTE 11 – COMMITMENTS AND CONTINGENCIES

Services Agreements

On July 11, 2017 (the “Effective Date”), the Company entered into a Services Agreement with a consultant. The consultant agreed to provide investor relations services to the Company for a period of 6 months. As compensation for the services, the Company shall pay the consultant $7,500 per month and is obligated to issue options for 100,000 shares of the Company common stock upon execution and, if renewed, at each renewal. The Company may terminate this agreement by providing at least 30 days advance written notice prior to the next renewal date. The Company has recorded compensation expense relating to the equity portion of the agreement of $14,905 during the year ended December 31, 2018.

F-46

Consulting Agreements

In March 2014, the Company reached an agreement with a consulting firm owned by the CEO of the Company, NexPhase, to provide non-exclusive sales services. The consulting firm will receive between 3.5% and 5% commissions on sales referred to the Company. In addition, the consulting firm will receive a monthly fee of $6,000, 50,000 shares of common stock upon execution of the agreement, and 10,000 shares of common stock at the beginning of each three month period for the term of the agreement and any renewal periods thereafter. The agreement is for 18 months, and is renewable for successive 18 month terms. On December 10, 2014, the consulting agreement was amended. The monthly fee was increased to $10,000 per month retroactive to September 1, 2014 and 50,000 additional shares of common stock were issued. In addition, the consulting firm will be issued qualified stock options as follows:

●	100,000 stock options at an exercise price of $1.50 per share that vest on December 31, 2015

●	100,000 stock options at an exercise price of $1.75 per share that vest on December 31, 2016

●	100,000 stock options at an exercise price of $2.50 per share that vest on December 31, 2017

On November 3, 2016, the Board, pursuant to the consulting agreement, approved the issuance of (i) qualified options to purchase 100,000 shares of the Company’s Common Stock at a price of $1.50 vesting immediately with a grant date of November 3, 2016 and (ii) qualified options to purchase 75,000 shares of the Company’s Common Stock at a price of $1.75 vesting on December 31, 2016. The consultant is due additional option grants pursuant to the consulting agreement, however, those grants were being deferred to comply with the terms of the issuance of incentive options in the 2016 Plan.

On March 14, 2016, the consulting agreement was further amended. The monthly fee was increased to $20,000 per month for a period of twelve months. At the end of the twelve month period the monthly payment reverts back to $10,000.

The NexPhase consulting agreement was terminated on October 1, 2017.

In February 2015, the Company reached an agreement with a consulting firm to provide non-exclusive sales services with an effective date of February 10, 2015 (the “Effective Date”). The agreement expired on December 31, 2017. As compensation for the services, the consultant received (i) 5% commissions on sales of products or services other than turf referred to the Company; (ii) commission based on square footage of turf sold to certain parties as outlined in the agreement; (iii) 100,000 shares of the Company common stock (the “Payment Shares”) upon execution of the agreement, which were subject to certain Clawback provisions. “Clawback” means (i) if this agreement was terminated by the Company prior to December 31, 2016, then 50,000 of the Payment Shares shall be forfeited, and cancelled by the Company; and (i) if this Agreement was terminated by the Company prior to December 31, 2017, then 25,000 of the Payment Shares shall be forfeited, and cancelled by the Company. Unvested shares are revalued at the end of each reporting period until they vest and are expensed on a straight-line basis over the term of the agreement. The Company has recorded compensation expense relating to the equity portion of the agreement of $0 and $23,095 during the years ended December 31, 2018 and 2018, respectively.

Employment Agreements

In September 2014, Jeromy Olson entered into a 40 month employment agreement to serve in the capacity of CEO, with subsequent one year renewal periods (the “Olson Employment Agreement”). The CEO will receive a monthly salary of $10,000 that (1) will increase to $13,000 upon the Company achieving gross revenues of at least $10,000,000, as amended, and an operating margin of at least 15%, and (2) will increase to $16,000 per month upon the Company achieving gross revenues of at least $15,000,000 and an operating margin of at least 15%. The agreement provides for cash bonuses of 15% of the annual Adjusted EBITDA between $1 and $1,000,000, 10% of the annual Adjusted EBITDA between $1,000,001 and $2,000,000 and 5% of the annual Adjusted EBITDA greater than $2,000,000. For purposes of the agreement, Adjusted EBITDA is defined as earnings before interest, taxes, depreciation and amortization less share based payments, gains or losses on derivative instruments and other non-cash items approved by the Board of Directors. The CEO was issued 250,000 shares of common stock on the date of the agreement and received 250,000 shares of common stock on January 1, 2016. Lastly, the CEO will be issued qualified stock options as follows:

●	100,000 stock options at an exercise price of $1.50 per share that vest on December 31, 2015

●	100,000 stock options at an exercise price of $1.75 per share that vest on December 31, 2016

●	100,000 stock options at an exercise price of $2.50 per share that vest on December 31, 2017

F-47

On November 3, 2016, the Board, pursuant to the Olson Employment Agreement (as defined above), approved the issuance of (i) qualified options to purchase 100,000 shares of the Company’s Common Stock at a price of $1.50 vesting immediately with a grant date of November 3, 2016, (ii) qualified options to purchase 75,000 shares of the Company’s Common Stock at a price of $1.75 vesting on December 31, 2016, and (iii) qualified options to purchase 25,000 shares of the Company’s Common Stock at a price of $1.75 vesting on December 31, 2016, which options were issued in the first quarter of 2017. The CEO is due additional option grants pursuant to the consulting agreement, however, those grants were deferred to comply with the terms of the issuance of incentive options in the 2016 Plan. Pursuant to section 3 of the Olson Employment Agreement, Mr. Olson’s employment term was automatically renewed and will expire on January 19, 2020.

Director Agreements

On August 27, 2015, the Company entered into a director agreement with Glenn Appel, concurrent with Mr. Appel’s appointment to the Board of Directors of the Company effective August 27, 2015. The Director Agreement may, at the option of the Board, be automatically renewed on such date that Mr. Appel is re-elected to the Board. Pursuant to the Director Agreement, Mr. Appel is to be paid a stipend of One Thousand Dollars ($1,000) per meeting of the Board, which shall be contingent upon his attendance at the meetings being in person, rather than via telephone or some other electronic medium. Additionally, Mr. Appel receive non-qualified stock options to purchase Two Hundred Thousand (200,000) shares of the Company’s common stock. The exercise price of the Options shall be One Dollar ($1.00) per share. The Options shall vest in equal amounts over a period of Two (2) years at the rate of Twenty Five Thousand (25,000) shares per fiscal quarter on the last day of each such quarter, commencing in the third fiscal quarter of 2015. The total grant date value of the options was $80,932 which shall be expensed over the vesting period.

On January 4, 2016, the Company entered into a director agreement with Glenn Tilley, concurrent with Mr. Tilley’s appointment to the Board of Directors of the Company (the “Board”) effective January 4, 2016. The director agreement may, at the option of the Board, be automatically renewed on such date that Mr. Tilley is re-elected to the Board. Pursuant to the director agreement, Mr. Tilley is to be paid a stipend of One Thousand Dollars ($1,000) per meeting of the Board, which shall be contingent upon his attendance at the meetings being in person, rather than via telephone or some other electronic medium. Additionally, Mr. Tilley shall receive non-qualified stock options (the “Options”) to purchase Two Hundred Thousand (200,000) shares of the Company’s common stock. The exercise price of the Options shall be One Dollar ($1.00) per share. The Options shall vest in equal amounts over a period of two (2) years at the rate of Twenty Five Thousand (25,000) shares per fiscal quarter on the last day of each such quarter, commencing January 4, 2016. The total grant date value of the options was $97,535 which shall be expensed over the vesting period.

On May 15, 2017, the Company entered into a director agreement (“Minichiello Director Agreement”) with Tom Minichiello, concurrent with Mr. Minichiello’s appointment to the Board of Directors of the Company (the “Board”) effective May 15, 2017. The Minichiello Director Agreement may, at the option of the Board, be automatically renewed on such date that Mr. Minichiello is re-elected to the Board. Pursuant to the Director Agreement, Mr. Minichiello is to be paid a stipend of One Thousand Dollars ($1,000) per meeting of the Board, which shall be contingent upon his attendance at the meetings being in person, rather than via telephone or some other electronic medium. Additionally, Mr. Minichiello shall receive non-qualified stock options (the “Options”) to purchase up to Two Hundred Thousand (200,000) shares of the Company’s common stock. The exercise price of the Options shall be One Dollar ($1.00) per share. The Options shall vest in equal amounts over a period of two (2) years at the rate of Twenty Five Thousand (25,000) shares per fiscal quarter on the last day of each such quarter. The total grant date value of the options was $4,017 which shall be expensed over the vesting period.

F-48

On May 8, 2018, the Company entered into a director agreement (“Tuntland Director Agreement”) with John Tuntland, concurrent with Mr. Tuntland’s appointment to the Board of Directors of the Company (the “Board”) effective May 8, 2018. The Tuntland Director Agreement may, at the option of the Board, be automatically renewed on such date that Mr. Tuntland is re-elected to the Board. Pursuant to the Director Agreement, Mr. Tuntland is to be paid a stipend of One Thousand Dollars ($1,000) per meeting of the Board, which shall be contingent upon his attendance at the meetings being in person, rather than via telephone or some other electronic medium. Additionally, Mr. Tuntland shall receive non-qualified stock options (the “Options”) to purchase up to Two Hundred Thousand (200,000) shares of the Company’s common stock. The exercise price of the Options shall be One Dollar ($1.00) per share. The Options shall vest in equal amounts over a period of two (2) years at the rate of Twenty Five Thousand (25,000) shares beginning in the third quarter of 2018. The total grant date value of the options was $10,169 which shall be expensed over the vesting period.

Advisory Board Agreements

On February 11, 2016, the Company entered into an advisory board agreement with John Brenkus, effective June 1, 2016 (the (“Effective Date”). The term of the agreement is for a period of 24 months commencing on the Effective Date. Pursuant to the agreement, Mr. Brenkus is to be issued 25,000 shares of the Company common stock at the beginning of each quarter starting on the Effective Date through the term of the agreement. The Company has recorded compensation expense relating to the agreement of $7,500 and $28,157 during the years ended December 31, 2017 and 2016, respectively. As of December 31, 2017, this agreement has been terminated.

Supply Agreement

On December 2, 2015, IMG Academy LLC (“IMG”) and the Company entered into an Official Supplier Agreement (the “Agreement”). The term of the Agreement is January 1, 2016 through December 31, 2019 (the “Term”). Under the Agreement, The Company is to be the “Official Supplier” of IMG in connection with certain of the Company’s products and related services during the Term. Additionally, the Agreement provides the Company with certain promotional opportunities and supplier benefits including but not limited to (i) on-site signage and Company brand exposure (ii) the opportunity to install up to 4 test turf plots (the “Test Plots”) in order for the Company to conduct research on its turf products and the ability to use IMG athletes as participants in such testing (ii) opportunity to schedule site visits of test plots for potential Company customers and (iv) access to IMG’s personnel to include Head Coaches, Athletic Director and Administrators, subject to clearances and applicable rules of governing bodies such as NCAA. As consideration for its designation as IMG’s “Official Supplier” the Company must pay IMG three installments of $208,000 during the Term as specified in the Agreement. For the years ended December 31, 2018 and 2017, the company has recorded $156,500 of expense related to the agreement.

Placement Agent and Finders Agreements

The Company entered into an exclusive Financial Advisory and Investment Banking Agreement with Spartan Capital Securities, LLC (“Spartan”) effective November 20, 2013 (the “2013 Spartan Advisory Agreement”). The Company entered into a second exclusive Financial Advisory and Investment Banking Agreement with Spartan Capital Securities, LLC (“Spartan”) effective October 1, 2015, amended August 3, 2016 (the “2015 Spartan Advisory Agreement”), which replaced and superseded the 2013 Spartan Advisory Agreement. Pursuant to the 2015 Spartan Advisory Agreement, Spartan will act as the Company’s exclusive financial advisor and placement agent to assist the Company in connection with a best efforts private placement (the “2015 Financing”) of up to $3.5 million or 3,181,819 shares (the “Shares”) of the common stock of the Company at $1.10 per Share. Spartan shall have the right to place up to an additional $700,000 or 636,364 Shares in the 2015 Financing to cover over-allotments at the same price and on the same terms as the other Shares sold in the 2015 Financing. The 2015 Spartan Advisory Agreement expires on August 1, 2019.

The Company, upon closing of the 2015 Financing, shall pay consideration to Spartan, in cash, a fee in an amount equal to 10% of the aggregate gross proceeds raised in the 2015 Financing. The Company shall grant and deliver to Spartan at the closing of the 2015 Financing, for nominal consideration, five year warrants (the “Warrants”) to purchase a number of shares of the Company’s Common Stock equal to 10% of the number of shares of Common Stock (and/or shares of Common Stock issuable upon exercise of securities or upon conversion or exchange of convertible or exchangeable securities) sold at such closing. The Warrants shall be exercisable at any time during the five year period commencing on the closing to which they relate at an exercise price equal to the purchase price per share of Common Stock paid by investors in the 2015 Financing or, in the case of exercisable, convertible, or exchangeable securities, the exercise, conversion or exchange price thereof. If the 2015 Financing is consummated by means of more than one closing, Spartan shall be entitled to the fees provided herein with respect to each such closing. (See Note 8 sale of common stock).

F-49

Along with the above fees, the Company shall pay (i) $15,000 engagement fees upon execution of the agreement, (ii) 3% of the gross proceeds raised for expenses incurred by Spartan in connection with this Financing, together with cost of background checks on the officers and directors of the Company, (iii) a monthly fee of $10,000 for 4 months for the period commencing October 1, 2015 through January 1, 2016; and contingent upon Spartan successfully raising $2.0 million under the 2015 Financing (iv) a monthly fee of $5,000 for 6 months for the period commencing September 1, 2016 through February 1, 2017; (v) a monthly fee of $7,500 for 6 months for the period commencing March 1, 2017 through August 1, 2017; (vi) a monthly fee of $10,000 for 12 months for the period commencing September 1, 2017 through August 1, 2018; (vii) a monthly fee of $13,700 for 12 months for the period commencing September 1, 2018 through August 1, 2019. The obligation to pay the monthly fee shall survive any termination of this agreement.

As of December 31, 2018 and 2017, Spartan was owed fees of $292,250 and $153,750, respectively.

Litigation

On January 26, 2018, the Company and one of its historical clients executed a Settlement Agreement, pursuant to which the Company is obligated to remediate a track which was improperly installed by one of the Company’s subcontractors. No later the July 15, 2018, the Company is obligated to complete installment of a replacement track which is of the same or comparable specifications as in the original contract. Upon completion of the installation, the client is obligated to release from escrow a retainage amount of $110,000. During construction, the Company’s insurance company is obligated to release from escrow funds to cover the expected construction costs of $370,000; the remediation will be entirely funded with insurance proceeds. This remediation work has been completed.

On July 25, 2018, two note holders filed suit against the Company in the New York State Supreme Court, County of New York. The suit alleges that, as of July 24, 2018, the Company owes the plaintiffs a total amount of $466,177, which is inclusive of principal and interest. The plaintiffs filed a Motion for Summary Judgment in Lieu of Complaint and asked that judgment be entered against the Company.

As of November 8, 2018, the outstanding principal was $351,810 and accrued unpaid interest as $124,524, totaling $476,334. On November 8, 2018, the Note Holder Plaintiffs and the Company executed a Settlement Agreement pursuant to which the Note Holder Plaintiffs agreed to a full release and wavier of their claims, including but not limited to, dismissal with prejudice of the suit in exchange for (a) an initial payment of $250,000, and (b) promissory notes in the total amount of $150,000, payable over twenty-four (24) months, with interest at nine percent (9%) per annum. With respect to this Settlement Agreement, the Company recorded forgiveness of indebtedness income of $76,334. As security for the two promissory notes, the Company will place 850,000 shares of common stock into an escrow account (“Escrow”). In the event the Company does not make timely payments under the promissory notes, upon written notice and after expiration of a cure period, the escrow agent shall release from Escrow shares of common stock with a value equal to the missed installment payment or payments plus accrued interest on that payment or payments. The number of shares so issued shall be determined by dividing the amount of the past due installment payment by the volume-weighted average price of the Company’s common stock for the last five trading days preceding the due date of the installment payment. With respect to the common stock held in Escrow, Note Holder Plaintiffs do not have any shareholder rights, including but not limited to voting, dividend or ownership rights. Upon full performance of the promissory notes, all shares of common stock still remaining in Escrow shall revert back to the Company as treasury shares. Given that the Company is experiencing financial difficulties and the Note Holder Plaintiffs granted a concession by accepting total payments of $400,000 for the remaining balance of the principal and interest due, the Company accounted for such transactions as a troubled debt restructuring and recognized a total gain of $76,336 from the debt settlement. The gain on troubled debt restructuring was $0.00 per share.

On March 27, 2019 the Company entered into a mutual general release and settlement agreement (the “Settlement Agreement”) with the former employee. Pursuant to the Settlement Agreement, the Company agreed to pay the former employee $69,000, payable in three equal installments of $23,000 on March 31, June 28 and September 30, 2019 (the “Settlement Amount”). The Settlement Agreement also contains a general release by the former employee of the Company relating to the Claim, such release however is predicated on the Company making payments pursuant to the Settlement Agreement. As of the March 31, 2019, the outstanding balance on this obligation was $46,000.

On April 5, 2019, Spartan Capital Securities, LLC, an investment banker (“Spartan Capital”), filed a Demand for Arbitration with the American Arbitration Association (New York, New York; case no. 01-19-0001-0700). Spartan Capital alleges the Company owes various service fees and commissions, which the Company disputes both to legitimacy and amount. This arbitration is subject to inherent uncertainties, and an adverse result may arise that could harm our business. No assurance can be given that the Company will be able to resolve this matter or the timing of any such resolution.

F-50

Operating Leases

On January 1, 2018, the Company entered into a new lease agreement for its office space in Illinois. The lease commences on January 1, 2018 and expires on December 31, 2020. For 2018, the lease has minimum monthly payments of $1,367; thereafter, the minimum monthly payment shall increase by the lesser of CPI or 5%.

Rent expense was $15,936 and $20,295 for the years ended December 31, 2018 and 2017, respectively.

Future lease payments for the years ended December 31 are as follows:

2019	$17,224
2020	18,085
Total	$35,310

The table above assumes a 5% increase in minimum monthly payment each year.

NOTE 12 – INCOME TAXES

Per FASB ASC 740-10, disclosure is not required of an uncertain tax position unless it is considered probable that a claim will be asserted and there is a more-likely-than-not possibility that the outcome will be unfavorable. Using this guidance, as of December 31, 2017, the Company has no uncertain tax positions that qualify for either recognition or disclosure in the financial statements. The Company’s 2017, 2016, 2015 and 2014 Federal and State tax returns remain subject to examination by their respective taxing authorities. Neither of the Company’s Federal or State tax returns are currently under examination.

On December 22, 2017, President Trump signed into law the “Tax Cuts and Jobs Act” (TCJA) that significantly reformed the Internal Revenue Code of 1986, as amended. The TCJA reduces the corporate tax rate to 21 percent beginning with years starting January 1, 2018. Because a change in tax law is accounted for in the period of enactment, the deferred tax assets and liabilities have been adjusted to the newly enacted U.S. corporate rate, and the related impact to the tax expense has been recognized in the current year. The reduction of the corporate tax rate did not result in a write-down of the Company’s gross deferred tax assets.

Components of deferred tax assets are as follows:

	December 31,
	2018	2017
Current deferred tax asset:
Stock based compensation	$221,628	$177,785
Accrual to cash method accounting items	274,180	214,745
Less valuation allowance	(495,808)	(392,530)
Net current deferred tax asset	-	-
Non-current deferred tax assets:
Expected income tax benefit from NOL carry-forwards	4,470,452	3,032,075
Less valuation allowance	(4,470,452)	(3,032,075)
Net non-current deferred tax asset	$-	$-

F-51

Income Tax Provision in the Consolidated Statements of Operations

A reconciliation of the federal statutory income tax rate and the effective income tax rate as a percentage of income before income taxes is as follows:

	For the Year Ended
	December 31,
	2018	2017
U.S. statutory federal tax rate	(21.0)%	(34.0)%

State income taxes, net of federal tax benefit	(1.6)%	(2.6)%

Shares issued for services	13.6%	9.4%

Shares issued in a separation agreement	0.0%	0.0%

Tax rate change	0.0%	(0.9)%

Deferred tax true-up	(13.0)%	(8.1)%

Other permanent differences	1.1%	1.9%

Change in valuation allowance	21.5%	34.3%

Effective income tax rate	0.0%	0.0%

F-52

Income Tax Provision in the Consolidated Statements of Operations

A reconciliation of the federal statutory income tax rate and the effective income tax rate as a percentage of income before income taxes is as follows:

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to reverse. The effect on deferred tax assets and liabilities from a change in tax rates is recognized in the Consolidated Statement of Operations in the period that includes the enactment date.

The Company has available at December 31, 2018 unused federal and state net operating loss carry forwards totaling approximately $(20,837,409) that may be applied against future taxable income that expire through 2030. Management believes it is more likely than not that all of the deferred tax asset will not be realized. A valuation allowance has been provided for the entire deferred tax asset. The valuation allowance increased approximately $1,438,377 and decreased approximately $540,295 for the years ended December 31, 2018 and 2017, respectively.

NOTE 13 – SUBSEQUENT EVENTS

On March 1, 2019, in exchange for retiring 400,000 in previously issued common stock options, the Company issued 550,000 common stock options to a consultant for investor relations services. The options vest ratably in one-half year increments and have a $0.10 strike price.

In March and April 2019, the Company sold an aggregate of 4,100,000 shares of Company common stock for $410,000 in cash. These shares were sold in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933, as amended, as there was no general solicitation and the transactions did not involve a public offering.

On March 27, 2019 the Company entered into a mutual general release and settlement agreement (the “Settlement Agreement”) with the former employee. Pursuant to the Settlement Agreement, the Company agreed to pay the former employee $69,000, payable in three equal installments of $23,000 on March 31, June 28 and September 30, 2019 (the “Settlement Amount”). The Settlement Agreement also contains a general release by the former employee of the Company relating to the Claim, such release however is predicated on the Company making payments pursuant to the Settlement Agreement. As of March 31, 2019, the outstanding balance on this obligation was $46,000.

On April 5, 2019, Mr. John Rombold voluntarily resigned from the Company, to pursue other activities.

On April 5, 2019, Spartan Capital Securities, LLC, an investment banker (“Spartan Capital”), filed a Demand for Arbitration with the American Arbitration Association (New York, New York; case no. 01-19-0001-0700). Spartan Capital alleges the Company owes various service fees and commissions, which the Company disputes both to legitimacy and amount. This arbitration is subject to inherent uncertainties, and an adverse result may arise that could harm our business. No assurance can be given that the Company will be able to resolve this matter or the timing of any such resolution.

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PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table is an itemization of all expenses, without consideration to future contingencies, incurred or expected to be incurred by our Corporation in connection with the issuance and distribution of the common shares being offered by this Prospectus. Items marked with an asterisk (*) represent estimated expenses. We have agreed to pay all the costs and expenses of this offering except the GHS has agreed to pay the legal fees associated with the preparation of this registration statement.

Item	Amount
SEC Registration Fee	$170
Legal Fees and Expenses*	$15,000
Accounting Fees and Expenses*	$2,500
Miscellaneous*	$2,500
Total*	$20,170

Item 14. Indemnification of Officers and Directors

Pursuant to Section 78.7502 of the Nevada Revised Statutes, we have the power to indemnify any person made a party to any lawsuit by reason of being a director or officer of the Registrant, or serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Our Bylaws provide that the Registrant shall indemnify its directors and officers to the fullest extent permitted by Nevada law.

With regard to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of the Corporation in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the common shares being registered, we will, unless in the opinion of our counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such case.

Item 15. Recent Sales of Unregistered Securities

We have issued the following securities which were not registered under the Securities Act. Unless otherwise indicated, all of the share issuances described below were made in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act for transactions not involving a public offering:

On August 14, 2018, the Company issued and sold 100,000 shares of common stock, at a per share price of $0.15 in cash, generating total proceeds of $15,000. The shares were issued pursuant to the exemption from registration under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”).

The Company placed 850,000 shares of common stock into escrow as security for the promissory notes it issued pursuant to the Settlement Agreement with the Note Holder Plaintiffs discussed above. In the event the Company does not make timely payments under the promissory notes, upon written notice and after expiration of a cure period, the escrow agent shall release from Escrow shares of common stock with a value equal to the missed installment payment or payments plus accrued interest on that payment or payments. If shares are to be released from the Escrow, the Company intends to rely on the exemption from registration under Section 4(a)(2) of the Securities Act.

The Company placed 970,000 shares of common stock into escrow as security for the promissory notes it issued pursuant to Genlink as discussed above. In the event the Company does not make timely payments under the promissory notes, upon written notice and after expiration of a cure period, the escrow agent shall release from Escrow shares of common stock. If shares are to be released from the escrow, the Company intends to rely on the exemption from registration under Section 4(a)(2) of the Securities Act.

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In March and April 2019, the Company issued and sold 4,100,000 shares of common stock, at a per share price of $0.10 in cash, generating total proceeds of $410,000. The shares were issued pursuant to the exemption from registration under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”).

Issuances of Common Stock in Exchange for Services

During the period January 1, 2018 through December 31, 2018, the Company issued 137,204 shares of its common stock at a fair value of $33,548 to a consultant pursuant to his agreement with the Company and service in such capacity. The shares were valued based upon the volume weight average quoted closing trading price for the five days prior to the date of issuance.

During the period January 1, 2018 through December 31, 2018, the Company issued 40,000 shares of its common stock at a fair value of $15,372 to an employee for services. The shares were valued based upon the quoted closing trading price on the date of issuance.

During the period January 1, 2018 through December 31, 2018, the Company issued 6,000 shares of its common stock at a fair value of $2,057 to an employee for services. The shares were valued based upon the quoted closing trading price on the date of issuance.

Issuances of Stock Options for Services

On January 11, 2018, the Company issued 100,000 common stock options to a consultant for investor relations services at a fair value of $3,571. The options immediately vested and have a $0.35 strike price.

On May 8, 2018, the Company issued 200,000 common stock options to a board member for his services at a fair value of $10,169. The options vest ratably over a two-year period and have a $1 strike price.

On July 11, 2018, the Company issued 100,000 common stock options to a consultant for investor relations services at a fair value of $10,996. The options immediately vested and have a $0.35 strike price.

On March 1, 2019, in exchange for retiring 400,000 in previously issued common stock options, the Company issued 550,000 common stock options to a consultant for investor relations services. The options ratably in one-half year increments and have a $0.10 strike price.

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Item 16. Exhibits and Financial Statement Schedules.

The following exhibits are included as part of this Form S-1.

Exhibit No.	Description
2.1	Acquisition and Plan of Merger Agreement dated June 16, 2014 by and among Anglesea Enterprises, Inc., Anglesea Enterprises Acquisition Corp., and Sports Field Holdings, Inc. (Incorporated by reference to Exhibit 2.1 of the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on June 18, 2014).

2.2	Short Form Merger Agreement dated June 16, 2014 by and between Anglesea Enterprises, Inc. and Sports Field Holdings, Inc. (Incorporated by reference to Exhibit 2.2 of the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on June 18, 2014).

3.1	Certificate of Incorporation (incorporated herein by reference to Exhibit 3.1 to the Company’s Form S-1 filed with the Securities and Exchange Commission on January 24, 2012).

3.2	By-Laws (incorporated herein by reference to Exhibit 3.2 to the Company’s Form S-1 filed with the Securities and Exchange Commission on January 24, 2012).

3.3	Certificate of Incorporation of Sports Field Holdings, Inc. (Incorporated by reference to Exhibit 3.3 of the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on June 18, 2014).

3.4	By-Laws of Sports Field Holdings, Inc. (Incorporated by reference to Exhibit 3.4 of the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on June 18, 2014).

4.1	Form of Convertible Debenture (Incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 12, 2015).

4.2	Form of Private Placement Warrant (Incorporated by reference to Exhibit 4.4 of the Company’s Registration Statement on Form S-1/A filed with the Securities and Exchange Commission on November 4, 2016).

5.1*	Opinion Regarding Legality

10.1	Consulting Agreement, dated August 29, 2014, between the Company and Jeromy Olson (Incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on September 2, 2014).

10.2	Employment Agreement, dated September 18, 2014, between the Company and Jeromy Olson (Incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on September 23, 2014).

10.3	Director Agreement, dated May 8, 2018, between the Company and John Tuntland (Incorporated by reference to Exhibit 10.1 of the Company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 20, 2018).

10.4	Director Agreement, dated August 27, 2015, between the Company and Glenn Appel (Incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on September 3, 2015).

10.5	Form of Subscription Agreement (Incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 12, 2015).

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10.6	Director Agreement, dated January 4, 2014, between the Company and Glenn Tilley (Incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on January 1, 2016).

10.7	Business Loan Agreement by and between the Company and Genlink (Incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on July 22, 2016).

10.8	Promissory Note issued in favor of Genlink (Incorporated by reference to Exhibit 10.2 of the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on July 22, 2016).

10.9	Security Agreement by and between the Company and Genlink (Incorporated by reference to Exhibit 10.3 of the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on July 22, 2016).

10.10	Consulting Agreement by and between the Company and Nexphase Global, dated March 10, 2014 (Incorporated by reference to Exhibit 10.9 of the Company’s Registration Statement on Form S-1/A filed with the Securities and Exchange Commission on November 4, 2016).

10.11	Letter Agreement by and between the Company and Brothers Consulting, dated (incorporated by reference to the exhibit 10.6 of the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on October 4, 2016).

10.12	Letter Agreement by and between the Company and Glenn Tilley, dated October 21, 2016 (incorporated by reference to the exhibit 10.1 of the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on October 27, 2016).

10.13	Consulting Agreement by and between the Company and Nexphase Global, dated March 15, 2016 (Incorporated by reference to Exhibit 10.9 of the Company’s Registration Statement on Form S-1/A filed with the Securities and Exchange Commission on November 4, 2016).

10.14	Form of Ambassador Program Representative Agreement (Incorporated by reference to Exhibit 10.14 of the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on April 2, 2018).

10.15	Sports Field Holdings, Inc., 2016 Incentive Stock Option Plan (incorporated by reference to the exhibit 10.1 of the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on October 12, 2016).

10.16	Form of Restricted Stock Agreement (incorporated by reference to the exhibit 10.2 of the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on October 12, 2016).

10.17	Form of Nonqualified Stock Option Agreement (Non-Employee) (incorporated by reference to the exhibit 10.3 of the company’s current report on form 8-K filed with the Securities and Exchange Commission on October 12, 2016).

10.18	Form of Nonqualified Stock Option Agreement (Employee) (incorporated by reference to the exhibit 10.4 of the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on October 12, 2016).

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10.19	Form of Incentive Stock Option Agreement (incorporated by reference to the exhibit 10.5 of the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on October 12, 2016).

10.20	NM Letter Agreement Extending the Maturity Date of the Brothers Note (incorporated by reference to the exhibit 10.6 of the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on October 12, 2016).

10.21	Director Agreement, dated May 15, 2017, between the Company and Tom Minichiello (Incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 17, 2017).

10.22	Settlement Agreement, dated January 26, 2018, between the Company and Montreat College. (Incorporated by reference to Exhibit 10.22 of the Company’s Annual Report on Form 10-K/A filed with the Securities and Exchange Commission on April 20, 2018).

10.23	First Modification of Business Loan Agreement, dated December 11, 2017, between the Company Genlink Capital, LLC (Incorporated by reference to Exhibit 10.22 of the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on April 2, 2018).

10.24	First Modification of Promissory Note, dated December 11, 2017, between the Company and Genlink Capital, LLC (Incorporated by reference to Exhibit 10.23 of the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on April 2, 2018).

10.25	Promissory Note, dated May 1, 2019, and issued May 7, 2019, to GHS Investments, LLC (Incorporated by reference to Exhibit 10.25 of the Company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on May 20, 2019).

10.26	Equity Financing Agreement, dated May 1, 2019, between the Company and GHS Investments, LLC (Incorporated by reference to Exhibit 10.26 of the Company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on May 20, 2019).

21.1	List of Subsidiaries (Incorporated by reference to exhibit 21.1 to the Company’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission on August 30, 2016).

23.1*	Consent of Rosenberg Rich Baker Berman & Company

23.2	Consent of Brunson Chandler & Jones, PLLC (included in Exhibit 5.1)

*	Filed herewith

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Item 17. Undertakings

The undersigned registrant hereby undertakes

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any Prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.	To reflect in the Prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of Prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

2.	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.	Any Preliminary Prospectus or Prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.	Any free writing Prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.	The portion of any other free writing Prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

5.	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser: Each Prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than Prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or Prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or Prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or Prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of the corporation in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such case.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized on July 18, 2019.

Sports Field Holdings, Inc.

/s/ Jeromy Olson
By:	Jeromy Olson
Title:	CEO & Director

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:

Name	Title	Date

/s/ Jeromy Olson	CEO, Director	July 18, 2019

/s/ John Tuntland	Director	July 18, 2019

/s/ Tom Minichiello	Director	July 18, 2019

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